UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 11-K

FOR ANNUAL REPORTS OF EMPLOYEE STOCK PURCHASE, SAVINGS

AND SIMILAR PLANS PURSUANT TO SECTION 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Mark One)

☒ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2020

OR

☐TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from __________________ to __________________

Commission file number 1-11758

A.       Full title of the plan and the address of the plan, if different from that of the issuer named below:

Morgan Stanley 401(k) Plan

c/o Morgan Stanley Benefits Department

1585 Broadway

New York, NY 10036

B.       Name of the issuer of the securities held pursuant to the plan and the address of its principal executive office:

MORGAN STANLEY

1585 Broadway

New York, NY 10036

SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the Trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Morgan Stanley 401(k) Plan
(Name of Plan)

Date:	June 21, 2021	By:	/s/ Adam Kudelka
(Signature)
			Name:	Adam Kudelka
			Title:	Morgan Stanley Head of Rewards

Morgan Stanley
401(k) Plan

Employer ID Number: 20-8764829

Plan Number: 003

Financial Statements at December 31, 2020 and
2019, and for the Year Ended December 31, 2020,
Supplemental Schedule at December 31, 2020, and
Report of Independent Registered Public Accounting Firm

MORGAN STANLEY 401(k) PLAN

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1
FINANCIAL STATEMENTS:
Statements of Net Assets Available for Benefits at December 31, 2020 and 2019	2
Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2020	3
Notes to Financial Statements at December 31, 2020 and 2019, and for the Year Ended December 31, 2020	4–17

SUPPLEMENTAL SCHEDULE:
Form 5500, Schedule H, Line 4i — Schedule of Assets (Held at End of Year)
at December 31, 2020	18–74

NOTE:	All other schedules required by section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, as amended, have been omitted because they are not applicable

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Participants and Administrator of the

Morgan Stanley 401(k) Plan

New York, New York

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of Morgan Stanley 401(k) Plan (the "Plan") as of December 31, 2020 and 2019, the related statement of changes in net assets available for benefits for the year ended December 31, 2020, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2020 and 2019, and the changes in net assets available for benefits for the year ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on the Plan's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Information

The supplemental Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2020 has been subjected to audit procedures performed in conjunction with the audit of the Morgan Stanley 401(k) Plan’s financial statements. The supplemental schedule is the responsibility of the Plan’s management. Our audit procedures included determining whether the information presented in the supplemental schedule reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the supplemental schedule, we evaluated whether the supplemental schedule, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental schedule is fairly stated in all material respects in relation to the financial statements as a whole.

/s/ Crowe LLP

Crowe LLP

We have served as the Plan's auditor since 2014.

New York, New York

June 18, 2021

MORGAN STANLEY 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AT DECEMBER 31, 2020 AND 2019

	2020	2019
ASSETS:
Participant-directed investments at fair value	$15,328,203,825	$12,197,615,656

Receivables:
Employer contributions	286,107,963	278,065,434
Notes receivable from participants	118,114,863	102,723,614
Receivables for securities sold and other	263,108,057	133,221,861
Receivable from Solium Plan Custodian	—	12,245,057
Total Receivables	667,330,883	526,255,966

Total Assets	15,995,534,708	12,723,871,622

LIABILITIES:
Participant-directed investments at fair value	30,038,010	16,707,206
Payables for securities purchased and other	432,737,634	211,827,128

Total Liabilities	462,775,644	228,534,334

NET ASSETS AVAILABLE FOR BENEFITS	$15,532,759,064	$12,495,337,288

See notes to the financial statements.

MORGAN STANLEY 401(k) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2020

ADDITIONS:
Net investment income:
Net appreciation in fair value of investments	$2,903,679,186
Dividends and interest	111,509,663
Net investment income	3,015,188,849

Employer contributions	286,107,963
Participant contributions	523,443,659
Rollover contributions	69,220,960
Total contributions	878,772,582

Interest income on notes receivable from participants	5,248,854

Total additions	3,899,210,285

DEDUCTIONS:
Benefits paid to participants	847,063,689
Administrative fees	14,724,820

Total deductions	861,788,509

Net increase in net assets available for benefits	3,037,421,776

NET ASSETS AVAILABLE FOR BENEFITS
Beginning of year	12,495,337,288

End of year	$15,532,759,064

See notes to the financial statements.

Morgan Stanley 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

AT DECEMBER 31, 2020 AND 2019, AND FOR THE YEAR ENDED DECEMBER 31, 2020

1.	DESCRIPTION OF THE PLAN

The following summary of the Morgan Stanley 401(k) Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan document for more complete information. Terms used in this description have the same meaning as in the Plan document.

General — The Plan is a profit-sharing plan that includes a “qualified cash or deferred arrangement” as described in Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), and is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan’s interest in the Morgan Stanley Stock Fund is designated as an employee stock ownership plan within the meaning of Code section 4975(e)(7) to the extent provided in the Plan.

Morgan Stanley Domestic Holdings, Inc. (the “Plan Sponsor”) is a corporation wholly owned by Morgan Stanley Capital Management, LLC, a limited liability company whose sole member is Morgan Stanley (the “Company”). The Plan Sponsor has delegated certain functions to Morgan Stanley Services Group Inc. (“MSSG”), a corporation wholly owned by the Plan Sponsor. The Company’s Chief Human Resources Officer or his or her delegate (the “Plan Administrator”) has the authority to control and manage the operation and administration of the Plan, make rules and regulations and take actions to administer the Plan. The Plan Administrator has delegated certain operational and administrative responsibilities to certain employees in the Company’s Human Resources department.

The Company acquired Solium Capital Inc. in the second quarter of 2019. In connection with the acquisition, the Solium Capital, LLC, 401(k) Retirement Plan (the “Solium Plan”) was merged into the Plan, and participants of the Solium Plan became members of the Plan effective at the close of business December 31, 2019. The final valuation for the Solium Plan was performed at market close on December 31, 2019 and the Solium Plan assets, including notes receivable from participants, were merged into the Plan’s assets.

On October 2, 2020, the Company acquired E*TRADE Financial Corporation. In connection with the acquisition, the Company assumed sponsorship of the E*TRADE 401(k) Plan. Employees of E*TRADE Financial Corporation and its participating affiliates (the “E*TRADE Employees”) are eligible to participate in the E*TRADE 401(k) Plan only and are not eligible to participate in the Plan (see Note 7).

The coronavirus disease (“COVID-19”) pandemic and related voluntary and government-imposed social and business restrictions have impacted global economic conditions and the environment in which the Plan operates. The future impact on plan assets of economic and market conditions related to COVID-19 is uncertain and depends on the scope and duration of the pandemic and any recovery period, the development, distribution, and acceptance of effective vaccines, and future actions taken by governmental authorities, central banks and other third parties in response to the pandemic, among other factors.

All of the Plan’s investments are held in a trust account (“trust account”) at The Northern Trust Company, N.A. (the “Trustee”).

Eligibility — U.S. benefits-eligible employees, generally defined as full-time and part-time (regularly scheduled to work at least 50% of the Company’s standard work week) employees of participating companies are eligible to participate in the Plan upon hire.

Part-time employees who are regularly scheduled to work less than 50% of the Company’s standard work week may elect to commence participation in the Plan on the later of (A) the date their employment commences or (B) January 1, 2018, without regard to age.

Individuals who are (a) classified by a participating company as non-U.S. benefits-eligible workers, interns, summer associates, contingent workers, leased workers, independent contractors or consultants, regardless of whether or not such classification is subsequently upheld for any purpose by a court or federal, state or local administrative authority; (b) covered by a collective bargaining agreement with respect to which a participating company is a party, unless such agreement provides for participation in the Plan; (c) first hired or transferred to a participating company while in an hourly status on or after July 1, 2004; or (d) Puerto Rico residents, are not eligible to participate in the Plan.

Effective January 1, 2020, hourly employees are eligible to participate in the Plan. Eligible participants who terminate employment and are later rehired by a participating company may participate in the Plan immediately upon rehire.

Employee Contributions — Eligible participants may elect to contribute before-tax or Roth after-tax contributions of 1% to 30% of eligible pay subject to Code limits ($19,500 for 2020). Those participants who have attained at least age 50 by the end of 2020 may elect an additional before-tax or Roth after-tax “Catch-Up Contribution” of 1% to 30% of eligible pay, subject to Code limits ($6,500 for 2020).

Certain eligible participants may also elect to contribute non-Roth after-tax contributions of 1% to 30% of eligible earnings. Participants eligible to make non-Roth after-tax contributions include eligible employees considered to be non-highly compensated employees (for 2020, employees who earned less than $260,546.32 during 2019). Participants may also contribute amounts representing eligible rollover distributions from other qualified retirement plans, excluding other qualified plans sponsored by the Company and its affiliates. All contributions are subject to certain Code limitations.

Company Contributions — In addition to the eligibility requirements for each type of Company Contribution described below, to be eligible for Company Contributions for any given Plan Year, a participant must be actively at work or on an authorized leave of absence on December 31 or, during the year, have terminated employment because of Retirement, Release, Total and Permanent Disability (each as defined by the Plan) or died. Company Contributions are generally credited to participant accounts during the first quarter of the year following the calendar year for which the contribution amounts are determined.

Company Match: The Plan-provided Company Match for 2020 was one dollar for each dollar of before-tax or Roth after-tax contributions that eligible participants contributed to the Plan, up to a maximum of 4% of eligible pay, up to the Code limit of $285,000. The maximum Company Match for 2020 was limited to $11,400. The Company Match is made at the discretion of the Plan Sponsor.

The 2020 Company Match contributions were invested according to each participant’s investment elections on file or in a default fund or funds, as selected by the Plan Administrator. The 2020 Company Match was $250,708,022, of which $5,664,966 was covered by forfeitures held by the trust account. The contribution was recorded as Employer contributions receivable at December 31, 2020 and paid in cash by the Company to the Plan in January 2021. The 2019 Company Match was $242,379,063, of which $6,130,696 was covered by forfeitures held by the trust account. The contribution was recorded as Employer contributions receivable at December 31, 2019 and paid in cash by the Company to the Plan in January 2020.

Fixed Contribution: Eligible employees with annualized base pay and eligible annual pay of $100,000 or less and who are not employed as Financial Advisors, Producing Assistant Branch Managers, Producing Branch Managers, or Producing Sales Managers (or equivalent title), Advisory Directors or Senior Advisors (or equivalent title) at December 31 and who are not Saxon employees of Morgan Stanley’s U.S. Residential Mortgage Business receive a Fixed Contribution of 2% of eligible pay regardless of whether they contribute to the Plan or receive a Company Match. The 2020 Fixed Contribution of $16,730,595 was recorded as Employer contributions receivable at December 31, 2020 and paid in cash by the Company in January 2021. The 2019 Fixed Contribution of $16,404,151 was recorded as Employer contributions receivable at December 31, 2019 and paid in cash by the Company in January 2020.

Citi Pension Transition Contributions: To be eligible for Citi Pension Transition Contributions, employees who transferred from Citigroup to the Company or its affiliates in connection with the formation of the Company’s Wealth Management business segment must have been notified by Citigroup that their prior plan benefit opportunity qualified them for transition contributions under the Citigroup 401(k) Plan and they must have been at least age 45 with five or more years of service, including prior Citigroup service, at December 31, 2010. Citi Pension Transition Contributions may be available for up to 10 Plan Years, beginning with the 2011 Plan year.

The Citi Pension Transition Contributions are based on the one-time calculation Citigroup performed to determine the percentage of annual eligible pay for the annual transition contributions under the Citigroup 401(k) Plan. The 2020 Citi Pension Transition Contribution of $1,933,140 was recorded as Employer contributions receivable at December 31, 2020 and paid in cash by the Company in January 2021. The 2019 Citi Pension Transition Contribution of $2,024,063 was recorded as Employer contributions receivable at December 31, 2019 and paid in cash by the Company in January 2020.

Morgan Stanley Transition Contribution: Eligible employees are those who earned a Morgan Stanley pension benefit or received a 401(k) Plan Retirement Contribution during 2010 and at December 31, 2010 were employed by a participating company and at least age 45 with five or more years of service. Eligible employees receive a Morgan Stanley Transition Contribution regardless of whether or not they contribute to the Plan. Morgan Stanley Transition Contributions may be available under the Plan for up to 10 Plan Years, beginning with the 2011 Plan Year.

The 2020 Morgan Stanley Transition Contribution of $22,401,172 was recorded as Employer contributions receivable at December 31, 2020 and paid in cash by the Company in January 2021. The 2019 Morgan Stanley Transition Contribution of $23,388,853 was recorded as Employer contributions receivable at December 31, 2019 and paid in cash by the Company in January 2020.

Participant Accounts — Individual accounts are maintained for each Plan participant. Each participant’s account is credited with the participant’s contributions, allocations of Company Contributions and Plan earnings, and charged with an allocation of Plan losses and administrative expenses not otherwise paid by the Plan Sponsor, and reduced by the amount of any benefit payments to such participant. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Investments — Participants direct the investment of their contributions into various investment options offered by the Plan, which are subject to change from time to time. At December 31, 2020, the Plan offered four mutual funds, 21 commingled or collective trust funds, one employer stock fund, and 14 separately managed accounts.

The Plan is intended to meet the requirements of Section 404(c) of ERISA, with the result that participants, and no other fiduciaries, are responsible for the investment of their Plan accounts.

Employer Stock Provisions — The Morgan Stanley Stock Fund is invested primarily in “employer securities” (as defined in the Code), is designated an employee stock ownership plan to the extent provided in the Plan, and is subject to additional plan provisions, including the ability of eligible participants to elect to receive current cash dividend distributions relating to the Morgan Stanley Stock Fund.

Voting and Tender Rights — Each participant may direct a vote on shares of Company common stock in the Morgan Stanley Stock Fund that are allocated to his or her Plan account. Each participant is to be notified prior to the time that voting rights are to be exercised. Unvoted shares, including shares held in the Plan’s forfeiture account, are to be voted in the same proportion as the total actual votes cast by participants with respect to shares held in the Morgan Stanley Stock Fund for or against the matter under consideration. Similar rules apply to tender or other similar rights appurtenant to Company common stock held in the Morgan Stanley Stock Fund, except that shares for which no tender direction is given by the participant will not be tendered. If there is a tender for less than all shares or if there are more tender directions than can be satisfied, participant shares are to be tendered on a pro rata basis.

Vesting — Participants are vested immediately in their Employee Contributions plus earnings thereon. Generally, participants are vested in any Company Contributions upon the earlier of: (i) completion of three years of service, or (ii) termination of employment due to death, retirement, Release or Total and Permanent Disability, each as defined by the Plan. There is no partial vesting. A participant is always fully vested in dividends paid with respect to the Morgan Stanley Stock Fund.

Other — Certain reservists and persons who provide military service are entitled to additional rights under the Plan. Additional rules apply in the event that the Plan becomes top-heavy as described in the Code. In 2020, certain participants were entitled to additional rights relating to distributions under the Plan in accordance with the Coronavirus Aid, Relief and Economic Security (CARES) Act.

Forfeitures — Forfeitures are used to reduce the year-end Company Contributions and pay certain Plan expenses.

Notes Receivable from Participants — Generally, a participant may borrow up to the lesser of $50,000 or 50% of his/her vested Plan account. Beginning March 7 and ending December 31, 2020, certain eligible employees were permitted to borrow up to $100,000 from the Plan in accordance with the CARES Act. Loans are secured by the balance in the participant’s account and bear interest at a rate determined by the Plan Administrator. Fixed, Retirement and Transition Contributions, each as defined by the Plan, are not eligible for loans. Each loan processed incurs a $75 administrative fee. Generally, principal and interest are paid ratably through payroll deductions back to the individual participant’s account; participants may fully or partially pre-pay their loans without penalty. Loans become due on termination of employment, except (1) prior to August 1, 2020, in the case of Release, in which case a participant may continue repayments for up to 12 months, or the due date for the loan, whichever is earlier and (2) for loans that are outstanding on or after August 1, 2020, the principal and interest due thereon shall be repaid over the remaining term of the loan with respect to a terminated participant. Loan repayments due between March 27, 2020 and December 31, 2020 were permitted to be suspended for up to one year in accordance with the CARES Act. Effective June 26, 2020, a participant may have two outstanding loans at a time.

Domestic Relations Orders — Generally, participants who submit a domestic relations order for qualification incur a $750 qualification fee which is paid from the participant’s and alternate payee’s accounts.

Payment of Benefits — Participants may elect to receive all or a portion of their vested account balance following termination of employment.

Participants may withdraw any vested amount allocated to their accounts while in service after attaining age 59-1/2. In the event of a hardship (as defined in the Plan), participants regardless of age may withdraw their vested Employee and Company Contributions to the extent permitted by the Plan. Voluntary Employee Contributions made before 1984 and after-tax Employee Contributions made after 1983 also may be withdrawn in service without regard to the participant’s age, subject to Plan terms. Payments are made in cash and/or in-kind in shares of Morgan Stanley stock at the direction of the participant. Non-hardship withdrawals are limited to eight per year. Between May 15, 2020 and December 31, 2020, certain eligible participants were permitted to withdraw up to $100,000 from their Plan account in accordance with the CARES Act.

A participant may elect to receive his or her vested interest in the Morgan Stanley Stock Fund in-kind. Shares are recorded electronically in book entry form on the records of the Company’s transfer agent, Broadridge Financial Solutions, Inc.

Plan Termination — Although it has not expressed any intent to do so, the Plan Sponsor (or its delegate, MSSG) has the right under the Plan to terminate the Plan subject to the provisions of ERISA. In such event, participants become fully vested in any Company Contributions to the extent required by the Code.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting — The Plan’s financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates — The preparation of financial statements requires Plan management to make estimates and assumptions regarding the valuation of certain financial instruments that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from the estimates and assumptions used.

Administrative Expenses — Administrative expenses of the Plan are paid by the Plan, unless paid by the Plan Sponsor, as provided in the Plan document. The Plan Sponsor is under no obligation to pay the Plan’s administrative expenses.

Payment of Benefits — Benefit payments to participants are recorded upon distribution. Amounts allocated to participants who elected to withdraw from the Plan during the year ended December 31, 2020 generally were paid prior to the year end. Amounts requested in the plan year but paid subsequent to the plan year were not significant.

Risks and Uncertainties — The Plan utilizes various investment options, including derivative instruments. Investments, in general, are exposed to various risks, such as interest rate, market liquidity and credit risks, as well as overall market volatility. Due to the level of risk associated with certain investments and the sensitivity of certain fair value estimates to changes in valuation assumptions, it is reasonably possible that changes in value of investments will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the financial statements.

Investment Valuation and Income Recognition — Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on an accrual basis. The cost of Plan investments is based on the average cost method for individual securities. Dividends are recorded on the ex-dividend date. Realized and unrealized gains and losses on investments are reflected in Net investment income —Net appreciation in fair value of investments. Management fees and operating expenses charged to each of the investment options under the Plan are deducted from income earned and are not separately reflected in the Statement of changes in net assets available for benefits. Consequently, management fees and operating expenses are reflected as a reduction of investment return for such investments.

The Plan’s investments and derivative instruments are measured at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date (see Note 6).

In determining fair value, the Plan uses various valuation approaches and establishes a hierarchy for inputs used in measuring fair value that requires the most observable inputs be used when available.

Observable inputs are inputs that market participants would use in pricing the asset or liability that were developed based on market data obtained from sources independent of the Plan. Unobservable inputs are inputs that reflect assumptions the Plan believes other market participants would use in pricing the asset or liability that are developed based on the best information available in the circumstances. The fair value hierarchy is broken down into three levels based on the observability of inputs as follows, with Level 1 being the highest and Level 3 being the lowest level:

Level 1. Valuations based on quoted prices in active markets that the Plan has the ability to access for identical assets or liabilities. Valuation adjustments, block discounts and discounts for entity-specific restrictions that would not transfer to market participants are not applied to Level 1 instruments. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

Level 2. Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3. Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The availability of observable inputs can vary from product to product and is affected by a wide variety of factors, including the type of product, whether the product is new and not yet established in the marketplace, the liquidity of markets and other characteristics particular to the product. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Plan in determining fair value is greatest for instruments categorized in Level 3 of the fair value hierarchy.

The Plan considers prices and inputs that are current as of the measurement date, including during periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition could cause an instrument to be reclassified from Level 1 to Level 2 or from Level 2 to Level 3 of the fair value hierarchy.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the total fair value amount is disclosed in the level appropriate for the lowest level input that is significant to the total fair value of the asset or liability.

Notes Receivable from Participants — Notes receivable from participants are measured at their unpaid principal balance. Interest is repaid monthly and any delinquent interest payments at December 31, 2020 and 2019 were not significant. Based on the terms of the Plan document, delinquent participant loans are recorded as distributions when a distributable event occurs.

3.	DERIVATIVE INSTRUMENTS AND REPURCHASE AGREEMENTS

Derivative instruments are permitted in the Plan’s separately managed account (“Separate Account”) portfolios only to the extent that they comply with all of the Plan’s policy guidelines, and are consistent with the Plan’s risk and return objectives. In addition, derivative instruments may be used only if they are deemed to be more attractive than a similar direct investment in the underlying cash market, or if the investment vehicle is being used to manage the risk of the portfolio. Any use of derivative instruments may not result in exposure of the Plan to investment sectors that are otherwise prohibited under the investment guidelines.

The investment guidelines established with each Separate Account manager for the Plan set forth the guidelines for the commitments that an investment manager may make with respect to derivative instruments. Within the scope of the investment guidelines, the Plan may be invested in futures, options, swaps and forwards.

Market risk arises from adverse changes in the fair value of these contracts.

Futures, Options and Warrant — The trust account held certain fixed income future and option contracts in Separate Accounts at December 31, 2020 and 2019 within the PIMCO Core Fixed Income Fund, PIMCO Real Return Portfolio Fund, and PIMCO Low Duration Fund. The trust account held certain equity index future contracts in a Separate Account at December 31, 2020 and 2019 within AQR International Equity Fund. Both written and purchased options were held as underlying investments. When the investment manager purchases or writes an option, an amount equal to the premium paid or received by the Plan is recorded as an asset or liability and is subsequently adjusted to the current market value of the option written or purchased. The trust account held an equity warrant in a Separate Account at December 31, 2019 within the Artisan International Growth Fund. The fair value of these investments at December 31, 2020 and 2019 was not significant and the changes in fair value are accounted for as part of Net appreciation in fair value of investments in the Statement of changes in net assets available for benefits.

Swaps — Under the investment managers’ standard International Swap and Derivatives Association agreements, counterparty risk is limited by provisions which allow for the mutual exchange of collateral should a swap’s market value exceed $250,000. Further, the investment managers are instructed to restrict trading to only those counterparties with the largest capitalization and highest credit ratings in the industry. Investment manager policy is to execute swaps only with counterparties whose credit rating is A-/A3 or better, unless otherwise approved by the Plan. At December 31, 2020 and 2019, the investment assets held by the Plan included positions in interest rate swaps, credit default swaps, equity swaps, total return swaps, and inflation swaps. These assets were held in Separate Accounts at December 31, 2020 and 2019 within the PIMCO Core Fixed Income Fund, PIMCO Real Return Portfolio Fund, PIMCO Low Duration Fund and AQR International Equity Fund. The fair value of these investments at December 31, 2020 and 2019 was not significant and the changes in fair value are accounted for as part of Net appreciation in fair value of investments in the Statement of changes in net assets available for benefits.

Forwards — The Plan may enter into forward foreign currency contracts in order to hedge certain foreign currency denominated investments. Forward foreign currency commitments are generally entered into with counterparties of high credit quality; therefore, the risk of nonperformance by the counterparties is considered negligible. Additionally, the Plan’s investment guidelines require that the forward foreign currency contracts be restricted in their application and used for economic hedging purposes. The Plan held positions in forward foreign currency contracts in Separate Accounts at December 31, 2020 in the PIMCO Real Return Portfolio Fund, Artisan International Growth Fund, PIMCO Low Duration Fund, Principal Global Real Estate Securities Fund, and AQR International Equity Fund and at December 31, 2019 in the PIMCO Real Return Portfolio Fund, Artisan International Growth Fund, PIMCO Low Duration Fund, and AQR International Equity Fund. The Plan also held positions in forward equity contracts in Separate Accounts at December 31, 2020 and 2019 in the AQR International Equity Fund. The fair value of these investments at December 31, 2020 and 2019 was not significant and the changes in fair value are accounted for as part of Net appreciation in fair value of investments in the Statement of changes in net assets available for benefits.

Securities sold under agreements to repurchase (“repurchase agreements”) — The investment managers, BlackRock and PIMCO, entered into several repurchase agreements. The changes in fair value are accounted for as part of Net appreciation in fair value of investments in the Statement of changes in net assets available for benefits.

4.	EXEMPT PARTY-IN-INTEREST TRANSACTIONS

Parties-in-interest include Plan fiduciaries, employees, participant employers and service providers, certain owners and certain relatives of such individuals, as defined by ERISA.

There were 40 and 39 investment options, respectively, available in the Plan at December 31, 2020 and 2019, of which one and two, respectively, were managed by Morgan Stanley Investment Management (“MSIM”), and one was an employer stock fund (Morgan Stanley Stock Fund). All party-in-interest investments are in the Morgan Stanley Stock Fund, the funds managed by MSIM, an affiliate of the Plan Sponsor, and funds issued by Northern Trust, Principal, PIMCO, Blackrock, AQR Capital Management, T. Rowe Price, William Blair, Rice Hall James, Artisan Partners, Fidelity Institutional Asset Management, Shenkman, Thompson, Siegel & Walmsley, Wellington Trust Company, N.A., State Street Global Advisors, and Westfield Capital Management Company.

Investments in and gain or losses related to common stock and funds issued by Morgan Stanley or its affiliates, including Mitsubishi UFJ Financial Group and MSIM, and notes receivables from participants are as follows:

Investments and receivables held by the Plan
	At December 31, 2020	At December 31, 2019	Year Ended December 31, 2020
Morgan Stanley common stock
Number of shares held	31,072,026	33,678,328	n/a
Fair value of shares held	$ 2,129,365,942	$ 1,721,636,127	n/a
Net realized gain	n/a	n/a	$ 99,405,916
Dividend income	n/a	n/a	$ 46,446,166

Mitsubishi UFJ Financial Group common stock
Number of shares held	-	97,500	n/a
Fair value of shares held	$ -	$ 532,202	n/a

Investments in a Registered Investment Company issued by MSIM
Fair value of shares held	$ 2,515,284,009	$ 1,130,761,764	n/a
Net realized gain	n/a	n/a	$ 277,959,751

Investments in a Collective Trust Fund issued by MSIM
Fair value of shares held	$ -	$158,600,627	n/a
Net realized losses	n/a	n/a	$ (27,181,945)

Notes receivable from participants
Participant loans	$ 118,114,863	$102,723,614	n/a
Interest income	n/a	n/a	$5,248,854

Eligible participants of the Morgan Stanley Stock Fund may elect to receive current cash payment of dividends paid on the Morgan Stanley Stock Fund within the Plan, to the extent provided in the Plan.

Certain officers and employees of the Plan Sponsor (who may also be participants in the Plan) perform administrative services related to the operation, record keeping and financial reporting of the Plan. The Plan Sponsor pays these salaries and other administrative expenses on behalf of the Plan. Certain fees, including fees for the investment management services, to the extent not paid by the Plan Sponsor, are paid by the Plan. All direct and indirect fees paid by the Plan are considered party-in-interest transactions.

5.	FEDERAL INCOME TAX STATUS

The Internal Revenue Service determined and informed the Plan Sponsor by a letter dated May 22, 2018, that the Plan and its related trust account continue to be designed in accordance with the applicable provisions of the Code. The Plan has been amended since receiving this letter, however, the Plan Sponsor and the Plan Administrator believe the Plan is currently designed and operated in compliance with the applicable requirements of the Code.

The Plan Sponsor has analyzed the tax positions taken by the Plan, and has concluded that at December 31, 2020 and 2019, there are no uncertain tax positions taken by the Plan that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits of the Plan for any tax periods in progress. The Plan Sponsor believes the Plan is no longer subject to income tax examinations for years prior to 2017.

6.	FAIR VALUE MEASUREMENTS

The following descriptions of the valuation methods and assumptions used by the Plan to determine the fair values of investments apply to investments held directly by the Plan.

Registered Investment Companies – Mutual funds are registered with the Securities and Exchange Commission and are intended to meet the requirements of the Investment Company Act of 1940 with respect to income distribution, fee structure, and diversification of assets. Mutual funds are generally marked to quoted prices or net asset value (“NAV”) and are categorized in Level 1 of the fair value hierarchy if based upon prices which are observable in an active market. The PIMCO International Bond (Unhedged) fund requires the Trustee to calculate the fair value since the fund has a daily interest rate factor that pays a monthly dividend and therefore the fund is categorized as Level 2 of the fair value hierarchy. The Plan generally prohibits the sale of these investment options within 30 days of a purchase into that investment option.

Separate Accounts – The Plan holds investments in the Morgan Stanley Stock Fund (the “Fund”) holding Morgan Stanley common stock and containing a short-term investment fund to facilitate participant transactions into and out of the Fund. There are no unfunded commitments and no restricted redemption notice periods. The Company has specific rules that govern employee transactions in Morgan Stanley stock. Employees may transact in Morgan Stanley stock (including the Fund) only during a window period. Shorter window periods and prior approval requirements apply to those employees deemed Access Persons (as defined in the Company’s employee trading policy) by the Company. Access Persons who are members of the Company’s Management or Operating Committees are prohibited from selling the Fund within six months of a purchase.

The remaining Separate Accounts are professionally managed portfolios held by the Plan. The participants share in the appreciation and depreciation in proportion to their contribution to the Separate Account. Separate Accounts are administered and supervised by investment managers who decide how to invest funds contributed by investors, subject to written investment guidelines. At December 31, 2020 and 2019, the Plan’s Separate Accounts consisted of the T. Rowe Price U.S. Large-Cap Value Fund, the PIMCO Core Fixed Income Fund, the PIMCO Real Return Portfolio Fund, the PIMCO Low Duration Fund, the Shenkman Capital High Yield Bond Fund, the Fidelity Institutional Asset Management Select International Small Cap Fund, the Artisan International Growth Fund, the BlackRock Government Short Term Investment Fund, the Thompson, Siegel & Walmsley Mid Cap Value Fund, the William Blair Small Cap Value Fund, the Rice Hall James Small Cap Opportunities Fund, the AQR International Equity Fund, the AQR Emerging Markets Equity Fund and the Westfield Mid Cap Growth Equity Fund. At December 31, 2020, the Plan’s Separate Accounts also consisted of the Principal Global Real Estate Securities Fund. The Trustee is responsible for determining the Separate Accounts’ fair value. Terms of the agreements with the investment managers (“Investment Management Agreements”) for the Separate Accounts permit the termination of the Investment Management Agreements and the distribution of the Separate Accounts’ securities at fair value. There were no unfunded commitments and no restricted redemption notice periods. The Plan generally prohibits the sale of these investment options within 30 days of a purchase into that investment option.

A description of the valuation methods and assumptions applied to the major categories of the Fund and the Separate Accounts are as follows:

Corporate equities

Corporate equities, including Morgan Stanley common stock, are exchange-traded equity securities that are generally valued based on quoted prices from the exchange. To the extent these securities are actively traded, valuation adjustments are not applied. Corporate equities are categorized in Level 1 of the fair value hierarchy. Stapled securities, consisting of two or more corporate equity securities that are contractually bound to form a single salable unit that cannot be bought or sold separately, are categorized in Level 2 of the fair value hierarchy.

Cash and cash equivalents

Cash and cash equivalents are valued at cost, which approximates fair value and are categorized in Level 1 of the fair value hierarchy.

Government and agency securities

Government and agency securities are valued using factors which include but are not limited to market quotations, yields, maturities, and the bond’s terms and conditions. U.S. Treasury securities, valued using quoted market prices, are categorized in Level 1 of the fair value hierarchy. Callable agency-issued debt securities are valued by benchmarking model-derived prices to quoted market prices and trade data for comparable instruments. The fair value of agency mortgage pass-through pool securities is model-driven based on spreads of a comparable to be announced security. For index linked securities, the market price is adjusted daily by the appropriate index factor. The fair value of state and municipal securities is determined using recently executed transactions, market price quotations or pricing models that factor in, where applicable, interest rates, bond or CDS spreads and volatility. Callable agency-issued debt securities, agency mortgage pass-through pool securities, index linked securities, and state and municipal government securities are generally categorized in Level 2 of the fair value hierarchy.

Corporate debt instruments

Corporate debt instruments are composed of corporate bonds, corporate loans and asset-backed securities. Corporate bonds and corporate loans are valued using factors which include but are not limited to recently executed transactions, observable market price quotations and spreads. Asset-backed securities may be valued based on price or spread data obtained from observed transactions or independent external parties such as vendors or brokers. When position-specific external price data are not observable, the fair value determination may require benchmarking to similar securities. For index linked securities, the market price is adjusted daily by the appropriate index factor. Corporate debt instruments are categorized in Level 2 of the fair value hierarchy.

Derivative instruments

Depending on the product and terms of the transaction, the fair value of over-the-counter (“OTC”) derivative products can be either observed or modeled using a series of techniques and model inputs from comparable benchmarks, including closed-form analytic formulas, such as the Black-Scholes option-pricing model, and simulation models or a combination thereof. Many pricing models do not entail material subjectivity as the methodologies employed do not necessitate significant judgment, since model inputs may be observed from actively quoted markets, as is the case for generic interest rate swaps and certain option contracts. Interest rate swaps are valued using observable inputs. Listed derivatives that are not actively traded are valued using the same approaches as those applied to OTC derivatives. Derivative instruments are categorized in Level 2 of the fair value hierarchy.

Repurchase agreements

The fair value of repurchase agreements is computed using a standard cash flow discounting methodology. The inputs to the valuation include contractual cash flows and collateral funding spreads which are estimated using various benchmarks, interest rate yield curves and option volatilities. Repurchase agreements are categorized in Level 2 of the fair value hierarchy.

Collective Trust Funds – Each investment is administered and supervised by its respective investment manager who decides how to invest the contributed funds. The Collective Trust Funds do not have a readily determinable fair value. The fair values of participating units held in the Collective Trust Funds are valued by the investment managers at NAVs and recent transaction prices and therefore are not required to be categorized by Levels of the fair value hierarchy. If there is a fee accrual, the Trustee is responsible for determining the fair value. At December 31, 2020 and 2019, the Plan held investments in funds managed by State Street Global Advisors, BlackRock, Inc., Wellington Trust Company, N.A., PIMCO, Northern Trust, and AQR Capital Management. At December 31, 2019, the Plan also held investments in a fund managed by Morgan Stanley Investment Management. Terms of the applicable Collective Trust Fund Agreements and/or Investment Management Agreements permit the termination of the agreement and the receipt of the fund securities at fair value within 30 days. There were no unfunded commitments and no restricted redemption notice periods. Other than certain funds managed by State Street Global Advisors and BlackRock, Inc., from which the Plan does not restrict the frequency of redemptions, the Plan generally prohibits the sale of the Collective Trust Fund investment options within 30 days of a purchase into that investment option.

	Plan's Investment Assets and Liabilities at Fair Value at December 31, 2020
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs

	Level 1	Level 2	Level 3	Total

Investment Assets:

Registered Investment Companies	2,598,852,377	42,121,664	-	2,640,974,041

Separately Managed Accounts
Corporate equities	4,514,668,096	2,344,120	-	4,517,012,216
Cash and cash equivalents	58,028,151	-	-	58,028,151
Government and agency securities
U.S. Treasury and agency securities	643,841,333	725,554,181	-	1,369,395,514
Other sovereign government obligations	-	32,617,026	-	32,617,026
State and municipal securities	-	6,917,968	-	6,917,968
Total Government and agency securities	643,841,333	765,089,175	-	1,408,930,508
Corporate debt instruments	-	278,582,027	-	278,582,027
Derivative instruments	-	26,161,533	-	26,161,533
Repurchase agreements	-	253,200,000	-	253,200,000
	5,216,537,580	1,325,376,855	-	6,541,914,435

Collective Trust Funds *				6,145,315,349

Participant-directed investments				15,328,203,825

Investment Liabilities:
Separately Managed Accounts
Derivative instruments	808,014	29,229,996	-	30,038,010
Participant-directed investments	808,014	29,229,996	-	30,038,010

*	Amounts represent certain investments that are measured at fair value using the NAV per share, which are not classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the participant-directed investments presented in the Statement of net assets available for benefits.

	Plan's Investment Assets and Liabilities at Fair Value at December 31, 2019
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs

	Level 1	Level 2	Level 3	Total
Investment Assets:

Registered Investment Companies	1,172,736,168	38,622,379	-	1,211,358,547

Separately Managed Accounts
Corporate equities	3,886,793,067	1,606,256	-	3,888,399,323
Cash and cash equivalents	63,018,148	-	-	63,018,148
Government and agency securities
U.S. Treasury and agency securities	161,062,591	838,956,909	-	1,000,019,500
Other sovereign government obligations	-	15,871,412	-	15,871,412
State and municipal securities	-	5,176,909	-	5,176,909
Total Government and agency securities	161,062,591	860,005,230	-	1,021,067,821
Corporate debt instruments	-	241,398,036	-	241,398,036
Derivative instruments	-	16,707,478	-	16,707,478
Repurchase agreements	-	5,800,000	-	5,800,000
	4,110,873,806	1,125,517,000	-	5,236,390,806

Collective Trust Funds *				5,749,866,303

Participant-directed investments				12,197,615,656

Investment Liabilities:
Separately Managed Accounts
Government and agency securities
U.S. Treasury and agency securities	-	5,053,848	-	5,053,848
Derivative instruments	1,516,221	10,137,137	-	11,653,358
Participant-directed investments	1,516,221	15,190,985	-	16,707,206

*	Amounts represent certain investments that are measured at fair value using the NAV per share, which are not classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the participant-directed investments presented in the Statement of net assets available for benefits.

7.	SuBSEQUENT EVENTS

On March 1, 2021, the Company acquired Eaton Vance Corp. In connection with the acquisition, the Company assumed sponsorship of the Eaton Vance Profit Sharing and Savings Plan (the “Eaton Vance Plan”). Employees of Eaton Vance Corp. and its participating affiliates (the “Eaton Vance Employees”) are eligible to participate in the Eaton Vance Plan only and are not eligible to participate in the Plan. It is anticipated that the assets of the E*TRADE 401(k) Plan and the Eaton Vance Plan will merge into the Plan at the end of December 31, 2021. E*TRADE Employees and Eaton Vance Employees will become eligible to participate in the Plan following the plans’ merger.

SUPPLEMENTAL SCHEDULE

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Registered Investment Companies
*	MSIM	MSIF Growth Portfolio Fund		2,515,284,009
*	Northern Trust	Northern Trust Global Sustainability Index Fund		42,331,859
	Pax	Pax Global Environmental Markets Fund		41,236,509
*	PIMCO	PIMCO International Bond Fund (Unhedged)		42,121,664

	Corporate equities
	1St Indl Rlty Tr Inc	21,842 Shares of Common Stock		920,203
	5Th 3Rd Bancorp	441,844 Shares of Common Stock		12,181,639
	Aalberts Nv	14,400 Shares of Common Stock		642,393
	Aareal Bank Ag	22,060 Shares of Common Stock		527,684
	Abbvie Inc	122,914 Shares of Common Stock		13,170,235
	Abcam Ord	28,000 Shares of Common Stock		593,256
	Abc-Mart Inc	1,800 Shares of Common Stock		100,073
	Acadia Pharmaceuticals Inc	6,548 Shares of Common Stock		350,056
	Accenture Plc	18,361 Shares of Common Stock		4,796,077
	Aci Worldwide Inc	169,752 Shares of Common Stock		6,523,569
	Acs Actividades Co	12,317 Shares of Common Stock		409,163
	Adecco Group Ag	44,515 Shares of Common Stock		2,979,249
	Adevinta Asa	11,843 Shares of Common Stock		199,183
	Adr 21Vianet Group Inc	21,452 Shares of Common Stock		744,170
	Adr Alibaba Group Holding Ltd	27,761 Shares of Common Stock		6,460,818
	Adr Argenx Se	5,700 Shares of Common Stock		1,676,313
	Adr Ascendis Pharma	69,851 Shares of Common Stock		11,649,750
	Adr Nice Ltd Sponsored Adr	57,994 Shares of Common Stock		16,443,619
	Adr Silicon Motion Technology Corp	68,620 Shares of Common Stock		3,304,053
	Adr Taiwan Semiconductor Manufacturing	39,845 Shares of Common Stock		4,344,699
	Adr Wns Hldgs Ltd Sponsored Adr	94,252 Shares of Common Stock		6,790,857
	Advantest Corp	9,800 Shares of Common Stock		733,730
	Aecom	20,400 Shares of Common Stock		1,015,512
	Aego	19,334 Shares of Common Stock		76,528
	Aeon Delight Co.Ltd.	14,400 Shares of Common Stock		374,627
	Aercap Holdings	46,476 Shares of Common Stock		2,118,376
	Aerie Pharmaceuticals Inc	109,034 Shares of Common Stock		1,473,049
	Afterpay Limited	3,027 Shares of Common Stock		275,623
	Ageas	22,952 Shares of Common Stock		1,223,854
	Agree Rlty Corp	32,407 Shares of Common Stock		2,157,658
	Aia Group Ltd	706,400 Shares of Common Stock		8,654,797
	Air Liquide(L')	48,165 Shares of Common Stock		7,911,660
	Aisin Seiki Co	13,400 Shares of Common Stock		401,695
	Akebia Therapeutics Inc	99,021 Shares of Common Stock		277,259
	Alamo Group Inc	5,907 Shares of Common Stock		814,871
	Albireo Pharma Inc	14,903 Shares of Common Stock		559,012
	Alcon Ag	33,054 Shares of Common Stock		2,180,903
	Alexandria Real Estate Equities Inc	14,865 Shares of Common Stock		2,649,240
	Alexion Pharmaceuticals Inc	21,300 Shares of Common Stock		3,327,912
				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate equities (continued)
Alfresa Holdings	24,000 Shares of Common Stock		439,111
Alleghany Corp Del	4,300 Shares of Common Stock		2,595,867
Allied Props Real Trust Units	55,863 Shares of Common Stock		1,658,789
Allstate Corp	20,900 Shares of Common Stock		2,297,537
Ally Finl Inc	50,200 Shares of Common Stock		1,790,132
Alphabet Inc	3,544 Shares of Common Stock		6,210,146
Alps Alpine Co Ltd	44,500 Shares of Common Stock		585,316
Alten	7,900 Shares of Common Stock		895,559
Amazon Com Inc	1,749 Shares of Common Stock		5,696,371
Ameren Corp	91,450 Shares of Common Stock		7,138,587
American Assets Tr Inc	62,233 Shares of Common Stock		1,797,289
American Campus Cmntys Inc	10,644 Shares of Common Stock		455,244
American Homes 4 Rent	85,057 Shares of Common Stock		2,551,710
American International Group Inc	526,314 Shares of Common Stock		19,926,248
American Tower Corp	8,985 Shares of Common Stock		2,016,773
Americold Rlty Tr	30,013 Shares of Common Stock		1,120,385
Amerisourcebergen Corp	25,825 Shares of Common Stock		2,524,652
Ametek Inc	49,270 Shares of Common Stock		5,958,714
Amicus Therapeutics Inc	83,595 Shares of Common Stock		1,930,209
Amplifon	13,700 Shares of Common Stock		570,600
Ampol Ltd	7,995 Shares of Common Stock		175,333
Amundi	30,747 Shares of Common Stock		2,513,049
Anglo American	93,245 Shares of Common Stock		3,090,298
Annaly Cap Mgmt Inc	266,900 Shares of Common Stock		2,255,305
Anritsu Corp	31,600 Shares of Common Stock		705,181
Anthem Inc	5,200 Shares of Common Stock		1,669,668
Antofagasta Ord	8,916 Shares of Common Stock		175,564
Aon Plc	32,707 Shares of Common Stock		6,910,008
Apartment	33,879 Shares of Common Stock		178,879
Apartment Income Reit Corp	33,878 Shares of Common Stock		1,301,240
Applied Materials Inc	276,492 Shares of Common Stock		23,861,260
Applus Services Sa	52,500 Shares of Common Stock		579,412
Aramark	11,600 Shares of Common Stock		446,368
Arc Land Sakamoto	29,400 Shares of Common Stock		487,224
Arcadis Nv	36,700 Shares of Common Stock		1,214,212
Arch Capital Group	89,100 Shares of Common Stock		3,213,837
Archrock Inc	157,920 Shares of Common Stock		1,367,587
Arena Pharmaceuticals Inc	28,870 Shares of Common Stock		2,218,082
Argan	5,600 Shares of Common Stock		572,817
Arjo Ab	66,700 Shares of Common Stock		510,450
Arkema Sa	1,611 Shares of Common Stock		184,302
Armstrong World Inds Inc	46,734 Shares of Common Stock		3,476,542
Ascendas R/Est Inv	250,500 Shares of Common Stock		564,817
Asm Intl Nv	4,600 Shares of Common Stock		1,012,818
Asm Pacific Tech	55,200 Shares of Common Stock		728,278
			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate equities (continued)
Asml Holding Nv	10,207 Shares of Common Stock		4,964,913
Assic Generali Spa	61,427 Shares of Common Stock		1,071,767
Assocd Brit Foods Ord	41,051 Shares of Common Stock		1,270,436
Atea Asa	59,300 Shares of Common Stock		839,430
Atlas Copco Ab	6,808 Shares of Common Stock		305,312
Atos Se	33,290 Shares of Common Stock		3,045,938
Auckland Intl Npv	105,700 Shares of Common Stock		576,868
Aurizon Holdings	104,860 Shares of Common Stock		315,569
Ausnet Services	344,461 Shares of Common Stock		466,485
Aust & Nz Bank Grp	20,548 Shares of Common Stock		359,928
Austria Tech Systemtechnik	27,600 Shares of Common Stock		881,397
Avalonbay Cmntys Reit	21,311 Shares of Common Stock		3,418,924
Aveva Group	92,789 Shares of Common Stock		4,061,351
Avient Corporation	53,459 Shares of Common Stock		2,153,329
Aviva Ord	727,349 Shares of Common Stock		3,233,300
Axalta Coating Systems Ltd	46,600 Shares of Common Stock		1,330,430
Axos Finl Inc	112,886 Shares of Common Stock		4,236,612
Azbil Corp	22,200 Shares of Common Stock		1,212,727
Azek Co Inc	89,520 Shares of Common Stock		3,442,044
Azul Sa Prf	72,300 Shares of Common Stock		547,031
B & M European Value Retail Sa Ord	208,268 Shares of Common Stock		1,469,580
Bae Systems Ord	164,736 Shares of Common Stock		1,100,709
Baker Hughes Co	60,100 Shares of Common Stock		1,253,085
Balfour Beatty	152,900 Shares of Common Stock		564,736
Baloise Holding Ag	3,440 Shares of Common Stock		612,931
Banc Calif Inc	78,719 Shares of Common Stock		1,157,956
Banco Actinver Sa Cbfi (Prologis)	155,489 Shares of Common Stock		348,349
Banco Santander	267,887 Shares of Common Stock		831,888
Bank Of America Corp	281,432 Shares of Common Stock		8,530,204
Bank Ozk	65,052 Shares of Common Stock		2,034,176
Bankinter Sa	65,200 Shares of Common Stock		352,927
Banner Corp	37,265 Shares of Common Stock		1,736,176
Bapcor Ltd	176,454 Shares of Common Stock		1,059,330
Barclays Plc Ord	358,063 Shares of Common Stock		717,932
Bayer Ag	10,000 Shares of Common Stock		589,201
Bayerische Motoren Werke A G	28,581 Shares of Common Stock		2,525,904
Bbva(Bilb-Viz-Arg)	102,263 Shares of Common Stock		504,875
Beazley Plc (Uk) Ord	108,300 Shares of Common Stock		539,756
Becton Dickinson & Co	50,995 Shares of Common Stock		12,759,969
Becton Dickinson & Co Dep Shs Repstg	38,013 Shares of Common Stock		2,095,657
Befimmo Sa	12,135 Shares of Common Stock		538,974
Belimo Holding Ag	60 Shares of Common Stock		521,296
Bezeq Israel Telcm	518,900 Shares of Common Stock		516,993
Bhg Group Ab	27,700 Shares of Common Stock		603,072
Bhp Group Limited	45,124 Shares of Common Stock		1,477,410
			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate equities (continued)
Bhp Group Plc Ord	92,476 Shares of Common Stock		2,433,394
Big Yellow Group (Placing) Ord	33,418 Shares of Common Stock		501,118
Bilfinger Se	11,333 Shares of Common Stock		358,588
Binggrae	9,154 Shares of Common Stock		481,169
Biomarin Pharmaceutical Inc	78,110 Shares of Common Stock		6,849,466
Bjs Whsl Club Hldgs Inc	32,159 Shares of Common Stock		1,198,888
Black Hills Corp	33,979 Shares of Common Stock		2,088,010
Bluescope Steel	111,635 Shares of Common Stock		1,505,782
Bnp Paribas	16,698 Shares of Common Stock		880,671
Boeing Co	33,640 Shares of Common Stock		7,200,978
Boingo Wireless Inc	154,330 Shares of Common Stock		1,963,078
Boliden Ak	2,020 Shares of Common Stock		71,674
Boston Private Finl Hldgs Inc	228,762 Shares of Common Stock		1,933,039
Bouygues	12,872 Shares of Common Stock		529,972
Bp Ord	315,528 Shares of Common Stock		1,098,981
Bqe Cant Vaudoise	6,080 Shares of Common Stock		662,372
Brady Corp	74,346 Shares of Common Stock		3,926,956
Brandywine Rlty	20,142 Shares of Common Stock		239,891
Brembo Spa	63,100 Shares of Common Stock		833,825
Brenntag Se	30,662 Shares of Common Stock		2,376,294
Brigham Minerals Inc	103,677 Shares of Common Stock		1,139,410
British American Tobacco Ord	12,796 Shares of Common Stock		473,670
Britvic Ord	55,702 Shares of Common Stock		618,272
Broadstone Net Lease Inc	36,542 Shares of Common Stock		715,492
Brother Industries	129,000 Shares of Common Stock		2,656,342
Brunello Cucinelli	15,200 Shares of Common Stock		663,947
Bstn Pptys Inc	4,738 Shares of Common Stock		447,883
Bt Group Ord	1,043,579 Shares of Common Stock		1,886,573
Bucher Industries	1,950 Shares of Common Stock		894,756
Bunge Ltd	132,903 Shares of Common Stock		8,715,779
Buzzi Unicem Spa	14,400 Shares of Common Stock		343,573
C&C Group	163,606 Shares of Common Stock		508,784
Cactus Inc	30,979 Shares of Common Stock		807,623
Cadence Bancorporation	113,149 Shares of Common Stock		1,857,907
Cafe De Coral Hldg	218,000 Shares of Common Stock		469,522
Cairn Homes Plc Ord	470,935 Shares of Common Stock		554,316
Calbee Inc	18,900 Shares of Common Stock		569,316
Camden Ppty Tr	10,463 Shares of Common Stock		1,045,463
Canadian Pacific R	9,937 Shares of Common Stock		3,443,865
Capcom Co Ltd	14,800 Shares of Common Stock		960,434
Capitaland Integrated Commercial Trust	651,988 Shares of Common Stock		1,065,558
Cardtronics Plc	73,580 Shares of Common Stock		2,597,374
Carpenter Technology Corp	50,834 Shares of Common Stock		1,480,286
Carrefour Sa	108,884 Shares of Common Stock		1,869,147
Carter Inc Formerly Carter Hldgs Inc	23,121 Shares of Common Stock		2,174,992
			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate equities (continued)
Caseys Gen Stores Inc	7,858 Shares of Common Stock		1,403,596
Castellum Ab	38,513 Shares of Common Stock		978,705
Caterpillar Inc	61,586 Shares of Common Stock		11,209,884
Cavco Inds Inc	6,334 Shares of Common Stock		1,111,300
Cdk Global Inc	37,000 Shares of Common Stock		1,917,710
Cdn Apartment Prop Trust Units	32,558 Shares of Common Stock		1,277,531
Celanese Corp	34,590 Shares of Common Stock		4,494,625
Cellnex Telecom	5,160 Shares of Common Stock		310,120
Centene Corp Del	42,600 Shares of Common Stock		2,557,278
Centerpoint Energy Inc	59,000 Shares of Common Stock		1,276,760
Century Casinos Inc	182,282 Shares of Common Stock		1,164,782
Cerved Group	60,700 Shares of Common Stock		553,308
Ceva Inc	108,658 Shares of Common Stock		4,943,939
Cf Inds Hldgs Inc	250,403 Shares of Common Stock		9,693,100
Challenger Ltd	80,910 Shares of Common Stock		402,076
Chart Inds Inc	21,093 Shares of Common Stock		2,484,544
Charter Hall Group	39,813 Shares of Common Stock		451,916
Ches Utils Corp	16,287 Shares of Common Stock		1,762,416
China Int Cap Corp	702,800 Shares of Common Stock		1,903,416
Chipotle Mexican Grill Inc	6,205 Shares of Common Stock		8,604,536
Choice Hotels Intl Inc	7,289 Shares of Common Stock		777,955
Chubb Ltd Ord	140,690 Shares of Common Stock		21,655,005
Churchill Downs Inc	9,683 Shares of Common Stock		1,886,152
Cie De St-Gobain	59,058 Shares of Common Stock		2,709,766
Cisco Systems Inc	313,863 Shares of Common Stock		14,045,369
Cit Group Inc	41,100 Shares of Common Stock		1,475,490
Citrix Sys Inc	66,480 Shares of Common Stock		8,649,048
City Developments Ltd	131,700 Shares of Common Stock		794,196
Ck Asset Holdings Ltd	265,000 Shares of Common Stock		1,360,228
Ck Hutchison Hldgs	461,500 Shares of Common Stock		3,219,968
Cloetta Ab	207,900 Shares of Common Stock		620,722
Clp Holdings Ltd	22,500 Shares of Common Stock		208,058
Cnh Industrial Nv	13,038 Shares of Common Stock		164,711
Cno Finl Group Inc	110,977 Shares of Common Stock		2,467,019
Cnp Assurances	17,938 Shares of Common Stock		289,275
Cnx Resources Corporation	140,240 Shares of Common Stock		1,514,592
Coca Cola Co	133,300 Shares of Common Stock		7,310,172
Cognizant Tech Solutions Corp	77,580 Shares of Common Stock		6,357,681
Coles Group Ltd	135,395 Shares of Common Stock		1,895,223
Collegium Pharmaceutical Inc	80,182 Shares of Common Stock		1,606,045
Coloplast	9,929 Shares of Common Stock		1,517,218
Comcast Corp	218,092 Shares of Common Stock		11,428,021
Compass Group Ord	166,127 Shares of Common Stock		3,095,201
Conagra Brands Inc	253,203 Shares of Common Stock		9,181,141
Conmed Corp	33,139 Shares of Common Stock		3,711,568

			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate equities (continued)
Conocophillips	187,971 Shares of Common Stock		7,516,960
Contact Energy	68,500 Shares of Common Stock		439,441
Continental Ag Ord	544 Shares of Common Stock		80,705
Cooper Cos Inc	19,460 Shares of Common Stock		7,070,207
Coresite Rlty Corp	15,579 Shares of Common Stock		1,951,737
Cornerstone Ondemand Inc	34,543 Shares of Common Stock		1,521,274
Corteva Inc	56,700 Shares of Common Stock		2,195,424
Costar Group Inc	6,460 Shares of Common Stock		5,970,849
Cousins Pptys Inc	36,579 Shares of Common Stock		1,225,397
Cranswick Ord	12,913 Shares of Common Stock		621,330
Credit Agricole Sa	22,163 Shares of Common Stock		279,853
Credit Suisse Ag	126,419 Shares of Common Stock		1,630,382
Crh Ord	69,943 Shares of Common Stock		2,911,389
Csl Ltd	679 Shares of Common Stock		148,372
Cubesmart	45,040 Shares of Common Stock		1,513,794
Cummins Inc	28,925 Shares of Common Stock		6,568,868
Curtiss Wright Corp	26,644 Shares of Common Stock		3,100,029
Cvs Health Corp	161,332 Shares of Common Stock		11,018,976
Cyrusone Inc	11,841 Shares of Common Stock		866,169
D R Horton Inc	58,030 Shares of Common Stock		3,999,428
Dah Sing Financial	138,000 Shares of Common Stock		388,878
Daiichikosho Co	12,100 Shares of Common Stock		417,807
Daikyonishikawa Corporation	70,300 Shares of Common Stock		567,194
Daimler Ag Ord	19,312 Shares of Common Stock		1,365,531
Daiwa House Inds	11,600 Shares of Common Stock		344,253
Daiwa Office Investment Corp	294 Shares of Common Stock		1,868,023
Daiwa Securities Living Investment Corp	500 Shares of Common Stock		463,461
Danske Bank	14,344 Shares of Common Stock		237,318
Darling Ingredients Inc	63,286 Shares of Common Stock		3,650,336
Dassault Aviation	120 Shares of Common Stock		131,703
Dechra Pharma Ord	17,900 Shares of Common Stock		844,160
Deckers Outdoor Corp	10,399 Shares of Common Stock		2,982,225
Deere & Co	16,124 Shares of Common Stock		4,338,162
Delivery Hero Se	7,231 Shares of Common Stock		1,123,631
Descente Ltd	35,700 Shares of Common Stock		615,833
Deutsche Boerse Ag	61,617 Shares of Common Stock		10,498,264
Deutsche Post Ag	39,508 Shares of Common Stock		1,957,771
Deutsche Telekom	338,428 Shares of Common Stock		6,192,620
Deutsche Wohnen Se	7,406 Shares of Common Stock		395,902
Dexcom Inc	15,220 Shares of Common Stock		5,627,138
Dexus Property Group	264,954 Shares of Common Stock		1,921,847
Diasorin Spa	4,877 Shares of Common Stock		1,015,030
Dic Asset Ag	41,200 Shares of Common Stock		678,522
D'Ieteren Nv	7,200 Shares of Common Stock		597,288
Direct Line Insurance Plc Ord	360,069 Shares of Common Stock		1,570,106
			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate equities (continued)
Disco Corporation	4,500 Shares of Common Stock		1,514,601
Discovery Inc	49,069 Shares of Common Stock		1,285,117
Dish Network Corp	63,400 Shares of Common Stock		2,050,356
Dollar Tree Inc	26,330 Shares of Common Stock		2,844,693
Dometic Group Ab	69,200 Shares of Common Stock		918,027
Dsv Panalpina	11,635 Shares of Common Stock		1,950,801
Dufry Ag	4,381 Shares of Common Stock		275,464
Dupont De Nemours Inc	275,752 Shares of Common Stock		19,608,725
Ebay Inc	30,700 Shares of Common Stock		1,542,675
Echo Global Logistics Inc	89,532 Shares of Common Stock		2,401,248
Edf	123,516 Shares of Common Stock		1,948,796
Edison Intl	154,068 Shares of Common Stock		9,678,552
Eiffage	8,279 Shares of Common Stock		800,657
Elanco Animal Health Inc	417,643 Shares of Common Stock		13,081,052
Elecom Co	9,800 Shares of Common Stock		505,923
Electrolux Ab	25,331 Shares of Common Stock		590,205
Elementis Ord	382,700 Shares of Common Stock		601,602
Elior Group	62,226 Shares of Common Stock		420,274
Emergent Biosolutions Inc	54,682 Shares of Common Stock		4,899,507
Enagas Sa	129,173 Shares of Common Stock		2,839,362
Encompass Health Corp	41,812 Shares of Common Stock		3,457,434
Endesa Sa	64,219 Shares of Common Stock		1,756,155
Eneos Holdings Inc	143,400 Shares of Common Stock		514,459
Energias De Portugal Sa	415,230 Shares of Common Stock		2,619,530
Entain Plc	103,978 Shares of Common Stock		1,611,075
Entergy Corp	64,300 Shares of Common Stock		6,419,712
Entra Asa	92,171 Shares of Common Stock		2,090,600
Eqt Corp	124,100 Shares of Common Stock		1,577,311
Eqty Lifestyle Pptys Inc	17,421 Shares of Common Stock		1,103,795
Eqty Resdntl	10,127 Shares of Common Stock		600,329
Equinix Inc	1,798 Shares of Common Stock		1,284,096
Equitable Hldgs Inc	326,453 Shares of Common Stock		8,353,932
Ericsson	285,590 Shares of Common Stock		3,395,414
Esco Technologies Inc	17,008 Shares of Common Stock		1,755,566
Esr Cayman Limited	87,800 Shares of Common Stock		314,791
Essex Ppty Tr	32,779 Shares of Common Stock		7,782,390
Essity Ab	19,895 Shares of Common Stock		640,754
Etablissementen Colruyt	12,678 Shares of Common Stock		751,875
Etsy Inc	46,889 Shares of Common Stock		8,342,022
Eurocommercial	29,819 Shares of Common Stock		561,140
Euronav	44,200 Shares of Common Stock		356,934
Euronet Worldwide Inc	42,768 Shares of Common Stock		6,197,939
Euronext	6,100 Shares of Common Stock		672,849
Eversource Energy	15,966 Shares of Common Stock		1,381,219
Evn Ag	34,900 Shares of Common Stock		763,510
			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate equities (continued)
Evolution Gaming	5,677 Shares of Common Stock		577,063
Evraz Plc Ord	227,557 Shares of Common Stock		1,466,955
Expedia Group Inc	30,870 Shares of Common Stock		4,087,188
Extra Space Storage Inc	14,900 Shares of Common Stock		1,726,314
Exxon Mobil Corp	201,958 Shares of Common Stock		8,324,709
F N B Corp Pa	197,964 Shares of Common Stock		1,880,658
Fabege Ab	99,676 Shares of Common Stock		1,569,925
Fagron	22,700 Shares of Common Stock		527,717
Fate Therapeutics Inc	38,857 Shares of Common Stock		3,533,267
Federal Agric Mtg Corp	16,339 Shares of Common Stock		1,213,171
Federal Rlty Invt Tr	2,986 Shares of Common Stock		254,168
Federal Signal Corp	36,628 Shares of Common Stock		1,214,951
Fiat Chrysler Automobiles Nv	19,678 Shares of Common Stock		352,969
Fidelity Natl Finl Inc	71,531 Shares of Common Stock		2,796,147
Finecobank Spa	59,428 Shares of Common Stock		974,356
First Amern Finl Corp	30,991 Shares of Common Stock		1,600,065
Firstenergy Corp	28,402 Shares of Common Stock		869,385
Fleetcor Technologies Inc	35,170 Shares of Common Stock		9,595,431
Flir Sys Inc	30,100 Shares of Common Stock		1,319,283
Fluidra Sa	45,410 Shares of Common Stock		1,164,012
Forbo Hldgs Ag	370 Shares of Common Stock		635,398
Fortescue Metals Grp Ltd	180,648 Shares of Common Stock		3,266,072
Fortinet Inc	56,610 Shares of Common Stock		8,408,283
Fortune Brands Home & Sec Inc	59,324 Shares of Common Stock		5,085,253
Fortune R/Est Inv	342,000 Shares of Common Stock		325,952
Fox Corp	267,618 Shares of Common Stock		7,747,866
Fp Corp	15,800 Shares of Common Stock		663,403
Franklin Covey Co	28,050 Shares of Common Stock		624,674
Fresenius Medical Care	35,165 Shares of Common Stock		2,934,383
Fresenius Se&Kgaa	8,703 Shares of Common Stock		402,941
Fti Consulting Inc	19,403 Shares of Common Stock		2,167,703
Fujitsu	18,100 Shares of Common Stock		2,613,013
Galaxy Entertainme	16,000 Shares of Common Stock		124,325
Gallagher Arthur J & Co	44,140 Shares of Common Stock		5,460,559
Gaming & Leisure Pptys Inc	37,644 Shares of Common Stock		1,596,102
Gea Group Ag	18,070 Shares of Common Stock		647,368
Gecina Sa	8,397 Shares of Common Stock		1,297,625
Gen Mtrs Co	112,040 Shares of Common Stock		4,665,346
General Electric Co	2,537,776 Shares of Common Stock		27,407,981
Genmab	16,360 Shares of Common Stock		6,623,602
Genting Sing Ltd	204,300 Shares of Common Stock		131,393
Gibraltar Inds Inc	41,742 Shares of Common Stock		3,002,919
Gilead Sciences Inc	75,376 Shares of Common Stock		4,391,406
Glacier Bancorp Inc	51,623 Shares of Common Stock		2,375,174
Glaxosmithkline Ord	61,479 Shares of Common Stock		1,127,800
			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate equities (continued)
Glencore Plc Ord	197,470 Shares of Common Stock		628,941
Global Blood Therapeutics Inc	40,363 Shares of Common Stock		1,748,122
Global Pmts Inc	54,050 Shares of Common Stock		11,643,451
Gmo Internet Inc	20,200 Shares of Common Stock		579,323
Goldman Sachs Group Inc	19,700 Shares of Common Stock		5,195,087
Goodman Group	214,634 Shares of Common Stock		3,131,919
Gpt Group	51,414 Shares of Common Stock		178,531
Grainger Plc Ord	218,200 Shares of Common Stock		845,890
Grand Canyon Ed Inc	9,987 Shares of Common Stock		929,890
Great Portland Est Ord	60,708 Shares of Common Stock		554,339
Gvs Spa	28,500 Shares of Common Stock		531,785
Hancock Whitney Corp	87,669 Shares of Common Stock		2,982,499
Hang Lung Properties	269,341 Shares of Common Stock		710,360
Hanover Ins Group Inc	19,822 Shares of Common Stock		2,317,588
Hansol Chemical Co	6,340 Shares of Common Stock		1,146,838
Healthcare Rlty Tr	105,196 Shares of Common Stock		3,113,802
Healthcare Tr Amer Inc	74,358 Shares of Common Stock		2,047,819
Helen Troy Ltd	12,607 Shares of Common Stock		2,801,149
Hermes Intl	221 Shares of Common Stock		237,848
Hexpol Npv	57,700 Shares of Common Stock		618,273
Highwoods Pptys Inc	50,875 Shares of Common Stock		2,016,176
Hikma Pharmaceutic Ord	14,964 Shares of Common Stock		515,058
Hill & Smith Ord	30,800 Shares of Common Stock		593,639
Hiscox Ord	45,100 Shares of Common Stock		612,796
Hitachi	15,400 Shares of Common Stock		606,334
Hochtief Ag	14,512 Shares of Common Stock		1,412,502
Hollyfrontier Corp	108,588 Shares of Common Stock		2,807,000
Hologic Inc	131,984 Shares of Common Stock		9,612,395
Home Bancshares Inc	134,319 Shares of Common Stock		2,616,534
Honda Motor Co	27,600 Shares of Common Stock		769,229
Hong Kong Exchanges & Clear	19,000 Shares of Common Stock		1,041,418
Horace Mann Educators Corp	48,157 Shares of Common Stock		2,024,520
Hoya Corp	21,392 Shares of Common Stock		2,956,694
Hubspot Inc	12,910 Shares of Common Stock		5,118,040
Hugel Inc	4,500 Shares of Common Stock		777,962
Huntington Ingalls Inds Inc	8,200 Shares of Common Stock		1,397,936
Husqvarna Ab	134,359 Shares of Common Stock		1,742,362
Hysan Development	147,000 Shares of Common Stock		539,364
Iaa Spinco Inc	55,681 Shares of Common Stock		3,618,151
Iac/Interactivecorp	10,200 Shares of Common Stock		1,931,370
Ibiden Co Ltd	25,600 Shares of Common Stock		1,193,898
Ibstock Plc Ord	180,300 Shares of Common Stock		509,189
Ica Gruppen Ab	3,401 Shares of Common Stock		170,163
Icon Plc	30,690 Shares of Common Stock		5,983,936
Idacorp Inc	19,948 Shares of Common Stock		1,915,606
			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate equities (continued)
Idex Corp	22,530 Shares of Common Stock		4,487,976
Idexx Labs Inc	21,470 Shares of Common Stock		10,732,209
Idorsia Ltd	63,015 Shares of Common Stock		1,819,269
Igo Ltd	227,887 Shares of Common Stock		1,121,917
Iida Group Ltd	5,700 Shares of Common Stock		115,054
Iliad Sa	568 Shares of Common Stock		116,826
Ill Tool Wks Inc	33,987 Shares of Common Stock		6,929,270
Inchcape Ord	79,832 Shares of Common Stock		702,228
Incitec Pivot	242,381 Shares of Common Stock		426,436
Industrial & Infra Reit	794 Shares of Common Stock		1,465,030
Indutrade Ab	46,500 Shares of Common Stock		997,656
Informa Plc (Gb) Ord	73,931 Shares of Common Stock		554,819
Ing Groep N.V.	81,029 Shares of Common Stock		757,552
Ingevity Corp	61,313 Shares of Common Stock		4,643,233
Ingredion Inc	11,700 Shares of Common Stock		920,439
Inm Colonial Socim	125,578 Shares of Common Stock		1,233,049
Insmed Inc	34,580 Shares of Common Stock		1,151,168
Insulet Corp	13,800 Shares of Common Stock		3,527,694
Integer Hldgs	31,771 Shares of Common Stock		2,579,487
Intermed Cap Grp Ord	24,737 Shares of Common Stock		583,634
Interpublic Group Companies Inc	30,167 Shares of Common Stock		709,528
Interrent Real Est Trust	45,924 Shares of Common Stock		493,485
Intesa Sanpaolo	36,844 Shares of Common Stock		86,221
Intl Paper Co	309,947 Shares of Common Stock		15,410,565
Investor Ab	9,732 Shares of Common Stock		710,061
Invitation Homes Inc	122,507 Shares of Common Stock		3,638,458
Iovance Biotherapeutics Inc	70,811 Shares of Common Stock		3,285,630
Ipsen Sa	8,717 Shares of Common Stock		724,200
Ipsos	24,700 Shares of Common Stock		834,119
Iress Limited	68,764 Shares of Common Stock		562,985
Iriso Electronics	14,600 Shares of Common Stock		630,694
Itochu Corp	8,400 Shares of Common Stock		241,151
Ituran Location & Control	18,129 Shares of Common Stock		345,357
J & J Snack Foods Corp	12,187 Shares of Common Stock		1,893,494
J2 Global Inc	123,766 Shares of Common Stock		12,090,701
Japan Hotel Reit	995 Shares of Common Stock		510,775
Japan Lifeline Co	25,100 Shares of Common Stock		395,542
Japan Metropolitan Fund Invest	554 Shares of Common Stock		1,006,639
Japan Post Insuran	43,400 Shares of Common Stock		887,799
Jardine Cycle & Carriage	9,000 Shares of Common Stock		133,129
Jazz Pharmaceuticals Plc	7,800 Shares of Common Stock		1,287,390
Jbg Smith Properties	79,020 Shares of Common Stock		2,470,955
Jd Sports Fashion Ord	7,084 Shares of Common Stock		83,278
Jeol Ltd	19,900 Shares of Common Stock		937,706
Jgc Hldgs Corp	1,400 Shares of Common Stock		13,072
			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate equities (continued)
Jins Holdings Inc	9,100 Shares of Common Stock		597,588
Johnson & Johnson	95,308 Shares of Common Stock		14,999,573
Jpmorgan Chase & Co	94,132 Shares of Common Stock		11,961,353
Jungheinrich Non-Vtg Prf	16,600 Shares of Common Stock		743,380
Jyske Bank	15,000 Shares of Common Stock		574,751
Kajima Corp	27,300 Shares of Common Stock		365,428
Kambi Grp Plc	24,700 Shares of Common Stock		1,166,946
Kamigumi Co Ltd	32,500 Shares of Common Stock		592,741
Karyopharm Therapeutics Inc	135,120 Shares of Common Stock		2,091,658
Kb Home	40,340 Shares of Common Stock		1,352,197
Kbc Groep Nv	4,852 Shares of Common Stock		340,052
Kerry Properties	255,000 Shares of Common Stock		645,898
Kh Neochem Co Ltd	18,200 Shares of Common Stock		481,420
Kilroy Rlty Corp	13,668 Shares of Common Stock		784,543
Kimberly-Clark Corp	44,072 Shares of Common Stock		5,942,228
Kingfisher Ord	607,965 Shares of Common Stock		2,247,180
Kiniksa Pharmaceuticals-A	58,356 Shares of Common Stock		1,031,151
Kintetsu World Exp	27,000 Shares of Common Stock		640,186
Kion Group Ag	3,519 Shares of Common Stock		306,392
Klepierre	22,493 Shares of Common Stock		506,117
Knorr Bremse Ag	4,111 Shares of Common Stock		561,752
Kohls Corp	110,525 Shares of Common Stock		4,497,262
Kon Ahold Delhaize	108,007 Shares of Common Stock		3,054,032
Kone Corporation	17,898 Shares of Common Stock		1,455,414
Koninklijke Dsm	33,827 Shares of Common Stock		5,827,575
Koninklijke Philip	13,977 Shares of Common Stock		748,706
Kraft Heinz Co	73,800 Shares of Common Stock		2,557,908
Krones Ag Ord	8,400 Shares of Common Stock		678,850
Kurita Water Inds	3,700 Shares of Common Stock		141,377
Kyung Dong Navien	15,986 Shares of Common Stock		766,704
La Francaise Des	10,015 Shares of Common Stock		458,417
Lab Corp Amer Hldgs	9,500 Shares of Common Stock		1,933,725
Laborat Farma Rovi	12,900 Shares of Common Stock		598,206
Lafargeholcim Ltd	65,590 Shares of Common Stock		3,607,654
Lanxess Ag	12,832 Shares of Common Stock		985,369
Las Vegas Sands Corp	94,317 Shares of Common Stock		5,621,293
Lasertec Corp	2,500 Shares of Common Stock		293,235
Lci Industries	47,138 Shares of Common Stock		6,112,856
Leg Immobilien Ag	7,602 Shares of Common Stock		1,181,839
Leidos Hldgs Inc	14,900 Shares of Common Stock		1,566,288
Lendlease Corp Ltd	97,532 Shares of Common Stock		985,913
Lennar Corp	77,367 Shares of Common Stock		5,897,686
Lg Innotek Co	6,370 Shares of Common Stock		1,070,169
Liberty Broadband Corp	13,514 Shares of Common Stock		2,140,212
Liberty Media Corp Del	52,800 Shares of Common Stock		2,297,328
			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate equities (continued)
Life Storage Inc	16,813 Shares of Common Stock		2,007,304
Ligand Pharmaceuticals Incorporated	42,784 Shares of Common Stock		4,254,869
Lightspeed Pos Inc	69,320 Shares of Common Stock		4,879,435
Linde Plc	38,811 Shares of Common Stock		10,114,774
Link Real Estate Investment	270,400 Shares of Common Stock		2,462,033
Lion Corp	36,700 Shares of Common Stock		887,952
Liveramp Holdings Inc	30,349 Shares of Common Stock		2,221,243
Lkq Corp	60,100 Shares of Common Stock		2,117,924
Loews Corp	54,694 Shares of Common Stock		2,462,324
Logitech Intl	15,854 Shares of Common Stock		1,541,010
London Stock Exchange Group Ord	6,592 Shares of Common Stock		811,705
Lonza Group Ag	4,166 Shares of Common Stock		2,680,718
Loomis Ak	21,800 Shares of Common Stock		600,442
M&G Plc Ord	960,001 Shares of Common Stock		2,597,645
Magellan Health Inc	20,523 Shares of Common Stock		1,700,125
Magna International Inc	143,855 Shares of Common Stock		10,184,934
Maisons Du Monde	33,800 Shares of Common Stock		618,272
Mapletree Ind Tst	237,980 Shares of Common Stock		520,381
Marel Hf 144A	99,700 Shares of Common Stock		612,379
Markel Corp Holding Co	1,500 Shares of Common Stock		1,549,950
Marr Spa	30,100 Shares of Common Stock		620,935
Marsh & Mclennan Co'S Inc	81,257 Shares of Common Stock		9,507,069
Marubeni Corp	34,300 Shares of Common Stock		227,936
Maruwa Co Ltd	4,100 Shares of Common Stock		460,255
Masimo Corp	21,820 Shares of Common Stock		5,856,052
Masonite Intl Corp	63,071 Shares of Common Stock		6,202,402
Maximus Inc	69,844 Shares of Common Stock		5,111,883
Mayr-Melnhof Karto	3,300 Shares of Common Stock		666,223
Mebuki Financial Group Inc	420,100 Shares of Common Stock		825,999
Medacta Group Sa	12,170 Shares of Common Stock		1,206,055
Medifast Inc	41,306 Shares of Common Stock		8,110,020
Medipal Holdings Corp	30,800 Shares of Common Stock		578,143
Medpace Hldgs Inc	24,411 Shares of Common Stock		3,398,011
Medtronic Plc	154,729 Shares of Common Stock		18,124,955
Megaport Ltd	50,131 Shares of Common Stock		551,241
Meitec Corporation	11,400 Shares of Common Stock		591,835
Melia Hotels Intl	103,400 Shares of Common Stock		723,666
Mercadolibre Inc	368 Shares of Common Stock		616,481
Merck & Co Inc	62,089 Shares of Common Stock		5,078,880
Merlin Properties	88,366 Shares of Common Stock		841,175
Metlife Inc	334,794 Shares of Common Stock		15,718,578
Mettler-Toledo Intl	7,064 Shares of Common Stock		8,050,700
Mgm Growth Pptys Llc	14,493 Shares of Common Stock		453,631
Michelin (Cgde)	14,526 Shares of Common Stock		1,865,307
Microchip Technology Inc	52,450 Shares of Common Stock		7,243,870
			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Microsoft Corp	89,659 Shares of Common Stock		19,941,955
	Mimecast Limited Mimecast Ltd	14,637 Shares of Common Stock		831,967
	Minerals Technologies Inc	33,271 Shares of Common Stock		2,066,795
	Mips Mips	15,000 Shares of Common Stock		940,634
	Misumi Group Inc	20,300 Shares of Common Stock		665,558
	Mitsubishi Corp	18,500 Shares of Common Stock		455,310
	Mitsubishi Elec Cp	9,500 Shares of Common Stock		143,266
	Mitsubishi Estate Co Ltd	187,300 Shares of Common Stock		3,006,016
	Mitsubishi Gas Chm	62,900 Shares of Common Stock		1,443,267
	Mitsubishi Logisne	61,100 Shares of Common Stock		700,687
	Mitsui Fudosan Co Ltd	75,453 Shares of Common Stock		1,577,464
	Miura Co Ltd	19,100 Shares of Common Stock		1,065,582
	Mmc Norilsk Nickel Adr	49,807 Shares of Common Stock		1,553,978
	Molson Coors Beverage Company	62,885 Shares of Common Stock		2,841,773
	Monarch Casino & Resort Inc	37,749 Shares of Common Stock		2,310,994
	Mondi Plc	5,676 Shares of Common Stock		133,413
	Moneysupermarket.C Ord	159,939 Shares of Common Stock		569,746
	Mongodb Inc	17,430 Shares of Common Stock		6,258,067
*	Morgan Stanley	31,072,026 Shares of Common Stock		2,129,365,941
	Mori Hills Reit	417 Shares of Common Stock		574,741
	Morphosys	4,900 Shares of Common Stock		562,488
	Mosaic Co/The	57,400 Shares of Common Stock		1,320,774
	Msc Indl Direct Inc	11,197 Shares of Common Stock		944,915
	Msci Inc	14,210 Shares of Common Stock		6,345,191
	Mtu Aero Engines A	4,098 Shares of Common Stock		1,070,011
	Munters Group Ab	57,800 Shares of Common Stock		584,155
	Murata Manufacturing Co.	4,600 Shares of Common Stock		415,245
	Murphy Usa Inc	18,445 Shares of Common Stock		2,413,897
	Musti Group Oyj	7,000 Shares of Common Stock		210,181
	Nagaileben Co	21,100 Shares of Common Stock		603,091
	Namen-Akt Vz Holding Ag	9,820 Shares of Common Stock		898,736
	National Bk Hldgs Corp	56,806 Shares of Common Stock		1,860,965
	National Storage R Reit Stapled Unit	589,088 Shares of Common Stock		868,228
	Ncr Corp	187,423 Shares of Common Stock		7,041,482
	Nektar Therapeutics	57,004 Shares of Common Stock		969,068
	Nestle Sa	86,634 Shares of Common Stock		10,218,294
	New World Devel Co	375,750 Shares of Common Stock		1,749,399
	Newcrest Mining Ltd	11,276 Shares of Common Stock		224,315
	News Corp Com	469,028 Shares of Common Stock		8,428,433
	Nexans Sa	9,700 Shares of Common Stock		703,205
	Nexon Co Ltd	45,200 Shares of Common Stock		1,392,184
	Nexstar Media Group Inc	10,160 Shares of Common Stock		1,109,370
	Nextdc Ltd	94,287 Shares of Common Stock		889,813
	Nextera Energy Inc	164,400 Shares of Common Stock		12,683,460
	Ngk Spark Plug Co	64,300 Shares of Common Stock		1,097,980
				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate equities (continued)
Nice Information S	28,200 Shares of Common Stock		643,800
Nielsen Holdings Plc	225,900 Shares of Common Stock		4,714,533
Nihon Parkerizing	36,700 Shares of Common Stock		379,992
Nihon Unisys	11,100 Shares of Common Stock		434,345
Nintendo Co Ltd	6,300 Shares of Common Stock		4,016,940
Nippon Shinyaku Co	20,000 Shares of Common Stock		1,311,444
Nippon Yusen Kabushiki Kaisha	4,000 Shares of Common Stock		93,060
Nisource Inc	98,900 Shares of Common Stock		2,268,766
Nitto Denko Corp	12,600 Shares of Common Stock		1,126,427
Nitto Kohki Co Ltd	27,000 Shares of Common Stock		457,388
Nokia Oyj	230,711 Shares of Common Stock		889,485
Nomura Holdings	26,500 Shares of Common Stock		139,886
Nomura Real Estate Master Fu	1,082 Shares of Common Stock		1,546,837
Nordnet Ab	10,100 Shares of Common Stock		158,770
Novartis Ag	24,178 Shares of Common Stock		2,288,014
Novo-Nordisk	38,766 Shares of Common Stock		2,718,750
Nutanix Inc	150,260 Shares of Common Stock		4,788,786
Nxp Semiconductors	82,444 Shares of Common Stock		13,109,421
O Reilly Automotive Inc	18,310 Shares of Common Stock		8,286,557
Obayashi Corp	253,900 Shares of Common Stock		2,188,687
Obic Co Ltd	4,000 Shares of Common Stock		803,138
Oc Oerlikon Corp	62,560 Shares of Common Stock		647,575
Oceanfirst Finl Corp	81,964 Shares of Common Stock		1,526,989
Odfjell Drilling Limited	131,600 Shares of Common Stock		263,447
Oge Energy Corp	84,900 Shares of Common Stock		2,704,914
Okinawa Cellular	13,600 Shares of Common Stock		586,179
Olympus Corp	40,000 Shares of Common Stock		874,231
On Semiconductor Corp	78,906 Shares of Common Stock		2,582,593
One Gas Inc	31,459 Shares of Common Stock		2,415,107
Ono Pharmaceutical	7,300 Shares of Common Stock		219,753
Optinose Inc	92,279 Shares of Common Stock		382,035
Orange	84,878 Shares of Common Stock		1,010,900
Origin Energy Ltd	95,919 Shares of Common Stock		352,316
Orion Corp	9,792 Shares of Common Stock		699,161
Otsuka Corp	13,100 Shares of Common Stock		691,510
Pacira Biosciences Inc	43,231 Shares of Common Stock		2,586,943
Pacwest Bancorp Del	71,981 Shares of Common Stock		1,828,317
Palo Alto Networks Inc	10,620 Shares of Common Stock		3,774,242
Panasonic Corp	44,300 Shares of Common Stock		510,816
Pandora	20,922 Shares of Common Stock		2,342,053
Park Hotels & Resorts Inc	28,432 Shares of Common Stock		487,609
Patrizia Ag	31,900 Shares of Common Stock		1,024,570
Pdc Energy Inc	79,266 Shares of Common Stock		1,627,331
Penta Ocean Const	100,600 Shares of Common Stock		864,276
Perrigo Company Limited	111,574 Shares of Common Stock		4,989,589
			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate equities (continued)
Persimmon Ord	7,927 Shares of Common Stock		299,827
Perspecta Inc	52,708 Shares of Common Stock		1,269,209
Peugeot Sa	50,273 Shares of Common Stock		1,376,013
Pfizer Inc	245,594 Shares of Common Stock		9,040,315
Pgt Inc	117,473 Shares of Common Stock		2,389,401
Philip Morris Intl	159,917 Shares of Common Stock		13,239,528
Pioneer Nat Res Co	45,302 Shares of Common Stock		5,159,445
Points Intl Ltd	47,572 Shares of Common Stock		685,037
Pola Orbis Hldg In	27,300 Shares of Common Stock		553,695
Pool Corp	19,605 Shares of Common Stock		7,302,863
Post Hldgs Inc	33,000 Shares of Common Stock		3,333,330
Poste Italiane Spa	15,447 Shares of Common Stock		157,249
Premier Inc	151,298 Shares of Common Stock		5,310,560
Prestige Consumer Healthcare Inc	106,870 Shares of Common Stock		3,726,557
Prima Meat Packers	19,600 Shares of Common Stock		620,776
Prologis Inc	61,031 Shares of Common Stock		6,082,349
Prosegur Seguridad	176,249 Shares of Common Stock		525,753
Prosus	25,663 Shares of Common Stock		2,774,501
Proximus	37,556 Shares of Common Stock		744,876
Prysmian Spa	35,159 Shares of Common Stock		1,250,987
Psp Swiss Property	4,988 Shares of Common Stock		667,550
Publicis Groupe Sa	29,850 Shares of Common Stock		1,488,676
Puma Biotechnology Inc	38,136 Shares of Common Stock		391,275
Puma Se	6,990 Shares of Common Stock		789,235
Pva Tepla Ag Ord	12,682 Shares of Common Stock		304,134
Qorvo Inc	4,000 Shares of Common Stock		665,080
Qualcomm Inc	150,273 Shares of Common Stock		22,892,589
Qualys Inc	18,919 Shares of Common Stock		2,305,659
Quest Diagnostics	41,220 Shares of Common Stock		4,912,187
Quinstreet Inc	47,967 Shares of Common Stock		1,028,412
Radian Group	137,895 Shares of Common Stock		2,792,374
Radware Ltd	76,668 Shares of Common Stock		2,127,537
Raffles Medical	634,061 Shares of Common Stock		477,351
Reata Pharmaceuticals Inc	13,494 Shares of Common Stock		1,668,128
Recordati	10,200 Shares of Common Stock		565,728
Red Electrica Corp	33,249 Shares of Common Stock		682,437
Regency Ctrs Corp	24,456 Shares of Common Stock		1,114,949
Reliance Inds Spon Gdr	46,932 Shares of Common Stock		2,567,180
Relo Group Inc	26,900 Shares of Common Stock		650,842
Renasant Corp	55,391 Shares of Common Stock		1,865,569
Renesas Electronics Corporation	135,900 Shares of Common Stock		1,420,273
Renewi Plc Ord	1,359,275 Shares of Common Stock		768,308
Repsol Sa	50,836 Shares of Common Stock		513,153
Resona Holdings	158,800 Shares of Common Stock		554,327
Revance Therapeutics Inc	82,421 Shares of Common Stock		2,335,811
			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate equities (continued)
Rexel	63,282 Shares of Common Stock		998,443
Rexford Indl Rlty Inc	47,775 Shares of Common Stock		2,346,230
Rexnord Corp	44,381 Shares of Common Stock		1,752,606
Rhi Magnesita	14,500 Shares of Common Stock		694,916
Ringcentral Inc	15,380 Shares of Common Stock		5,828,559
Rinnai Corp	4,400 Shares of Common Stock		510,553
Rio Tinto Limited	5,541 Shares of Common Stock		486,704
Rio Tinto Ord	47,415 Shares of Common Stock		3,545,322
Roche Hldgs Ag Genusscheine	39,617 Shares of Common Stock		13,848,807
Rocket Pharmaceuticals Inc	27,140 Shares of Common Stock		1,488,358
Rockwell Automation	49,656 Shares of Common Stock		12,454,222
Rohm Co Ltd	24,800 Shares of Common Stock		2,399,651
Roku Inc	17,100 Shares of Common Stock		5,677,542
Ross Stores Inc	66,150 Shares of Common Stock		8,123,882
Royal Dutch Shell	55,997 Shares of Common Stock		964,009
Rpm Intl Inc	61,480 Shares of Common Stock		5,581,154
Rsa Insurance Grp Ord	15,707 Shares of Common Stock		145,442
Ryohin Keikaku Co	3,700 Shares of Common Stock		75,437
S.W. Airl Co	155,059 Shares of Common Stock		7,227,300
Sabra Health Care Reit Inc	33,054 Shares of Common Stock		574,148
Saf Holland	65,400 Shares of Common Stock		896,226
Safestore Hldgs Ord	86,974 Shares of Common Stock		927,335
Sage Group	95,237 Shares of Common Stock		757,672
Saia Inc	9,645 Shares of Common Stock		1,743,816
Sam Yung Trading	43,141 Shares of Common Stock		555,992
Samsung Electronic	64,642 Shares of Common Stock		4,820,033
San-Ai Oil Co	68,600 Shares of Common Stock		742,178
Sandvik Ab	138,890 Shares of Common Stock		3,404,370
Sandy Spring Bancorp Inc	57,496 Shares of Common Stock		1,850,796
Sanne Group Plc Ord	61,700 Shares of Common Stock		519,539
Sanofi	24,852 Shares of Common Stock		2,393,083
Sanwa Holdings	39,500 Shares of Common Stock		459,867
Sartorius Stedim B	1,400 Shares of Common Stock		498,817
Sato Holdings	21,400 Shares of Common Stock		461,185
Saul Ctrs Inc	11,476 Shares of Common Stock		363,560
Sbanken Asa	34,234 Shares of Common Stock		275,489
Scentre Group	380,710 Shares of Common Stock		816,694
Schlumberger Ltd	125,040 Shares of Common Stock		2,729,623
Schneider Electric	4,158 Shares of Common Stock		601,854
Schwab Charles Corp	251,946 Shares of Common Stock		13,363,216
Science Applications Intl Corp	3,500 Shares of Common Stock		331,240
Scout24 Ag	6,700 Shares of Common Stock		549,662
Seacoast Bkg Corp Fla	82,283 Shares of Common Stock		2,423,234
Seagen Inc	48,990 Shares of Common Stock		8,580,109
Sealed Air Corp	27,200 Shares of Common Stock		1,245,488
			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate equities (continued)
Seb Sa	4,121 Shares of Common Stock		751,295
Sega Sammy Hldgs	5,300 Shares of Common Stock		83,521
Segro Plc Ord	287,773 Shares of Common Stock		3,727,587
Sekisui Chemical Co Ltd	6,500 Shares of Common Stock		123,018
Sekisui House	28,700 Shares of Common Stock		583,757
Sekisui House Reit	1,061 Shares of Common Stock		770,740
Sekisui Jushi Corp	33,000 Shares of Common Stock		696,789
Selective Ins Group Inc	45,130 Shares of Common Stock		3,022,807
Sempra Energy Inc	40,858 Shares of Common Stock		5,205,718
Sempra Energy Mandatory Conversion	48,942 Shares of Common Stock		4,882,454
Sempra Energy Mandatory Pfd Conv	10,603 Shares of Common Stock		1,099,849
Semtech Corp Com	102,234 Shares of Common Stock		7,370,050
Senior	294,600 Shares of Common Stock		359,413
Sensient Technologies Corp	26,297 Shares of Common Stock		1,939,930
Ses Fdr	15,352 Shares of Common Stock		144,937
Sgs Sa	425 Shares of Common Stock		1,283,726
Shangri-La Asia	486,000 Shares of Common Stock		433,109
Shimamura Co	13,300 Shares of Common Stock		1,396,407
Shimizu Corp	196,900 Shares of Common Stock		1,430,336
Shinko Elec Inds	38,400 Shares of Common Stock		877,757
Shinsei Bank	128,100 Shares of Common Stock		1,576,978
Shionogi & Co Ltd	1,400 Shares of Common Stock		76,410
Shutterstock Inc	59,688 Shares of Common Stock		4,279,630
Siemens Ag	28,719 Shares of Common Stock		4,129,551
Siemens Energy Ag	89,063 Shares of Common Stock		3,269,191
Signature Aviation Plc Ord	188,340 Shares of Common Stock		996,337
Signature Bk Ny	43,398 Shares of Common Stock		5,871,315
Silgan Hldgs Inc	58,397 Shares of Common Stock		2,165,361
Siltronic Ag	7,300 Shares of Common Stock		1,144,178
Sim Corp	5,400 Shares of Common Stock		803,764
Simon Property Group Inc	10,492 Shares of Common Stock		894,758
Simpson Mfg Inc	20,281 Shares of Common Stock		1,895,259
Sjm Holdings Ltd.	143,000 Shares of Common Stock		159,896
Skanska Ab	4,726 Shares of Common Stock		120,674
Skf Ab	28,396 Shares of Common Stock		737,859
Societe Generale	15,044 Shares of Common Stock		313,325
Sodexho	1,929 Shares of Common Stock		163,375
Solarwinds Corp	50,503 Shares of Common Stock		755,020
Solvay Sa	3,294 Shares of Common Stock		390,463
Sonic Healthcare	29,412 Shares of Common Stock		729,669
Sonova Holding Ag	4,945 Shares of Common Stock		1,286,668
Sony Corp	48,400 Shares of Common Stock		4,821,483
Sosila Logistics R Reit	337 Shares of Common Stock		411,601
South32 Ltd	1,369,417 Shares of Common Stock		2,610,075
Southern Co	382,852 Shares of Common Stock		23,518,598
Southern Co Corporate	65,119 Shares of Common Stock		3,379,676
			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate equities (continued)
Spar Nord Bank	43,900 Shares of Common Stock		431,531
Splunk Inc	41,530 Shares of Common Stock		7,055,532
Square Enix Holdings Co Ltd	17,400 Shares of Common Stock		1,055,005
Ss&C Technologies Hldgs Inc	93,220 Shares of Common Stock		6,781,755
St James'S Place Ord	41,000 Shares of Common Stock		635,270
Stabilus S.A.	9,300 Shares of Common Stock		656,569
State Str Corp	102,068 Shares of Common Stock		7,428,509
Stericycle Inc	63,345 Shares of Common Stock		4,391,709
Steris Plc Ord	32,380 Shares of Common Stock		6,137,305
Sthree Plc Ord	165,498 Shares of Common Stock		674,158
Stmicroelectronics	53,875 Shares of Common Stock		1,996,020
Stockland	162,742 Shares of Common Stock		524,924
Stora Enso Oyj	7,205 Shares of Common Stock		137,921
Store Capital Corporation	62,239 Shares of Common Stock		2,114,881
Strategic Ed Inc	34,685 Shares of Common Stock		3,306,521
Stride Inc	114,248 Shares of Common Stock		2,425,485
Subaru Corporation	72,100 Shares of Common Stock		1,440,324
Sumco Corporation	110,500 Shares of Common Stock		2,422,021
Sumitomo Electric	17,600 Shares of Common Stock		232,945
Sumitomo Realty & Development	6,800 Shares of Common Stock		209,509
Sumitomo Rubber	11,200 Shares of Common Stock		96,222
Summit Hotel Properties Inc	10,391 Shares of Common Stock		93,623
Summit Indl Income Trust Units	89,407 Shares of Common Stock		957,932
Sun Communities Inc	56,864 Shares of Common Stock		8,640,485
Sun Hung Kai Prop	154,091 Shares of Common Stock		1,987,284
Sunac China Hldgs	70,000 Shares of Common Stock		258,646
Sunac Services Hld	222,927 Shares of Common Stock		493,358
Suncorp Group Ltd	45,943 Shares of Common Stock		345,302
Supernus Pharmaceuticals Inc	78,175 Shares of Common Stock		1,966,883
Suruga Bank	104,500 Shares of Common Stock		342,109
Suzuken Co Ltd	19,000 Shares of Common Stock		686,425
Svenska Handelsbanken	212,836 Shares of Common Stock		2,140,657
Swatch Group	481 Shares of Common Stock		131,412
Swedish Match	5,600 Shares of Common Stock		434,905
Swire Pacific	27,500 Shares of Common Stock		152,505
Symrise Ag	13,184 Shares of Common Stock		1,748,631
Synchrony Finl	149,240 Shares of Common Stock		5,180,120
Tabcorp Holdings Ltd	27,472 Shares of Common Stock		82,675
Taiheiyo Cement	39,800 Shares of Common Stock		994,181
Taisei Corp	36,400 Shares of Common Stock		1,253,349
Tc Energy Corporation	176,220 Shares of Common Stock		7,175,678
Te Connectivity Ltd	65,911 Shares of Common Stock		7,979,845
Tecan Group Ag	3,500 Shares of Common Stock		1,717,631
Teijin Ltd	21,600 Shares of Common Stock		405,870
Telecom Italia Spa	2,355,263 Shares of Common Stock		1,087,585
			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate equities (continued)
Teledyne Technologies Inc	12,340 Shares of Common Stock		4,837,033
Telenet Grp Hldg	1,768 Shares of Common Stock		75,886
Temenos Ag	8,013 Shares of Common Stock		1,120,886
Tencent Hldgs Limited	64,300 Shares of Common Stock		4,677,057
Terreno Rlty Corp	47,789 Shares of Common Stock		2,796,135
Texas Instruments Inc	81,599 Shares of Common Stock		13,392,844
Thales Sa	5,641 Shares of Common Stock		516,963
Thermo Fisher Corp	14,431 Shares of Common Stock		6,721,671
Tjx Cos Inc	143,330 Shares of Common Stock		9,788,006
Tokyo Electron	5,800 Shares of Common Stock		2,157,199
Tokyo Ohka Kogyo	12,600 Shares of Common Stock		884,789
Tokyo Tatemono Co	49,100 Shares of Common Stock		672,928
Topbuild Corp	16,363 Shares of Common Stock		3,012,101
Toshiba Corp	68,000 Shares of Common Stock		1,900,140
Tosoh Corp	21,600 Shares of Common Stock		336,411
Total Se Spon Ads Ea	456,061 Shares of Common Stock		19,113,517
Towngas China Co	964,000 Shares of Common Stock		435,139
Toyo Suisan Kaisha	2,400 Shares of Common Stock		116,693
Toyoda Gosei	12,500 Shares of Common Stock		362,608
Toyota Tsusho Corp	2,600 Shares of Common Stock		104,886
Tradeweb Mkts Inc	91,380 Shares of Common Stock		5,706,681
Trane Technologies Plc	46,170 Shares of Common Stock		6,702,037
Transdigm Group Inc	13,354 Shares of Common Stock		8,264,123
Transunion	49,890 Shares of Common Stock		4,950,086
Treasury Wine Esta	63,041 Shares of Common Stock		457,269
Tsuruha Holdings	5,000 Shares of Common Stock		710,930
Twilio Inc	25,010 Shares of Common Stock		8,465,885
Tyson Foods Inc	183,931 Shares of Common Stock		11,852,514
Ubisoft Entertain	7,900 Shares of Common Stock		762,071
Ucb	36,767 Shares of Common Stock		3,800,440
Udg Healthcare Plc Ord	64,500 Shares of Common Stock		687,713
Ugi Corp	98,600 Shares of Common Stock		3,447,056
Ulta Beauty Inc	21,960 Shares of Common Stock		6,306,034
Ultra Electronic Holdings Ord	19,900 Shares of Common Stock		563,632
Umpqua Hldgs Corp	138,650 Shares of Common Stock		2,099,161
Unibail-Rodamco-Westfield	2,567 Shares of Common Stock		202,836
Unicaja Banco	520,400 Shares of Common Stock		455,266
Unifirst Corp Mass	12,431 Shares of Common Stock		2,631,518
Uniper Se	36,807 Shares of Common Stock		1,271,794
Unite Group Ord	116,415 Shares of Common Stock		1,662,945
United Parcel Svc Inc	133,484 Shares of Common Stock		22,478,706
United Therapeutics Corp Del	9,600 Shares of Common Stock		1,457,184
United Urban Inves Reit	1,332 Shares of Common Stock		1,646,212
Upm-Kymmene Corp	14,871 Shares of Common Stock		554,414
Us Foods Hldg Corp	36,600 Shares of Common Stock		1,219,146
			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate equities (continued)
Vail Resorts Inc	13,536 Shares of Common Stock		3,776,003
Value Partners Gp	775,000 Shares of Common Stock		408,797
Venture Corp Ltd	50,800 Shares of Common Stock		746,443
Viacomcbs Inc	41,769 Shares of Common Stock		1,556,313
Viatris Inc	57,600 Shares of Common Stock		1,079,424
Viavi Solutions Inc	150,745 Shares of Common Stock		2,257,406
Vicat Sa	16,000 Shares of Common Stock		672,463
Vici Pptys Inc	50,698 Shares of Common Stock		1,292,799
Vinci	20,272 Shares of Common Stock		2,018,038
Vistra Corp	142,000 Shares of Common Stock		2,791,720
Vistry Group Plc	56,800 Shares of Common Stock		729,454
Volkswagen Ag	18,682 Shares of Common Stock		3,484,072
Vonovia Se	91,535 Shares of Common Stock		6,692,979
Vontier Corp	57,700 Shares of Common Stock		1,927,180
Wacker Chemie Ag	7,300 Shares of Common Stock		1,042,801
Walmart Inc	50,209 Shares of Common Stock		7,237,627
Walt Disney Co	62,777 Shares of Common Stock		11,373,937
Wartsila	33,336 Shares of Common Stock		332,424
Waste Connections Inc	27,160 Shares of Common Stock		2,785,801
Watts Wtr Technologies Inc	25,674 Shares of Common Stock		3,124,526
Wells Fargo & Co	738,052 Shares of Common Stock		22,274,409
Welltower Inc	62,053 Shares of Common Stock		4,009,865
Wesfarmers Ltd	14,748 Shares of Common Stock		573,567
Western Alliance Bancorporation	55,728 Shares of Common Stock		3,340,894
Wetherspoon (J.D) Ord	42,300 Shares of Common Stock		645,293
Weyerhaeuser Co	11,082 Shares of Common Stock		371,579
Wh Group Limited	3,061,000 Shares of Common Stock		2,566,016
Wienerberger Ag	36,693 Shares of Common Stock		1,170,880
Wihlborgs Fast. Ab	30,222 Shares of Common Stock		682,268
Wiley John & Sons Inc	15,764 Shares of Common Stock		719,784
Willdan Group Inc	59,852 Shares of Common Stock		2,495,828
Williams Co Inc	109,400 Shares of Common Stock		2,193,470
Williams Sonoma Inc	43,900 Shares of Common Stock		4,470,776
Willis Towers Watson Plc	15,995 Shares of Common Stock		3,369,827
Wing Tai Holdings	332,900 Shares of Common Stock		491,170
Wix.Com Ltd	28,896 Shares of Common Stock		7,222,844
Wolters Kluwer	15,270 Shares of Common Stock		1,290,290
Wood Group (John) Ord	135,800 Shares of Common Stock		575,830
World Wrestling Entmnt	76,510 Shares of Common Stock		3,676,306
Xilinx Inc	50,020 Shares of Common Stock		7,091,335
Xpo Logistics Inc	34,526 Shares of Common Stock		4,115,499
Yamato Holdings	28,400 Shares of Common Stock		723,719
Yamazen Corp	48,100 Shares of Common Stock		481,256
Yangzijiang Shipbu	1,742,100 Shares of Common Stock		1,258,809
Z Holdings Corp	18,900 Shares of Common Stock		114,302
			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate equities (continued)
Zalando Se	3,132 Shares of Common Stock		348,956
Zendesk Inc	90,760 Shares of Common Stock		12,989,571
Zimmer Biomet Hldgs Inc	58,828 Shares of Common Stock		9,064,807
Zogenix Inc	46,965 Shares of Common Stock		938,830
Zon Optimus Sgps Sa	94,800 Shares of Common Stock		331,507
Zozo Inc	15,700 Shares of Common Stock		387,615
Zuken Inc Npv	34,500 Shares of Common Stock		965,378
Zumtobel Group Ag	40,400 Shares of Common Stock		301,532

Cash and cash equivalents
Cash	Foreign currency and collaterals		58,028,151

Government securities
Federal Home Loan Banks	Fltg Due 05-07-2021 Reg		20,537,861
Federal Home Loan Banks	Tranche 00793 Fltg 09-10-2021		10,523,670
Federal Home Loan Banks	Corp Fltg Due 06-02-2022 Reg		10,523,463
Federal Home Loan Banks	Disc Nt 03-17-2021 0% Disc Nts 17/03/2021 Usd		10,458,255
Federal Home Loan Banks	Fltg Due 02-09-2021		9,290,285
Federal Home Loan Banks	.17% Due 05-13-2021 Reg		9,195,881
Federal Home Loan Banks	Fltg Due 04-05-2021 Reg		8,121,294
Federal Home Loan Banks	Cons Disc Nts 01-20-2021		7,894,754
Federal Home Loan Banks	Cons 0.12% 06-04-2021 06-04-2021		7,075,380
Federal Home Loan Banks	Disc Nt 03-19-2021		7,013,707
Federal Home Loan Banks	Tranche 00708 .19% Due 03-25-2021		7,001,561
Federal Home Loan Banks	Fltg Rt Due 02-28-2022		6,221,527
Federal Home Loan Banks	0% Due 04-29-2021		6,023,268
Federal Home Loan Banks	Tra .11% 06-29-2021		5,425,169
Federal Home Loan Banks	Corp Dtd 8/5/2020 .69% 08-05-2025		5,102,372
Federal Home Loan Banks	Disc Nt 06-11-2021 0% Disc Nts 11/06/2021 Usd		4,962,821
Federal Home Loan Banks	Disc Nt 02-17-2021 0% Disc Nts 17/02/2021 Usd		4,624,507
Federal Home Loan Banks	Disc Nt 03-24-2021 0% Disc Nts 24/03/2021 Usd		4,624,061
Federal Home Loan Banks	Disc Nt 04-12-2021 0% Disc Nts 12/04/2021 Usd		4,602,283
Federal Home Loan Banks	Cons Bd Fltg Rate 1.641% Due 04-27-2021		4,284,468
Federal Home Loan Banks	Fltg Due 05-03-2021 Rg		4,140,738
Federal Home Loan Banks	06-15-2021		4,045,454
Federal Home Loan Banks	Fltg Due 03-12-2021		4,005,785
Federal Home Loan Banks	Corp Dtd 8/18/2020 .7% 08-18-2025		3,900,457
Federal Home Loan Banks	Corp .099545% 11-10-2022		3,738,989
Federal Home Loan Banks	Fltg 01-08-2021		3,599,974
Federal Home Loan Banks	Fltg Due 07-08-2021 Reg		3,225,909
Federal Home Loan Banks	Tranche 00053 Due 03-04-2021		2,840,326
Federal Home Loan Banks	Corp .68% Due 08-06-2025/08-06-2021 Reg		2,808,225
Federal Home Loan Banks	.2% 12-17-2020		2,756,921
Federal Home Loan Banks	Disc Nt 02-03-2021 0% Disc Nts 03/02/2021 Usd		2,254,850
Federal Home Loan Banks	Disc Nt 01-15-2021 0% Disc Nts 15/01/2021 Usd		2,239,952
			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Government securities (continued)
Federal Home Loan Banks	Corp Tranche # Tr 00572 .65% 10-22-2025		2,200,543
Federal Home Loan Banks	Tranche 00414 0 07-23-2021		2,155,000
Federal Home Loan Banks	Fltg Rt 04-28-2022 Reg		1,995,927
Federal Home Loan Banks	Disc Nt 05-19-2021 0% Disc Nts 19/05/2021 Usd		1,684,368
Federal Home Loan Banks	Tranche Fltg Due 01-22-2021 Reg		1,555,023
Federal Home Loan Banks	Corp Tranche # Tr 00856 .65% 10-27-2025		1,400,052
Federal Home Loan Banks	Corp Tranche # Tr 00867 .8% 10-28-2026		1,400,025
Federal Home Loan Banks	Disc Nt 01-04-2021 0% Disc Nts 04/01/2021 Usd		1,120,000
Federal Home Loan Banks	Corp Pool #Zm2479 4%01-01-2047 Beo		674,786
Federal Home Loan Banks	Corp Pool #G08841 3.5% 10-01-2048 Beo		170,883
Federal Home Loan Banks	Corp Ser 4678 Cl Af Fltg Rt 12-15-2042		112,404
FFCB	Cons Systemwide Bds Dtd .256279% 07-20-2022		25,042,038
FFCB	Disc Nt 02-17-2021 0% Disc Nts 17/02/2021 Usd		11,378,483
FFCB	Disc Nt 04-26-2021 0% Disc Nts 26/04/2021 Usd		11,376,814
FFCB	Fltg 10-21-2022		8,900,000
FFCB	Disc Nt 06-01-2021 0% Disc Nts 01/06/2021 Usd		6,577,295
FFCB	Fltg Rt 11-03-2022		6,069,438
FFCB	Cons Systemwide Disc Nts 01-19-2021		5,919,827
FFCB	Disc Nt Due 0% 07-28-2021		5,460,558
FFCB	Cons Systemwide Fltg 09-02-2022		5,415,000
FFCB	Fltg Rt 04-16-2021		5,345,843
FFCB	Fltg Rt 10-14-2022		5,309,927
FFCB	Cons Systemwide Disc Nts 02-12-2021		5,014,565
FFCB	Cons Systemwide Bds Tranche Var 01-15-2021 Reg		5,000,139
FFCB	Disc Nt 03-11-2021 0% Disc Nts 11/03/2021 Usd		4,998,347
FFCB	Cons Fltg 01-14-2022		4,465,000
FFCB	Cons Systemwide Bds Tr 10-07-2022		4,235,297
FFCB	Disc Nt 03-17-2021 0% Disc Nts 17/03/2021 Usd		4,179,248
FFCB	Cons Systemwide Bds Fltg 06-17-2021		4,059,297
FFCB	Fltg 07-01-2021		3,317,710
FFCB	Disc Nt 12-02-2021 0% Disc Nts 02/12/2021 Usd		2,981,972
FFCB	Disc Nt 07-21-2021 0% Disc Nts 21/07/2021 Usd		2,877,738
FFCB	Cons Fltg Rt 03-17-2021		2,774,766
FFCB	Cons Systemwide Bds 1.69% Fltg Rt 12-13-2021		2,724,717
FFCB	Cons Systemwide Bds Dtd .12013% 12-28-2021		2,599,873
FFCB	Cons Adj Rt 07-08-2021		2,215,000
FFCB	Cons Systemwide Bds Var Rt 09-23-2021		2,001,432
FFCB	Disc Nt 08-03-2021 0% Disc Nts 03/08/2021 Usd		1,998,328
FFCB	Cons Fltg 01-14-2021		1,965,000
FFCB	Cons Systemwide Bds Fltg Due 11-18-2021 Reg		1,925,000
FFCB	Cons Systemwide Disc Nts 01-20-2021		1,369,957
FFCB	Cons Systemwide Bds Floating Rate 11-12-2021		1,146,048
FFCB	Fltg Rate 07-09-2021		1,020,602
FFCB	Cons Systemwide Bds Fltg Due 10-08-2021 Reg		745,732
FHLMC	Preassign 00099 1.125 08-12-2021		1,992,155
			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Government securities (continued)
FHLMC	Tranche # Tr 00164 1.29 12-13-2021		1,642,033
FHLMC	Multiclass Ser 3218 Cl As 09-15-2036		90,241
FHLMC	Multiclass Ser 3147 Cl Ls 04-15-2036		85,977
FHLMC	Multiclass Ser 4620 Cl Af 11-15-2042		77,379
FHLMC	Multiclass Ser 3951 Cl Us Fltg 02-15-2040		56,132
FHLMC	Fltg Ser 2007-34 Cl S 04-25-2037 Beo		39,099
FHLMC	Gold Q50962 3.5% 09-01-2047		34,308
FHLMC	Multiclass Ser 3218 Cl Sa Flg Rt Due 09-15-2036		6,566
FHLMC	Multiclass Ser 3828 Cl Sy 02-15-2041 Fltg		4,894
FNMA	Single Family Mortgage 2.5% 30 Years Settles March		46,449,751
FNMA	Single Family Mortgage 2.5% 30 Years Settles January		15,917,523
FNMA	0% 03-15-2051		13,356,550
FNMA	Single Family Mortgage 4% 30 Years Settles February		7,257,508
FNMA	Single Family Mortgage 2% 15 Years Settles March		6,248,982
FNMA	Fltg Due 04-15-2022 Reg		5,786,070
FNMA	Fltg Due 04-07-2022 Reg		5,095,642
FNMA	Single Family Mortgage 3.5% 30 Years Settles February		4,562,034
FNMA	Single Family Mortgage 3% 30 Years Settles February		3,041,035
FNMA	Fannie Mae 1.375% Due 10-07-2021 Reg 1.375 10-07-2021		2,836,811
FNMA	Tranche 852 .7% Due 07-30-2025		1,401,356
FNMA	Ser 19-28 Cl Fj Fltg Due 06-25-2059 Reg		743,489
FNMA	Sr 06-114 Cl Af Fltg 12-25-2036		726,728
FNMA	Gtd Mtg Pool #Aj1509 4% 09-01-2041 Beo		698,191
FNMA	Pool #Fm1549 4% 09-01-2048 Beo		391,943
FNMA	Pool #Ab0183 5% 02-01-2025 Beo		348,298
FNMA	Pool #Ap1215 3.5% 06-01-2043 Beo		326,472
FNMA	Pool #Ab1609 4% 10-01-2025 Beo		211,051
FNMA	Pool #Bn0874 4% Due 11-01-2048 Reg		208,677
FNMA	Gtd Mtg Pool #Ak2411 4% Due 02-01-2042 Beo		196,805
FNMA	Pool #Ab9280 4% 05-01-2043 Beo		180,343
FNMA	Gtd Mtg Pool #Ai2095 4% 05-01-2026 Beo		178,829
FNMA	Pool #Bk8894 4% 10-01-2048 Beo		165,806
FNMA	Pool #Ao1771 4% 05-01-2042 Beo		123,624
FNMA	Pool #Ca2539 4% Due 10-01-2048		95,597
FNMA	Fnr 2007-56 Gs Flt Rt 06-25-2037		93,800
FNMA	Ser 2007-89 Cl Sd Fltg Rt 09-25-2037		56,250
FNMA	Gtd Mtg Ah6737 4 2-1-2026		55,020
FNMA	Gtd Mtg Pool #Al5548 2.581% Due 05-01-2038 Beo		41,083
FNMA	00.000Fnra361225Be#Mbs Remic Adjustable 12-25-2036		33,105
FNMA	Gtd Mtg Pool #Ah9391 4% 03-01-2026 Beo		30,092
FNMA	Remic Tr 2011-60 Cl-Oa Prin Only 08-25-2039 Reg		27,841
FNMA	Ser 2007-32 Cl Sa Fltg Rt 04-25-2037		23,201
FNMA	2007-15 Cl Ai Var 03-25-2037		14,470
FNMA	Remic Tr 2010-2 Cl-Gf Fltg 12-25-2049		9,019
FNMA	Fr Cmo 25/03/37 Usd 03-25-2037		6,335
			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Government securities (continued)
FNMA	Remic Tr 2009-87 Cl-Hs Var Rate 11-25-2039		5,410
FNMA	Gtd Mtg Pool #Al1378 6Due 02-01-2027 Beo		5,325
FNMA	Ser 2007-4 Cl Sl Fltg Rt 02-25-2037		4,504
FNMA	Ser 2011-40 Cl Sx Var Rt Due 11-25-2040 Beo		1,300
GNMA	Ii Jumbos 2.5% 30 Years Settles February		21,131,250
GNMA	Ii Jumbos Tba 2.0% 30 Years 03-15-2051		15,323,601
GNMA	Pool #Ma6222 5% 10-20-2049 Beo		3,574,277
GNMA	Pool #Ma5764 4.5% 02-20-2049 Beo		1,376,939
GNMA	Ii Jumbos 4.5% 30 Years Settles February		964,547
GNMA	Pool #Ma6656 Ser 2050 3% Due 05-20-2050 Reg		805,169
GNMA	Pool #Ma5400 Ser 2048 5% Due 08-20-2048 Reg		680,724
GNMA	Pool #Ma5265 4.5% 06-20-2048 Beo		652,466
GNMA	Remic Passthru Ctf Sr 20-H14 Cl Fh 0.0% 08-20-2070		635,715
GNMA	2017-H05 Remic Passthru Ctf Cl Fc Fltg 02-20-2067		539,611
GNMA	2017-H14 Remic Passthru Ctf Cl Fg 06-20-2067		503,195
GNMA	Ser 15-H08 Cls Fb Fltg Due 03-20-2065		411,673
GNMA	2016-H17 Mtg Pass Thru Ctf Cl Mx Fc08-20-2066		382,497
GNMA	Pool #Ak8998 3% 07-15-2045 Beo		334,613
GNMA	Ser 2015-H20 Cl Fb Flt Rt 08-20-2065		207,941
GNMA	Pool #Ab9437 3.5 Due 11-15-2042 Reg		202,364
GNMA	Fltg Rt Ser 18-H15 Cl Fg 08-20-2068 Reg		151,432
GNMA	Pool #Al1871 3% 01-15-2045 Beo		133,230
GNMA	2016-H13 Remic Pass Thru Secs Cl Ft05-20-2066		123,725
GNMA	Pool #Am4137 3.5% 04-15-2045 Beo		108,462
GNMA	Remic 2015-H30 Cl Fd Flt Rt 10-20-2065		98,520
GNMA	Pool #Al5414 3.5% 02-15-2045 Beo		98,326
GNMA	2016-H20 Remic Passthru Ctf Cl Fg 08-20-2066		94,301
GNMA	Pool #Ma5933 5% Due 05-20-2049 Reg		89,289
GNMA	Remic Ser 2013-H16 Cl Fa Fltg 07-20-2063		88,478
GNMA	Remic Sr 16-H09 Cl Fb Fltg Rt 04-20-2066		73,554
United States	Treas Bills 02-25-2021 Treas Bills		77,592,434
United States	Treas Bills 01-12-2021 Treas Bills		65,999,413
United States	Treas Bills 0% Tbill 02-02-2021		65,995,906
United States	Treas Bills 01-28-2021		47,427,882
United States	Treas Bills 0% 02-23-2021		35,711,900
United States	Treas Bills 01-07-2021		33,999,915
United States	Treas Bills 0% T-Bill 01-26-2021		26,469,232
United States	Treas Bills 0% Tbill 03-09-2021		24,996,222
United States	Treas Bills 0% Tbill Due 06-24-2021 Reg		24,790,281
United States	Treas Bills 0% T-Bill 06-01-2021		19,993,011
United States	Treas Bills 0% Tbill 12-30-2021Reg		19,980,000
United States	Treas 0% T-Bills 01-19-2021		19,199,680
United States	Treas Bills 12-02-2021 0.0% 02/12/2021		19,159,991
United States	Treas Bills Due 0% 01-21-2021Reg		18,217,612
United States	Treas Bills 0% Tbill 04-29-2021		16,795,438
			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Government securities (continued)
United States	Treas Nts Infl Idx Dtd 04-15-2017 0.125% Due 04-15-2022		15,601,647
United States	Treas Bills 0% T-Bill 05-06-2021		14,995,806
United States	Treas Bills 05-20-2021		14,365,589
United States	0% Treas Bills Due 02-09-2021		11,403,987
United States	Treas Bills 0% Tbill 02-11-2021		9,949,370
United States	Treasury Infl Indx 0.125% 01-15-2030		9,945,073
United States	Treas Nts Infl Idx Dtd 0.625% 01-15-2026		9,821,298
United States	Treas Infl Idx 0.25% 07-15-2029		9,357,860
United States	Treas Infl Index Nts 0.500005% 01-15-2028		8,711,562
United States	Tsy Infl Ix N/B 0.375% 07-15-2027		8,166,514
United States	Tsy Infl Ix N/B Us Gvt National 0.375%01-15-2027		7,408,931
United States	Treas Infl Indexed Nts .125% 01-15-2023		7,276,631
United States	Treas Nts .125% Due 07-15-2030		7,062,334
United States	Treas Notes Nts 0.125% Infl Index 07-15-2026		6,928,160
United States	Treas Bills 0% Tbill Due 11-04-2021 Reg		6,494,292
United States	Treas Bonds 04-15-2028		6,309,620
United States	Treas Nts Dtd 11/15/2016 2.0% 11-15-2026 Reg		6,203,871
United States	Treas Bds Dtd 00271 1.125%Due 08-15-2040		6,059,000
United States	Tsy Infl Ix N/B .125% Due 10-15-2024 Reg		5,984,398
United States	Treas Bds 2.125 2-15-2041		5,871,760
United States	Treas Bds 1.375 02-15-2044 Reg		5,693,030
United States	Treas Nts Fltg Rt 07-31-2021		5,005,784
United States	Treas Bills 0% 01-05-2021		4,999,999
United States	Treas Bills Dtd 0% Tbill 03-02-2021		4,999,358
United States	Treas Nts Infl Idx 0.625% 04-15-2023		4,922,558
United States	Treas Infl Indexed Bonds 2.375 Due 01-15-2025 Beo		4,906,592
United States	Bds Indx Lnkd 0.875% 02-15-2047		4,895,129
United States	Treas Bills 0% T-Bill 08-12-2021		4,627,553
United States	Treas Infl Indexed Nts 0.75% 07-15-2028		4,583,834
United States	Treas Nts 0.5% 04-15-2024		4,204,972
United States	Treas Bds Index Linked 2.5 Due 01-15-2029 Reg		4,187,797
United States	Tsy Infl Ix Treas Bd 0.625 01-15-2024		4,026,338
United States	Infl Indxd Treas Notes 0.25% Tb 01-15-25 Usd1000 A-2025		3,914,315
United States	Treas Bills 0% 05-25-2021		3,898,778
United States	Treas Notes Inflation Index 0.125 Nts 07-15-2024		3,874,403
United States	Treas Bonds 0.75 Deb Tips 02-15-2042		3,870,686
United States	Wi 0% Treas Bills Due 04-22-2021		3,799,088
United States	Treas Notes Infl Idx T-Bond .875% 01-15-2029		3,635,197
United States	Treas Bds Index Linked 1.75 Due 01-15-2028 Reg		3,495,377
United States	Treas Notes 2.0% 11-30-2022		3,321,876
United States	Wi Treasury Sec. Frn Due 10-31-2021 Reg		3,051,227
United States	Treas Bills 0% 04-01-2021 Reg		2,999,420
United States	Treas Infl Nts 0.375% Dtd 07/15/2015 07-15-2025		2,974,816
United States	Treas Bds 2.875% 05-15-2049 Reg		2,969,516
United States	Tsy Infl Ix N/B 1% Tips 02-15-2048		2,693,092
			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Government securities (continued)
United States	Tsy Infl Ix N/B Treas Bonds 0.75% 02-15-2045		2,551,342
United States	Treas Nts .125% Due 04-15-2025 Reg		2,494,020
United States	Treasury N/B 2% Due 02-15-2050 Reg		2,280,797
United States	Treas Bds 4.375 Due 05-15-2040 Reg		2,276,484
United States	Treas Bds Tsy Infl Ix N/B 02-15-2046		1,947,414
United States	Treas Nts Dtd 08/15/2019 1.625% Due 08-15-2029 Reg		1,925,578
United States	Treasury Dtd 02/15/2010 02-15-2040		1,716,027
United States	Treas Bds Tbond Fixed 3% 02-15-2049		1,714,781
United States	Treas 2% Due 01-15-2021		1,680,933
United States	Treas Bonds 0% T-Bond 02-15-2050		1,556,323
United States	Treasury N/B 2.375% 05-15-2029		1,525,711
United States	Treas Bds Dtd 11/15/2020 1.625% 11-15-2050		1,394,750
United States	Treas Bds Index Linked 2.00 Due 01-15-2026 Reg		1,366,298
United States	Treas Bds 1.25% Due 05-15-2050		1,270,063
United States	Treas Bonds 0.625% Tips Infl Idx 02-15-2043 Usd1000		1,157,163
United States	Treas Infl Indexed Nts .125% 07-15-2022		922,131
United States	Treas Nts Tips .375 07-15-2023		845,028
United States	Wi Treas Nts Fltg Rt 04-30-2021 Reg		840,346
United States	Mf1 2020-Fl3 Ltd Sr Secd Nt Cl A Fltg 07-15-2035 Beo		706,078
United States	Treasury N/B 2.25% 11-15-2024		678,677
United States	Treas Bonds 1.0% 02-15-2049		640,778
United States	2.5% Treas Nts 01-31-2024		621,416
United States	Tsy Infl Ix N/B 0.125% 01-15-2022		620,615
United States	Treas Bds Inflation Index Linked 3.875% 04-15-2029		506,583
United States	Treas Bds Treasury Bond 2.375% Due 11-15-2049 Reg		469,891
United States	Treas Bds 3% Due 05-15-2047 Reg		392,871
United States	Treas Bds 2.25% 08-15-2049		343,324
United States	Tbond 1.75% 11-15-2029		324,223
United States	Treas Infl Indexed Bonds 3.375 Due 04-15-2032 Ar12 Due 04-15-32 Reg		241,310
United States	Treas Nts Dtd 604 2.375% Due 08-15-2024 Reg		215,555
United States	Treas 2.125% 11-30-2024		214,586
United States	Treas Bds Dtd 08/15/2020 1.375% 08-15-2050		187,313
United States	Treas Bds Index Linked Notes 2.375 Due 01-15-2027 Reg		96,303
United States	Treas Nts 1.875% 08-31-2024		10,603
Argentina(Rep Of)	Frn Snr 04/2022 Ars1		2,314
Australia	(Cmnwlth) Idx/Lkd Snr 20/09/2025 Aud		582,436
Australia	Index Linked Bnds 1.25% 21/02/2022		470,327
Brazil	0% T-Bill 01/04/21 Brl'Ltn'		4,406,673
Brazil	0% T-Bill 01/10/21 Brl'Ltn'		1,511,558
California St	Pension Oblig 3.818% 02-15-2038 Beo Taxable		552,330
California St	Pub Wks Fing Authlease Rev 6.091% 08-01-2022 Beo Taxable		435,688
California St	1.327% 07-01-2022 Beo Taxable		401,208
California St	1.477% 07-01-2023 Beo Taxable		302,082
California St	5.7% 11-01-2021 Beo Taxable		104,512
Canada	4.25% Idx/Lkd 01/12/26 Cad		325,344
			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Government securities (continued)
France(Govt Of)	Idx/Lkd Snr 01/03/2026 Eur1		1,579,409
France(Govt Of)	Idx/Lkd Snr 25/07/2024 Eur1		830,625
France(Govt Of)	Idx/Lkd Snr 25/07/2027 Eur1		167,886
Illinois St	Taxable-Ser 1-Build Amer 6.63% Due 02-01-2035 Beo Taxable		813,412
Italy	Idx/Lkd Snr 26/05/2025 Eur		5,700,005
Japan	0% T-Bill 08/02/2021 Jpy		8,524,339
Japan	0% T-Bill 22/03/2021 Jpy		2,809,463
Kuwait	3.5% Snr Mtn 20/03/2027 Usd		683,250
Mexico	4.75% Due 04-27-2032 Reg		722,100
Mexico	Iss Usd 31Yrinsedol = A038P73 5% Due 04-27-2051 Reg		498,000
Mexico	4.5% Index Linked Bds22/11/35 Mxn100		404,580
Michigna St	Univ Revs 6.173% 02-15-2050 Beo Taxable		635,935
New York St	N Y City Hsg Dev Corp Mltifam Mtg Rev 3.709 02-15-2048 Beotaxable		743,722
New York St	Dorm Auth St Pers Income Taxrev 5.289% 03-15-2033 Beo Taxable		626,880
New Zealand	2% Idx/Lkd 20/09/25		1,074,432
Peru	Bnds 8.2% 12/08/2026		863,110
Peru	6.15% Gtd 12/08/2032 Pen		302,850
Port Auth NY & NJ	4.458% 10-01-2062 Beo Taxable		399,102
Port Auth NY & NJ	3.287% Due 08-01-2069 Reg Taxable		320,529
Saudi Arabia	2.875% Snr Mtn 04/03/23 Usd		629,016
Saudi Arabia	2.375% Snr Mtn 26/10/21 Usd		304,825
Saudi Arabia	3.625% Snr Mtn 04/03/28 Usd		224,484
Small business Admin	Gtd Dev Partn Ctf 5.12 Due 11-01-2027 Reg		148,122
Texas St	Transn Commn St Hwy Fd Rev 5.028% 04-01-2026 Beo Taxable		582,070
West Virginia St	Asset Backed .797 06-01-2021 Beo Taxable		700,231
West Virginia St	Asset Backed 2.02 06-01-2027 Beo Taxable		300,267

Corporate debt instruments
1211 Ave Of The	3.9005% Due 08-10-2035		222,916
Abbvie Inc	Abbvie Inc 3.2% 11-06-2022		314,093
Acadia Healthcare	5.625% Due 02-15-2023		10,025
Acadia Healthcare	6.5% Due 03-01-2024		275,738
Acrisure Llc	8.125% Due 02-15-2024		100,578
Acrisure Llc	9% Due 04-15-2025		173,940
Aecom	5.125% Due 03-15-2027		382,814
Aecom	5.875% Due 10-15-2024		101,490
Aflac Inc	6.45% Due 08-15-2040		191,521
Aircastle Ltd	5.125% Due 03-15-2021		302,391
Albertsons Cos Llc	Fixed 5.75% Due 03-15-2025		77,250
Alcoa Inc	5.9% Due 02-01-2027		92,089
Alexandria Real	2.75% Due 12-15-2029		434,834
Alexandria Real	4% Due 01-15-2024		220,110
Alliance Res Oper	7.5% Due 05-01-2025		182,750
Allstate Corp	75% Due 12-15-2025		402,021
Ally Finl Inc	5.75% Due 11-20-2025		151,351
			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate debt instruments (continued)
Ally Finl Inc	8% Due 11-01-2031		562,194
Altice Fing S A	7.5% Due 05-15-2026		358,802
Amc Networks Inc	4.75% Due 08-01-2025		141,480
Amc Networks Inc	4.75% Due 12-15-2022		129,161
Amerigas Partners	5.625% Due 05-20-2024		141,153
Amerigas Partners	5.75% Due 05-20-2027		85,327
Amern Axle & Mfg	6.875% Due 07-01-2028		99,130
Amern Intl Group	4.375% Due 01-15-2055		899,840
Anchorage Cap Clo 16 Ltd	Sr Secd Nt Cla Fltg Rate 1.60069% 10-20-2031		399,074
Anheuser Busch Inbev Worldwide Inc	4.15% 01-23-2025		569,345
Antero Midstream	5.75% Due 01-15-2028		105,622
Apache Corp	4.75% 04-15-2043		233,295
Apache Corp	5.1% Due 09-01-2040		53,313
Apache Corp	5.25% Due 02-01-2042		32,335
Apache Corp	Fixed 4.25% Due 01-15-2044		59,198
Arches Buyer Inc	6.125% Due 12-01-2028		64,027
Arches Buyer Inc	Initial Term Loan 12-06-2027 Beo		205,103
Archrock Partners	6.875% Due 04-01-2027		110,854
Arconic Inc	5.95% Due 02-01-2037		92,785
Ardent Health Partners, Llc	Tl 06-16-2025 Beo		359,967
Asset Backed Fdg Corp	2004-Opt3 Asset Bkd Ctf Cl A-4 11-25-2033 Reg		351,381
Ast Backed Fdg	Fltg Rt .768% Due 04-25-2034		1,100
Athenahealth. Inc	Tlb Due 02-11-2026 Beo		146,581
Ats Automation	4.125% Due 12-15-2028		154,660
Avalonbay Cmntys Inc	Fixed 3.3% 06-01-2029 Reg		113,697
Aviation Cap Group	Fltg Rt 1.1405% Due 06-01-2021		298,155
Aviation Cap Group	Sr Nt Fltg 144A Due 07-30-2021 Beo		594,382
Axalta Coating Sys	Axalta Coating Sys 4.75% Due 06-15-2027		159,563
B A T Cap Corp	Fixed 3.557% Due 08-15-2027		222,696
Bacardi Ltd	4.45% Due 05-15-2025		1,116,356
Baidu Inc	1.72% Due 04-09-2026		202,675
Baidu Inc	4.875% 11-14-2028		1,199,990
Banc Of America Merrill Lynch	Large Lo Series 2015-200P Class A 3.218% 4-14-33		758,396
Banco Santander Sa Frns	04-12-2023		202,008
Bank Amer Corp	3.419% 12-20-2028		328,697
Bank Amer Corp	5.875% Due 12-31-2049		90,400
Bank Amer Corp	Bds 4 04-01-2024		360,770
Bank Amer Corp	Fltg Rt 1.486% Due 05-19-2024		307,018
Bank Amer Corp	Medium Term Sr Nt Ser M 03-05-2024		201,515
Banque Federative	Fltg Rt 3.5515% Due 07-20-2023		203,304
Barclays Bk Plc	Barclays Bk Plc 7.625 Due 11-21-2022		325,938
Barclays Plc	2.852% Due 05-07-2026		429,576
Barclays Plc	Plc 3.684% Due 01-10-2023		206,130
Barclays Plc	4.375% Due 01-12-2026		1,037,336
Barclays Plc	Fixed 6.125% Due 12-31-2049		215,500
			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate debt instruments (continued)
Barclays Plc	Fltg Rt 5.088% Due 06-20-2030		239,917
Barry Callebaut Nv	5.5% Due 15/06/2023 Usd		327,000
Bayer Us Fin Ii	4.375% Due 12-15-2028		705,730
Bayer Us Fin Ii Llc Gtd	Nt Fltg Rate 144A Due 12-15-2023/06-25-2018 Beo		303,085
Bds 2020-Fl6 Ltd	Bds 2020-Fl6 Ltd / Bds 2020-Fl6 Llc 1.40738% 09-15-2035		903,812
Bear Stearns	Asset Backed Secs I Tr 2006-He8 Cl Ii-1A-3 10-25-2036 Reg		456,315
Benchmark	2019-B15 Mtg Tr Coml Mtg 19-B15 Aab 2.85% 12-15-2072		555,336
Bk Nova Scotia B C	Fixed 4.9% Due 12-31-2049		324,801
Blue Cube Spinco	Blue Cube Spinco 10% Due 10-15-2025		236,101
Bnp Paribas	Sr Non Var Rt 2.819% Due 11-19-2025		639,554
Bnp Paribas Bnds	4.25 Due 10-15-2024		675,567
Boeing Co	Fixed 5.15% Due 05-01-2030		726,151
Boxer Parent Company Inc.	Boxer Parent Company Inc. Due 10-02-2025Beo		131,275
Boyd Gaming Corp	6.375% Due 04-01-2026		62,329
Boyd Gaming Corp	8.625% Due 06-01-2025		94,536
Brixmor Oper	Brixmor Oper 4.125% Due 05-15-2029		690,189
Broadcom Corp	3.5% 01-15-2028		220,442
Broadcom Corp	Caymn Fi 3.875% 01-15-2027		336,692
Broadcom Corp	2.25% Due 11-15-2023 Reg		417,754
Broadcom Corp	4.25% Due 04-15-2026 Reg		343,571
Broadcom Corp	4.3% Due 11-15-2032 Beo		474,196
Brookfield Fin Inc	4.85% 03-29-2029		857,527
Bstn Scientific	2.65% Due 06-01-2030		642,662
Bstn Scientific	3.75% Due 03-01-2026		226,968
Buckeye Partners L	3.95% Due 12-01-2026		138,781
Buckeye Partners L	4.5% Due 03-01-2028		257,500
Buckeye Partners L	5.6% Due 10-15-2044		69,210
Buckeye Partners L	5.85% Due 11-15-2043		34,438
Bway Holding Company Bway Holding Co	Tlbsr Secd 1St Lien Due 04-03-2024 Beo		250,700
Caesars Resort Collection Llc	Term Loan Due 06-19-2025 Beo		200,062
Campbell Soup Co	2.375% Due 04-24-2030/04-24-2020 Reg		316,893
Campbell Soup Co	Fltg Rt .8465% Due 03-15-2021		200,179
Care Cap Pptys Lp	5.125% Due 08-15-2026		122,641
Cd Commercial Mort	Tr Ser 2018-Cd7 Cl Asb 4.213% 08-15-2051		812,753
Cdk Global Inc	Fixed 4.5% Due 10-15-2024		57,135
Cdk Global Inc	Fixed 5.875% Due 06-15-2026		306,334
Cdn Nat Res Ltd	3.85% Due 06-01-2027		785,433
Cdw Llc / Cdw Fin	4.125% Due 05-01-2025		201,913
Cedar Fair L P	6.5% Due 10-01-2028		187,601
Centene Corp	Del 3% Due 10-15-2030		1,093,817
Centene Corp	Del 4.75% Due 01-15-2025 Reg		15,393
Centurylink Inc	5.625% Due 04-01-2025		6,473
Centurylink Inc	6.75% Due 12-01-2023		310,736
Centy Tel	6.875% Due 01-15-2028		144,765
Change Healthcare	5.75% Due 03-01-2025		757,860
			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate debt instruments (continued)
Cheniere Corpus Christi Hldgs Llc	5.125% 06-30-2027		88,723
Cheniere Energy	5.625% Due 10-01-2026		78,000
Cheniere Energy	Fixed 5.25% Due 10-01-2025		189,856
Citigroup Coml Mtg	3.608% Due 11-10-2048		628,288
Citigroup Coml Mtg	Tr 2020-Wss Mtg Passthru Ctf Cl A 144A 2.0765 02-15-2039		1,176,514
Citigroup Inc	Fltg Rt .776% Due 10-30-2024		402,595
Citigroup Inc	Global Sr Nt Fltg Due 10-27-2022/09-27-2022 Reg		302,189
Clev Elec Illum Co	4.55% Due 11-15-2030		115,290
Cmo Bear Stearns	Alt-A Tr 2006-8 Mtg Passthru Ctf Cl Iii-A-1 01-25-2037 Reg		240,272
Cmo Bear Stearns	Arm Tr Ser 2004-10 Cl I2A5 2.94036% Due 01-25-2035 Beo		56,034
Cmo Benchmark	2019-B14 Mtg Tr Ser 19-B14Cls Asb 2.9571% Due 12-15-2061 Reg		997,841
Cmo Benchmark	Ser 19-B14 Cl A5 3.0486% Due 12-15-2061		449,141
Cmo Citigroup Coml Mtg	Mtg Tr 2019-Gc43 Ser 19-Gc43 Cls Aab 2.8841% 11-10-2052		988,378
Cmo Comm 2018-Cor3 Mtg	Fltg Rt 4.228% Due 05-10-2051		593,529
Cmo Cwmbs Inc	Ser 2004-Hyb2 Cl 6-A Flt Rt Due 07-20-2034 Beo		18,355
Cmo Exantas Capital Corp	Fltg Rt 04-15-2036		389,486
Cmo Gs Mtg Secs Corp	2004-Cw1 Cl Iia-1 6% Due 04-01-2034 Reg		134,912
Cmo Gs Mtg Secs Corp	2005-Ar7 Mtg Passthru Ctf Cl 2A1 Due 11-25-2035 Reg		13,725
Cmo Gs Mtg Secs Corp	Ser 2005-Ar6 Cl 1A1Due 09-25-2035 Reg		18,897
Cmo Harborview Mtg Ln	Ser 05-9 Cl B1 Fltg 06-20-2035		367,232
Cmo Harborview Mtg Ln	Tr 2004-1 Passthructf Cl 2-A 4.6186 04-19-2034 Reg		12,362
Cmo Harborview Mtg Ln	Tr 2005-11 Mtg Passthru Ctf 2-A1A Due 08-19-2045 Reg		190,917
Cmo Jpmbb Coml Mtg Secs	Tr 2015-C31 Cl Asb 3.5395% Due 08-15-2048 Beo		582,246
Cmo Jpmbb Coml Mtg Secs	Tr Ser 2015-C32 Cl Asb 3.3582% 11-15-2048		553,727
Cmo Jpmbb Coml Mtg Secs	Tr 2016-C2 Mtg Pass Thru Ctf Cl A-Sb 2.9542 06-15-2049		634,947
Cmo Jpmbb Coml Mtg Secs	Tr Sr 2019-Cor6 Cl Asb 2.9815% 04-13-2029		1,005,327
Cmo Merrill Lynch Mtg Invs Inc	Iii-A Due 05-25-2033		6,559
Cmo Merrill Lynch Mtg Invs Inc	2004-D Cl A1 09-25-2029 Reg		21,645
Cmo Merrill Lynch Mtg Invs Inc	Ser 2003-C Cl A1 6-25-28		2,739
Cmo Structured Asset Mtg Invts Ii Inc	Ser 04-Ar2 Cl Ia Var 05-19-2034 Reg		33,924
Cmo Structured Asset Secs Corp	2003-40A Cl 3-A1 Due 01-25-2034 Beo		63,142
Cmo Structured Ast Mtg Invts Ii Inc	Due 07-19-2035 Reg		9,860
Cmo Ubs Coml Mtg	Tr 2018-C12 Mtg Ser 2018-C12 Cls Asb 4.1945% 07-15-2051		808,544
Cmo Ubs Coml Mtg	Tr Ser-2018-C11 Cl-Asb 4.1186% 07-15-2051 Reg		458,183
Cmo Wa Mut Mtg Secs Corp	2005-Ar1 Cl A-1A Var Due 12-25-2044 Reg		31,219
Cmo Wamu Mtg	Pass-Thru Ctfs 2005-Ar8 Ctfcl 2-A-1A Due 07-25-2045 Reg		85,454
Cmo Wamu Mtg	Pass-Thru Ctfs Ser 2005-Ar13 Cl A-1A1 Flt 10-25-45		237,727
Cmo Wells Fargo Coml Mtg	Tr Ser 2015-Nxs4 Mtg Ctf Cl Asb 3.522% 12/15/2048		628,318
Cmo Wells Fargo Coml Mtg	Tr 2019-C54 2.832% Due 12-15-2052 Reg		560,907
Cmo Wells Fargo Coml Mtg	Tr 2Ser 20-C56 Cl A5 2.606% Due 06-15-2053 Reg		1,288,577
Cmo Wells Fargo Coml Mtg	Tr Ser 2019-C53 Cl Asb 2.964% 10-15-2052		997,734
Cmo Wells Fargo Coml Mtg	Tr Ser-2018-C45 Cl-Asb 4.147% 06-15-2051 Reg		689,868
Cnx Midstream	6.5% Due 03-15-2026		137,363
Cnx Res Corp	7.25% Due 03-14-2027		217,210
Colt 2020-1R Mtg	1.255% Due 09-25-2065		507,018
			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate debt instruments (continued)
Columbia / Hca	7.69% Due 06-15-2025		14,400
Columbia / Hca	Healthcare Corp Medium Term Book Entry # Tr 15 7.58 09-15-2025		118,090
Columbia / Hca	Healthcare Corp 8.36 Deb Due 4-15-2024 Reg Opt Put Pay On 4-**Put		212,940
Commscope Inc	7.125% Due 07-01-2028		30,885
Compass Group	8% Due 05-01-2026		453,600
Conagra Brands Inc	4.3% 05-01-2024		335,743
Connect Finco Sarl/Connect U S Finco L	6.75% Due 10-01-2026		467,505
Continental Airls	Pass Thru Tr 2007-1A 5.983% Due 04-19-2023		104,984
Contl Res Inc	4.9% Due 06-01-2044		93,956
Corp Andina De Fomento	3.95% 15/10/2021		238,567
Covanta Hldg Corp	5.0% Due 09-01-2030 Reg		102,714
Covanta Hldg Corp	5.875% Due 07-01-2025		114,400
Cp Atlas Buyer Inc	Inc 7% Due 12-01-2028		128,960
Cr Agricole S A	1.907% Due 06-16-2026		414,883
Cr Agricole S A	3.25% Due 10-04-2024		488,150
Cr Suisse	6.5 Due 08-08-2023		225,728
Cr Suisse Group	3.75% Due 03-26-2025		277,552
Credit Agricole S A London Brh	Sr Non-Pftranche # Tr 6 Var Rt Due 04-24-2023		252,912
Csc Hldgs Llc	4.125% Due 12-01-2030		209,120
Csc Hldgs Llc	6.5% Due 02-01-2029		225,810
Csc Hldgs Llc	6.75% Due 11-15-2021		229,900
Cvs Health Corp	3.7% Due 03-09-2023		87,725
Cvs Health Corp	3.875% Due 07-20-2025		339,753
Daimler Fin North Amer Llc Corp	Fltg 144A 02-15-2022		806,018
Daimler Fin North Amer Llc Corp	Due 02-12-2021 Beo		200,066
Daimler Fin North Amer Llc Corp	Nt Fltg Due 05-04-2021 Beo		700,998
Danske Bk A/S	1.621% Due 09-11-2026		401,806
Davita Inc	4.625% Due 06-01-2030		215,434
Deutsche Bk Ag N Y	3.3% 11-16-2022		417,136
Deutsche Bk Ag N Y	3.95% Due 02-27-2023		106,248
Deutsche Bk Ag N Y	Fixed 4.25% Due 10-14-2021		922,884
Deutsche Bk Ag N Y	Fltg Rt 2.222% Due 09-18-2024		720,117
Deutsche Bk Ag N Y	Fltg Rt 3.961% Due 11-26-2025		546,420
Deutsche Bk Ag N Y Branch	5.0% 02-14-2022		313,659
Deutsche Bk Ag N Y Brh	Fltg 02-04-2021		200,109
Dexia Cr Loc	Loc Nt 144A 2.5% Due 01-25-2021Beo		300,372
Diamond 1 Fin Corp	7.125% Due 06-15-2024		1,228,993
Diebold Nixdorf	9.375% Due 07-15-2025		308,000
Dish Dbs Corp	5% Due 03-15-2023		6,195
Dish Dbs Corp	5.875% 11-15-2024		2,097
Dish Dbs Corp	6.75% Due 06-01-2021		290,760
Dish Dbs Corp	7.75% Due 07-01-2026		619,366
Diversified	9.75% Due 06-15-2025		51,126
Duke Energy Corp	2.65% Due 09-01-2026		544,799
Ecmc Group Student Ln	Tr 2020-2 Stud Ln Nt Cl A Fltg Rate 1.26763% 11-25-2069		957,867
			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate debt instruments (continued)
Ecopetrol S A	4.125% Due 01-16-2025		652,506
Elanco Animal Health Inc Corp	4.9% 08-28-2028		243,080
Eldorado Resorts	6.25% Due 07-01-2025		388,725
Enbridge Inc	Fltg 02-18-2022		900,461
Encompass Hlth	4.625% Due 04-01-2031		42,800
Energy Transfer	4.05% Due 03-15-2025		877,603
Enpro Inds Inc Corp	5.75% 10-15-2026		164,688
Epr Pptys	4.75% Due 12-15-2026		202,080
Eqt Corp	3.9% Due 10-01-2027		238,428
Eqt Corporation	5.0% Due 01-15-2029 Beo		251,982
Eqt Midstream Partners L P	6.5%Ue 07-15-2048		198,640
Erp Oper Ltd	3% Due 07-01-2029		111,259
Euro Galaxy Clo Bv 16-5A Clo 10/11/2030	16-5A Clo 10/11/2030		367,268
Evergy Metro Inc	2.25% Due 06-01-2030		529,733
Eversource Energy	Fixed .8% Due 08-15-2025		399,224
Fce Bank Plc Mtn	1.875% 24/06/2021		368,212
Fed Rlty Invt	Tr 3.95% Due 01-15-2024		326,354
Fid Natl Finl Inc	3.4% Due 06-15-2030		768,720
Firstenergy Corp	4.25 Due 03-15-2023		211,196
Flex Acqstn Co Inc	7.875% Due 07-15-2026		78,750
Flex Acquisition Co Inc	(Aka Novolex) Tlsr Secd 1St Lien Due 12-29-2023 Beo		85,934
Flex Ltd	4.875% Due 05-12-2030		721,410
Ford Motor Credit Co Llc	4.063% Due 11-01-2024		352,992
Ford Mtr Co	Del 5.291% Due 12-08-2046		110,770
Ford Mtr Co	Del 9% Due 04-22-2025		185,128
Ford Mtr Co	Del 9.625% Due 04-22-2030		465,713
Ford Mtr Co	Del Nt 4.75 01-15-2043		40,800
Ford Mtr Cr Co Llc	3.47% 04-05-2021		400,000
Ford Mtr Cr Co Llc	3.81% Due 01-09-2024		281,875
Ford Mtr Cr Co Llc	4.0% Due 11-13-2030 Beo		364,350
Ford Mtr Cr Co Llc	4.125% Due 08-17-2027		322,630
Ford Mtr Cr Co Llc	5.125% Due 06-16-2025		217,460
Ford Mtr Cr Co Llc	5.596% 01-07-2022		310,104
Ford Mtr Cr Co Llc	Fixed 3.35% Due 11-01-2022		305,250
Ford Mtr Cr Co Llc	Nt Fltg Due 02-15-2023		193,006
Forterra Fin Llc	6.5% Due 07-15-2025		156,950
Freeport-Mcmoran	5.45% Due 03-15-2043		201,690
Freeport-Mcmoran	Fixed 4.375% Due 08-01-2028		138,125
Freeport-Mcmoran	Fixed 4.625% Due 08-01-2030		74,630
Freeport-Mcmoran	Inc 5.4% Due 11-14-2034/11-14-2014 Reg		83,834
Garda World Security Corporation	Term Loan B 10-30-2026 Beo		240,937
Gatx Corp	Fltg 11-05-2021		300,684
General Elec Co	4.25% Due 05-01-2040		354,662
General Mtrs Finl Co Inc	3.55% 07-08-2022 Reg		104,296
General Mtrs Finl Co Inc	3.55% Due 04-09-2021 Reg		403,097
			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate debt instruments (continued)
General Mtrs Finl Co Inc	Sr Nt Fltg Ratedue 11-17-2023 Reg		400,799
Genesis Energy L P	7.75% Due 02-01-2028		306,400
Genesis Energy L P	8% Due 01-15-2027		180,216
Gfl Environmental	8.5% Due 05-01-2027		188,700
Global Med	6.5% Due 10-01-2025		257,070
Goldman Sachs	5.75% Due 01-24-2022		634,197
Goldman Sachs Group Inc	Nt Fltg 10-31-2022		301,222
Goldman Sachs Group Inc	Fltg Var Rt Due 02-23-2023		201,863
Goodyear Tire	5.125% Due 11-15-2023		150,188
Goodyear Tire	9.5% Due 05-31-2025		467,944
Greystar Real	5.75% 12-01-2025		132,470
Grinding Media Inc	7.375% Due 12-15-2023		350,175
Gs Mtg Secs Ser	2014-Gc26 Cl A-Ab 3.365% 3.365% 11-10-2047		500,196
Harley Davidson	Fltg Rt 1.16763% Due 03-02-2021		200,037
Hca Inc	3.5% Due 09-01-2030		224,204
Hca Inc	5.375% Due 09-01-2026		316,085
Hca Inc	5.625% Due 09-01-2028		542,800
Hca Inc	5.875% Due 02-15-2026		40,250
Healthsouth Corp	Healthsouth Corp 5.75% Due 09-15-2025		62,025
Hertz Fleet Lease	3.23% Due 05-10-2032		192,320
Hewlett Packard	Fltg Rt .95838% Due 10-05-2021		300,043
Hillenbrand Inc	5.75% Due 06-15-2025		54,000
Homeward	1.657% Due 05-25-2065		359,342
Hospitality Pptys	4.35% Due 10-01-2024		67,150
Hospitality Pptys	4.5% Due 03-15-2025		34,475
Hospitality Pptys	4.95% Due 02-15-2027		201,000
Hospitality Pptys	Tr 4.65 Due 03-15-2024 Reg		35,640
Host Hotels	Fixed 3.5% Due 09-15-2030		217,030
Howmet Aerospace	Fixed 6.875% Due 05-01-2025		76,050
Hsbc Hldgs Plc	4.3% Due 03-08-2026		345,646
Hsbc Hldgs Plc	4.583% 06-19-2029		236,610
Hsbc Hldgs Plc	Fltg Rt 4.292% Due 09-12-2026		1,139,680
Hsbc Hldgs Plc	3.803% 03-11-2025		218,365
Hsbc(Ryanair Holdings Plc)	P-Note 29/10/2021		6,059,363
Hub Intl Ltd	7% Due 05-01-2026		166,281
Hughes Satellite	5.25% Due 08-01-2026		266,004
Hughes Satellite	6.625% Due 08-01-2026		254,581
Hughes Satellite	7.625% Due 06-15-2021		560,675
Hyatt Hotels Corp	5.375% Due 04-23-2025		56,506
Hyatt Hotels Corp	5.75% Due 04-23-2030		172,100
Hyatt Hotels Corp	Fltg Rt 3.1905% Due 09-01-2022		303,403
Informatica Llc	Term Loan 02-14-2025		69,071
Ing Groep N V	6.5% Due 12-31-2049		329,340
Ing Groep N V	Sr Nt Fltg Rate Due 10-02-2023 Reg		203,043
Ingles Mkts Inc	5.75% Due 06-15-2023		86,860
			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate debt instruments (continued)
International Game Technology Plc	6.25% Due 02-15-2022 Beo		474,945
Irb Holding Corporation	Fltg Rt Tbl 11-19-2027		234,073
J P Morgan Mtg	Tr Fltg Rt 3.11449% Due 06-25-2035		10,799
Jp Morgan Mtg Acqstn Corp	Acqstn Corp Fr Cmo 25/08/2036 Usd1000 'Av-5' 08-25-2036 Reg		565,583
Jpmdb Coml Mtg Secs	Tr 2020-Cor7 Coml Mtg Passthru Ctf Cl 2.0508% 05-13-2053		954,464
Jpmorgan Chase & Co	3.2% Due 01-25-2023		317,584
Jpmorgan Chase & Co	4.6% Due 12-31-2049		1,032,500
Jpmorgan Chase & Co	Fltg Rt 1.514% Due 06-01-2024		410,678
Jyske Realkredit	1% Snr 01/10/2050 Dkk0.01		696,648
Kbr Inc	4.75% Due 09-30-2028		195,990
Kennedy Wilson Inc	5.875% Due 04-01-2024		329,875
Kraft Heinz Foods	3.75% Due 04-01-2030		101,533
Kraft Heinz Foods	3.95% Due 07-15-2025		483,458
Kraft Heinz Foods	4.375% Due 06-01-2046		181,767
Kraft Heinz Foods	5.2% Due 07-15-2045		208,085
Kronos Acqstn	5% Due 12-31-2026		31,296
L Brands Inc	6.875% Due 11-01-2035		270,523
Labl Escr Issuer	10.5% Due 07-15-2027		87,848
Ladder Cap Fin	5.875% Due 08-01-2021		44,000
Las Vegas Sands	3.2% Due 08-08-2024		317,752
Leidos Inc	2.95% Due 05-15-2023		105,211
Lifepoint Hlth Inc	9.75% Due 12-01-2026		225,500
Live Nation Entmt	5.625% Due 03-15-2026		82,200
Lloyds Bkg Group	Fltg Rt 2.907% Due 11-07-2023		208,948
Lower Cadence Holdings Llc	Term Loan Due 05-22-2026 Beo		76,976
M/I Homes Inc	4.95% Due 02-01-2028		139,729
M/I Homes Inc	Fixed 5.625% 08-01-2025		93,600
Magnolia Oil & Gas	6% Due 08-01-2026		152,625
Marriott Intl Inc	4% Due 04-15-2028		663,716
Marriott Intl Inc	New 4.625% Due 06-15-2030 Reg		144,338
Marriott Intl Inc	New 5.75% Due 05-01-2025 Reg		182,473
Marriott Own Resorts Inc / Ilg Llc	Sr Nt6.5% 09-15-2026		276,925
Meredith Corp	Fixed 6.875% 02-01-2026		190,125
Meritor Inc	6.25% Due 06-01-2025		95,040
Methanex Corp	5.125% 10-15-2027		169,553
Methanex Corp	5.25% 12-15-2029		44,433
Mfa 2020-Nqm2	Tr Fltg Rt 1.381% Due 04-25-2065		660,456
Mgm Resorts Intl	4.75% Due 10-15-2028		302,267
Mgm Resorts Intl	5.5% Due 04-15-2027		177,206
Mgm Resorts Intl	6% Due 03-15-2023		121,334
Mgm Resorts Intl	7.75% Due 03-15-2022		517,590
Michaels Stores	4.75% Due 10-01-2027		284,950
Microchip Tech Inc	4.25% Due 09-01-2025		195,720
Microchip Tech Inc	Fixed 3.922% Due 06-01-2021		304,260
Milano Assicurazioni	Term Loan B Due 10-01-2027 Beo		119,800
			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate debt instruments (continued)
Mizuho Finl Gp	Frn Snr 07/2023 Aud250000		234,227
Mizuho Finl Group	Fltg Rt 1.21438% Due 07-10-2024		404,252
Mizuho Finl Group Inc	.849% Due 09-08-2024/09-08-2023 Reg		402,437
Mizuho Finl Group Inc	Sr Nt Fltg Rate 03-05-2023		201,494
Molina Healthcare	4.375% Due 06-15-2028		139,983
Molina Healthcare	5.375% Due 11-15-2022		142,931
Mpt Oper	3.5% Due 03-15-2031		328,335
Murphy Oil Corp	5.125 12-01-2042		52,875
Murphy Oil Corp	5.75% Due 08-15-2025		166,320
Mylan Inc	Formerly 3.125% Due 01-15-2023		524,826
Nationstar Mtg	5.5% Due 08-15-2028		119,700
Nationwide Bldg	Fltg Rt 4.363% Due 08-01-2024		434,661
Natwest Group Plc	Fxd/Fltg Srnt 4.269% 03-22-2025		553,146
Natwest Group Plc	Sr Glbl Coco 4.519% 06-25-2024		327,543
Natwest Group Plc	Sr Nt 3.875% Due 09-12-2023 Reg		217,007
Navient Corp	5.875% Due 10-25-2024		19,125
Navient Corp	6.625% Due 07-26-2021		8,170
Navient Corp	6.75% Due 06-25-2025		32,625
Navient Corp	7.25% Due 09-25-2023		177,549
Navient Private Ed Ln	Tr 2020-I 1.10738%04-15-2069		600,039
Navistar Inc	Term Loan Senior Secured 11-06-2024 Beo		283,421
Ncl Corp Ltd	5.875% Due 03-15-2026		230,349
Ncr Corp	New 5.25% Due 10-01-2030		98,670
Ncr Corp	New 8.125% Due 04-15-2025		318,501
Netflix Inc	5.5% Due 02-15-2022		209,250
Netflix Inc	Fixed 6.37% 05-15-2029		324,805
Newell Brands Inc	4.875% Due 06-01-2025		143,039
Newmark Group Inc	Fixed 6.125% Due 11-15-2023		190,130
Nextera Energy Cap	2.8% Due 01-15-2023		104,621
Ngl Energy Partners Lp	Ngl Energy 7.5% 11-01-2023		148,706
Nielsen Fin Llc	5.875% Due 10-01-2030		108,600
Nissan Mtr Accep Corp	Nt Fltg Rate 144A 09-28-2022		1,189,541
Nordea Realkredit	1% Cvd Bds 01/10/50 Dkk0.01		665,806
Novastar Mtg Fdg	Fdg Tr Ser 06-1 Cl A1A Fltg 05-25-2036		103,751
Nrg Energy Inc	4.45% Due 06-15-2029		5,798
Nrg Energy Inc	5.75% 01-15-2028		139,840
Nrg Energy Inc	7.25% Due 05-15-2026		301,730
Nustar Logistics L P	5.75% Due 10-01-2025 Beo		190,635
Nykredit Realkredi	1% Snr 01/10/2050 Dkk0.01		1,931,872
Occidental Pete	4.2% Due 03-15-2048		71,720
Occidental Pete	4.4% Due 04-15-2046		225,709
Occidental Pete	6.125% Due 01-01-2031		82,405
Occidental Pete	6.2% Due 03-15-2040		178,200
Occidental Pete	8.5% Due 07-15-2027		189,264
Occidental Pete	8.875% Due 07-15-2030		298,133
			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate debt instruments (continued)
Occidental Pete	Corp Fltg 08-15-2022		294,000
Occidental Pete	Corp 6.625% Due 09-01-2030 Reg		175,892
Occidental Pete	Corp Sr Nt 6.45% 09-15-2036		57,585
Occidental Pete	Fixed 5.875% Due 09-01-2025		30,885
Occidental Pete	Fixed 6.375% Due 09-01-2028		169,855
Occidental Petroleum Corp	3.5% Due 08-15-2029/08-08-2019 Reg		187,610
Occidental Petroleum Corp	4.3% Due 08-15-2039		192,779
Olin Corp	9.5% Due 06-01-2025		122,456
Oneok Inc	New 4.55% Due 07-15-2028		228,876
Pac Gas & Elec Co	3.5% Due 08-01-2050		496,956
Pac Gas & Elec Co	Fixed 2.1% Due 08-01-2027		101,762
Pac Gas & Elec Co	Fixed 3.45% Due 07-01-2025		108,418
Pac Gas & Elec Co	Fixed 3.5% Due 06-15-2025		108,192
Pac Gas & Elec Co	Fltg Rt 1.57263% Due 11-15-2021		400,219
Pac Gas & Elec Co	2.5% Due 02-01-2031/06-19-2020 Reg		301,095
Pac Gas & Elec Co	3.25% 06-15-2023		417,490
Palmer Square	20-2 Frn Clo 02/2030 Eur 'A'		983,734
Palmer Square	E Frn Clo 01/2030 Eur 'A'		489,257
Penske Automotive Group Inc	3.5% Due 09-01-2025 Reg		138,210
Perrigo Fin Unltd	Fixed 3.15% Due 06-15-2030		534,378
Petrobras Global Finance	5.999% 01-27-2028		433,089
Petroleos Mexicanos	6.49% 01-23-2027		211,200
Phillips 66	.9% Due 02-15-2024		400,969
Phillips 66	Sr Nt Fltg 02-26-2021		200,023
Picasso Fin	Sub 6.125% Due 06-15-2025		133,750
Plains All Amern	3.6% Due 11-01-2024		639,448
Playtika Holding Corp.	Term B Loan 12-10-2024		283,022
Polyone Corp	5.75% Due 05-15-2025		129,625
Presidio Hldgs Inc	8.25% Due 02-01-2028		203,963
Prologis L P	2.25% Due 04-15-2030		107,158
Protective Life	1.17% Due 07-15-2025		711,731
Prudential Plc	3.125% Due 04-14-2030		226,747
Public Svc Enterprise Group Inc	2.65% 11-15-2022		312,678
Puget Energy Inc	New 4.1% 06-15-2030		678,438
Pulte Homes Inc	6.375% Due 05-15-2033		164,412
Pultegroup Inc	5% Due 01-15-2027		100,300
Pvh Corp	4.625% 07-10-2025		119,435
Pvtpl 1011778 B C Unlimited Liability Co	New 4% Due 10-15-2030		207,753
Pvtpl 1011778 Bc Ulc/New Red Fin Inc	4.25% Due 05-15-2024 Beo		31,620
Pvtpl 144A Nissan Mtr Accep Corp	2.8% 01-13-2022 Beo		305,081
Pvtpl Aavaya Inc	6.125% 09-15-2028		119,645
Pvtpl Adams Ml Clo Ltd	14-1A Cl A-1-R 144A Fltg Rt 07-15-2026		150,306
Pvtpl Adient Us Llc	Fixed 7% 05-15-2026		97,894
Pvtpl Ahp Health Partners	9.75% Due 07-15-2026 Beo		248,344
Pvtpl Albertsons Cos Inc	4.875% Due 02-15-2030		267,757
			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate debt instruments (continued)
Pvtpl Albertsons Cos Inc	Fixed 5.875% 02-15-2028		318,840
Pvtpl Albertsons Cos Inc/Safeway Inc	New A Sr Nt 144A 7.5% 03-15-2026		233,881
Pvtpl Albertsons Cos Inc/Safeway Inc	Newa 3.25% Due 03-15-2026/08-31-2020 Beo		243,600
Pvtpl Albertsons Cos Inc/Safeway Inc	Newa 3.5% Due 03-15-2029/08-31-2020 Beo		168,982
Pvtpl Allied Unvl Holdco	9.75% 07-15-2027		294,300
Pvtpl Allied Unvl Holdco Llc	Allied Unv 6.625% 07-15-2026		408,393
Pvtpl Altice France Hldg S A	Nt 144A 6% 02-15-2028		228,825
Pvtpl Altice France S A	Sr Secd Nt 144A 8.125% Due 02-01-2027/07-31-2018 Beo		640,558
Pvtpl Altice France S A	Sr Secd Nt 144A7.375% Due 05-01-2026/05-01-2021 Beo		693,598
Pvtpl Antero Midstream Partners	Lp/Antero Mi 5.75% Due 03-01-2027 Beo		122,813
Pvtpl Antero Midstream Partners	7.875% 05-15-2026		194,125
Pvtpl Aramark Svcs Inc	6.375% Due 05-01-2025 Beo		197,719
Pvtpl Arches Buyer Inc	144A 4.25% Due 06-01-2028 Beo		157,981
Pvtpl Archrock Partners L P	6.25% Due 04-01-2028		124,915
Pvtpl Ardagh Packaging Fin Plc	5.25% 04-30-2025 Beo		211,000
Pvtpl Ares Fin Co Ii Llc	Sr Nt 144A 3.25% Due 06-15-2030/06-15-2020 Beo		423,449
Pvtpl Ashtead Cap Inc	4.25% 11-01-2029		547,420
Pvtpl Assuredpartners Inc	5.625% Due 01-15-2029/12-10-2020 Beo		51,144
Pvtpl At&T Inc	2.55% Due 12-01-2033 Beo		1,964,165
Pvtpl Atlas Sr Secd Ln Fd Viii Ltd	Sr 17-8A Cl B Fltg 01-15-2030		798,916
Pvtpl Avantor	4.625% Due 07-15-2028 Beo		339,458
Pvtpl Avis Budget Car Rent Llc	5.75% 15 07-03-2019		106,575
Pvtpl Axalta Coating Sys Llc	3.375% Due 02-15-2029 Beo		126,000
Pvtpl B A T Intl Fin Plc	Gtd Nt 144A 3.95% Due 06-15-2025 Beo		562,266
Pvtpl Bamll Coml Mtg Secs	Sr 2019-Aht Cl A Fltg 03-15-2034		689,597
Pvtpl Banff Merger Sub Inc	9.75% 09-01-2026		414,778
Pvtpl Bausch Health Cos Inc	5.25% Due 02-15-2031 Beo		150,440
Pvtpl Bausch Health Cos Inc	6.25% Due 02-15-2029 Beo		197,698
Pvtpl Bausch Health Cos Inc	Fixed 5.75% 08-15-2027 Beo		218,790
Pvtpl Bluemountain Clo	2013-2A Ltd Cl A-1-R Fltg 10-22-2030		395,075
Pvtpl Bluemountain Clo	2015-2 Ltd Ser-15-2A Cl-A1R Var 07-18-2027 Beo		923,346
Pvtpl Bmw Fin N V	2.25% 08-12-2022		309,369
Pvtpl Bnp Paribas	2.219% 06-09-2026		837,305
Pvtpl Boc Aviation Pte Ltd	Fltg Rt 09-26-2023		991,195
Pvtpl Bombardier Inc	144A 6% Due 10-15-2022/04-15-2020 Beo		238,541
Pvtpl Bombardier Inc	7.875% Due 04-15-2027		241,813
Pvtpl Bombardier Inc	Sr Nt 5.75 Due 03-15-2022		112,230
Pvtpl Boxer Parent Co Inc	7.125% Due 10-02-2025/06-01-2020 Beo		62,956
Pvtpl Bpce	Medium Term Sub Nts Book Entry 144A 4.625 Due 07-11-2024 Beo		1,117,871
Pvtpl Cable One Inc	Sr Nt 144A 4% Due 11-15-2030 Beo		238,913
Pvtpl Cablevision Lightpath Llc	Sr Secd Nt 3.875% 09-15-2027		270,681
Pvtpl Calpine Corp	3.75% Due 03-01-2031 Beo		207,969
Pvtpl Carlyle Fin Subsidiary Llc	S 3.5% 09-19-2029		439,602
Pvtpl Carlyle Global Mkt Strategies Clo	Ser 2015-3A Cls Air Fltg 07-28-2028		399,009
Pvtpl Cascades Inc	5.125% Due 01-15-2026 Beo		138,369
			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate debt instruments (continued)
Pvtpl Catalent Pharma Solutions Inc	5.0% Due 07-15-2027		198,554
Pvtpl Catamaran Clo	Sr 13-1A Cl Ar Fltg Due 01-27-2028		552,341
Pvtpl Cbam 2018-8 Ltd Llc	Nt Cl A-1 Fltg 3C7 10-20-2029 Beo		1,092,813
Pvtpl Cco Hldgs Llc	4.75% Due 03-01-2030		242,775
Pvtpl Cco Hldgs Llc	4.5% Due 08-15-2030		8,490
Pvtpl Cco Hldgs Llc	5.5% Due 05-01-2026		160,619
Pvtpl Cco Hldgs Llc	5.75% Due 02-15-2026		98,026
Pvtpl Cco Hldgs Llc	Sr Nt 144A 4.5% 05-01-2032		597,923
Pvtpl Centene Escrow	Sr Nt 5.375% 06-01-2026		794,197
Pvtpl Centene Escrow	Sr Nt 6.0% Due 02-15-2024 Beo		287,047
Pvtpl Chesapeake Fdg Ii Llc	2018-2 Cl A-2 Fltg Rate 08-15-2030		172,166
Pvtpl Clarios Global Lp	144A 6.75% 05-15-2025		71,115
Pvtpl Cmo Bamll Coml Mtg Secs	Tr 2019-Rlj Ser 2019-Rlj Cls A Var Rt 04-15-2036		486,851
Pvtpl Cmo Cim Trust	Ser 19-Inv1 Cls A2 Fltg Rt 02-25-2049		212,153
Pvtpl Cmo Csmc	2018-Rpl9 Tr Mtg Backed Nt Cl A 144A Var Rt Due 09-25-2057		590,473
Pvtpl Cmo Gosforth Funding	2012-1 Plc Step Up Due 08-25-2060 Beo		274,160
Pvtpl Cmo Gs Mtg Secs	Tr 2010-C1 Cl A-2 144A 4.592% 08-10-2043		79,614
Pvtpl Cmo Mill City Mtg Ln	Tr 2019-Gs2 Ser 19-Gs2 Cls A1 Var Rt 08-25-2059		1,065,571
Pvtpl Cmo New Residential Mtg Ln	Ser 19-Rpl3 Cl A1 Frn 07-25-2059 Beo		896,508
Pvtpl Cmo New Residential Mtg Ln	Tr 20-Rpl1 Cl A-1 Var Rt Due 11-25-2059		743,436
Pvtpl Cmo Rbssp Resecuritization	Tr 2010-1 Cl 2-A1 144A Var 07-26-2045 Beo		16,899
Pvtpl Cmo Rbssp Resecuritization	Tr Ser 2009-12 Cl 18A1 Fltg 12-25-2035		34,844
Pvtpl Cmo Silverstone Master Issuer	Ser 19-1A Cl 1A Fltg Rt 01-21-2070		216,254
Pvtpl Cmo The Bancorp Coml Mtg	Tr Ser 2019-Cre6 Tr Cls A Fltg Due 09-15-2036		144,442
Pvtpl Cmo Vmc Fin 2018-Fl2 Llc	Sr Secd Nt Cl A Fltg 144A Var Rt Due 10-15-2035		158,595
Pvtpl Cnx Res Corp	6% Due 01-15-2029/11-30-2020 Beo		94,253
Pvptl Commscope Fin Llc	Sr Nt 144A 6.0% 03-01-2026		110,628
Pvtpl Commscope Technologies Finance Bnds	6.0% Due 06-15-2025		64,418
Pvtpl Continental Res Inc	5.75% Due 01-15-2031/11-25-2020 Beo		187,587
Pvtpl Cott Hldgs Inc	Sr 5.5% Due 04-01-2025 Beo		361,375
Pvtpl Credit Suisse Group Ag	6.5 Due 08-08-2023 Beo		1,349,741
Pvtpl Crestwood Midstream Partners	5.625% 05-01-2027		89,100
Pvtpl Crownrock L P/Crownrock Fin Inc	5.625% 10-15-2025		97,017
Pvtpl Csc Hldgs Llc	7.5% 04-01-2028		225,000
Pvtpl Daimler Fin North Amer Llc	V 2.55%Due 08-15-2022		413,590
Pvtpl Dana Financing Lux Sarl Bnds	5.75% Due 04-15-2025		164,963
Pvtpl Danone	Nt 144A 2.947% Due 11-02-2026/11-02-2016 Beo		329,580
Pvtpl Danske Bk A/S	3.244% Due 12-20-2025		321,028
Pvtpl Danske Bk A/S	Medium Term Nts Bookentry Tranche 5.0% 01-12-2022 Reg		208,792
Pvtpl Davita Inc	3.75% 02-15-2031		129,966
Pvtpl Dcp Mid Stream Operating	11/3/2036		102,600
Pvtpl Dell Int Llc	Emc Corp 6.2% Due 07-15-2030 Beo		500,473
Pvtpl Dell Int Llc	Emc Corp Sr Nt 5.875% 06-15-2021		45,081
Pvtpl Dell Int Llc	Emc Corp 5.85% Due 07-15-2025 Beo		600,408
Pvtpl Dell Int Llc	Emc Corp 6.1% Due 07-15-2027/04-09-2020 Beo		49,720
			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate debt instruments (continued)
Pvtpl Denali Capital Clo X Ltd	Fltg Rt Ser 13-1A Cl A1Lr Due 10-26-2027		507,111
Pvtpl Diamond 1 Fin Corp	Diamond 2 Bnds 144A 8.35% Due 07-15-2046		219,358
Pvtpl Diamond 1 Fin Corp	Diamond 2 Fin Corp 1St Lien Nt 144A 6.02		609,973
Pvtpl Diamond Sports Gr	Diamon 5.375% 08-15-2026 Beo		260,000
Pvtpl Double Eagle Iii Midco 1 Llc	Double Ea 7.75% 12-15-2025		171,782
Pvtpl East Ohio Gas Co	2.0% 06-15-2030		518,219
Pvtpl Ecmc Group Stud Ln	Tr 2018-2 Nt Cla Fltg Rate 144A Var Rt Due 09-25-2068		775,150
Pvtpl Ecmc Group Stud Ln	Sr 2018-1A Cl A Var Rt 2-27-2068		320,121
Pvtpl Eldorado Resorts Inc	Sr Nt 144A 8.125% Due 07-01-2027/07-06-2020 Beo		235,796
Pvtpl Endeavor Energy Resource	5.5% Due 01-30-2026/12-07-2017 Beo		101,589
Pvtpl Energizer Hldgs Inc	New Sr Nt 7.75% 01-15-2027		61,133
Pvtpl Entegris Inc	Sr Nt 144A 4.375% Due04-15-2028/04-30-2020 Beo		197,256
Pvtpl Enterprise Fleet Fing 2018-3 Llc	Sr18-3 Cl A2 3.38% Due 05-20-2024 Beo		120,206
Pvtpl Eqm Midstream Partners L P	Sr Nt 144A 6% Due 07-01-2025/06-18-2020 Beo		82,125
Pvtpl Eqm Midstream Partners L P	Sr Nt 144A 6.5% Due 07-01-2027/06-18-2020 Beo		84,453
Pvtpl Erac Usa Fin Llc	Gtd Nt 144A 4.5% Due 08-16-2021 Beo		307,592
Pvtpl Evans Grove Clo Ltd	Ser 18-1A Cl A1 Fltg 05-28-2028		335,600
Pvtpl Expedia Group Inc	4.625% Due 08-01-2027 Beo		63,669
Pvtpl Expedia Group Inc	Sr Nt 144A 3.6% 12-15-2023		319,711
Pvtpl Expedia Group Inc	Sr Nt 144A 6.25 Due 05-01-2025		348,889
Pvtpl Expedia Group Inc	Sr Nt Nc2 144A 7 05-01-2025		27,555
Pvtpl Figueroa Clo Ltd	2014-1 Cl A-R Fltg 01-15-2027		38,898
Pvtpl Financial & Risk Us Hldgs Inc	6.25% Due 05-15-2026		480,375
Pvtpl Financial & Risk Us Hldgs Inc	8.25% 11-15-2026		276,086
Pvtpl Flex Acquisition Co Inc	Sr 6.875% Due 01-15-2025		272,020
Pvtpl Fmg Res August 2006 Pty Ltd	Sr Nt 5.125% 03-15-2023		179,563
Pvptl Fmg Res August 2006 Pty Ltd	4.75% Due 05-12-2017		92,588
Pvtpl Frontdoor Inc	6.75% 08-15-2026		262,298
Pvtpl Frontier Communications Corp	5.875% 10-15-2027		92,988
Pvtpl Ge Cap Fdg Llc	Gtd Nt 144A 3.45% Due 05-15-2025/05-18-2020 Beo		441,329
Pvtpl Gfl Environmental Inc	3.5% Due 09-01-2028/12-21-2020 Beo		278,966
Pvtpl Global Net Lease Inc	3.75 Due 12-15-2027/12-17-2020 Beo		383,527
Pvtpl Gmf Floorplan Owner Revolving	Tr Ser 2018-2 Cl A1 3.13% 03-15-2023		301,684
Pvtpl Gmf Floorplan Owner Revolving	Tr Ser 2018-2 Cl A2 Fltg Rt 03-15-2021		300,171
Pvtpl Golden Credit Card Trust	Ser 2017-4A Cls A Var 144A 07-15-2024		602,753
Pvtpl Grace W R & Co-Conn	Nt 144A 4.875%Due 06-15-2027/06-26-2020 Beo		144,231
Pvtpl Graftech Fin Inc	4.625% Due 12-15-2028/12-15-2023 Beo		230,565
Pvtpl Gtcr Ap Fin Inc	8% Due 05-15-2027		195,471
Pvtpl Gw B-Cr Sec Corp	9.5% Due 11-01-2027		95,245
Pvtpl Gw Honos Sec Corp	8.75% Due 05-15-2025 Beo		83,200
Pvtpl Hanesbrands Inc	Sr 144A 4.875% Due 05-15-2026/05-06-2016 Beo		101,021
Pvtpl Hanesbrands Inc	Sr Nt 144A 4.625% Due 05-15-2024/05-06-2016 Beo		209,500
Pvtpl Hat Hldgs I Llc	144A 5.25 Due 07-15-2024		312,000
Pvtpl Hyundai Cap Amer	1.15% Due 11-10-2022 Beo		400,432
Pvtpl Ihs Markit Ltd	144A 5% Due 11-01-2022/07-28-2016		427,704
			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate debt instruments (continued)
Pvtpl Illuminate Buyer Llc	Sr Nt 144A 9.0% Due 07-01-2028		231,000
Pvtpl Imperial Brands Fin Plc	Gtd Sr Nt 3.125% 07-26-2024		642,569
Pvtpl Imperial Tobbacco Finance	3.75% 07-21-2022		312,775
Pvptl Indigo Nat Res Llc	6.875% 02-15-2026		146,218
Pvtpl Infor Inc	Sr Nt 144A 1.75% Due 07-15-2025/06-05-2020 Reg		519,370
Pvtpl Ing Groep N V	1.4% Due 07-01-2026		711,765
Pvtpl International Game Technology	6.25% 01-15-2027		229,030
Pvtpl International Game Technology Plc	5.25% Due 01-15-2029/06-19-2020 Beo		89,433
Pvtpl Ipalco Enterprises Inc	4.25% Due 05-01-2030		230,887
Pvtpl Iron Mtn Inc	New 5.25% Due 07-15-2030		7,560
Pvtpl Iron Mtn Inc	New Bds 144A 5.625% Due 07-15-2032/06-22-2020 Beo		619,605
Pvtpl Jmp Cr Advisors Clo	Ser 14-1Ra Cl A Fltg 01-17-2028		242,549
Pvtpl Kar Auction Svcs Inc	5.125% Due 06-01-2025 Beo		391,031
Pvtpl Kkr Clo Ltd	Sr 18 Cl A Var Rt 07-18-2030		300,000
Pvtpl Kraft Heinz Foods Co	4.875% Due 10-01-2049 Beo		31,499
Pvtpl Kraft Heinz Foods Co	5.5% Due 06-01-2050 Beo		497,602
Pvtpl Kraft Heinz Foods Co	Gtd Sr Nt 4.25% Due 03-01-2031		98,125
Pvtpl Kronos Acquisition Hldgs Inc	Sr Nt144A 7% Due 12-31-2027/12-22-2020 Beo		141,348
Pvtpl Labl Escrow Issuer Llc	Fixed 6.75% 07-15-2026		157,031
Pvtpl Lamb Weston Hldgs Inc	Sr Nt 144A 4.875% Due 05-15-2028 Beo		117,206
Pvtpl Lcpr Sr Secd Fing Designated	Activity Co 6.75 10-15-2027		226,013
Pvtpl Leaseplan Corp N V	Medium Term Nts2.875% Due 10-24-2024		211,332
Pvtpl Level 3 Fing Inc	3.4% Due 03-01-2027		762,034
Pvtpl Level 3 Fing Inc	3.625% Due 01-15-2029/08-12-2020 Beo		48,878
Pvtpl Lifepoint Health Inc	5.375% Due 01-15-2029 Beo		177,617
Pvtpl Lifepoint Health Inc	6.75% Due 04-15-2025 Beo		193,286
Pvtpl Lions Gate Cap Hldgs Llc	Sr Nt 6.375% 02-01-2024		349,525
Pvptl Lions Gate Cap Hldgs Llc	5.875% Due 11-01-2024 Beo		192,850
Pvtpl Lithia Mtrs Inc	4.375% Due 01-15-2031		189,833
Pvtpl Live Nation Entmt In	4.75% Due 10-15-2027		347,448
Pvtpl Loomis Sayles Clo Ii Ltd	Ser 15-2A Cls Air Fltg 04-15-2028		234,541
Pvtpl Madison Pk Fdg Xi Ltd	Nt Cl A-R Fltg Rate 07-23-2029		499,449
Pvtpl Madison Pk Fdg Xxiii Ltd	Ser 17-23A Cl A Fltg Rt 07-27-2030		399,408
Pvtpl Marriott Ownership Resorts Inc	6.125% Due 09-15-2025/05-13-2020 Beo		269,445
Pvtpl Match Group Inc	Sr Nt 144A 4.625% Due 06-01-2028/05-19-2020 Beo		157,219
Pvtpl Meredith Corp	Sr Secd Nt 144A 6.5%Due 07-01-2025/07-01-2022 Beo		159,000
Pvtpl Metropolitan Edison Co	4.3% Due 01-15-2029 Beo		113,176
Pvtpl Mf1 Multifamily Housing Mortgage	Lo Sr 20-Fl4 Cl A Var Rt Due 11-15-2035		801,293
Pvtpl Midocean Cr Clo Iv	Ser 15-4A Cls Ar Fltg 04-15-2027		114,582
Pvtpl Midocean Cr Clo Vi	Nt Cl A-R Fltg 144A 01-20-2029		1,198,287
Pvtpl Midwest Connector Cap Co Llc	3.625% 04-01-2022		305,255
Pvtpl Molina Healthcare Inc	3.875% Due 11-15-2030 Beo		412,913
Pvtpl Montefiore Med Ctr Ny	Gnma Coll Taxbl Rev Bd 144A Due 05-20-27		76,007
Pvtpl Moss Creek Res Hldgs Inc	Fixed 10.5% 05-15-2027 Beo		146,400
Pvptl Moss Creek Res Hldgs Inc	7.5% Due 01-15-2026/01-18-2018 Beo		262,960
			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate debt instruments (continued)
Pvtpl Mountain View Clo	2017-1 Ltd Ser 17-1A Cl Ar Frn 10-16-2029 Beo		397,728
Pvtpl Mountain View Clo	Ser 14-1A Cl Arr Fltg 10-15-2026		97,942
Pvtpl Mountain View Clo	Ser 15-10A Cls Ar Fltg 01-13-2027		355,388
Pvtpl Mph Acquisition Hldgs Llc	Sr Nt 5.75% 11-01-2028		44,226
Pvtpl Nationstar Mtg Hldgs Inc	Sr Nt 5.125% Due 12-15-2030 Beo		124,381
Pvtpl Nationstar Mtg Hldgs Inc	Sr Nt 144A 6% Due 01-15-2027/01-16-2020 Beo		53,063
Pvtpl Navient Private Ed Refi Ln	Tr 2019-Fa Cl A1 2.18% Due 08-15-2068 Beo		26,609
Pvtpl Navient Private Ed Refi Ln	Tr Sr 2019-C Cl A-2 02-15-2068		824,230
Pvtpl Navient Student Ln	Tr 2016-5 Nt Cla Fltg 144A Var Rt Due 06-25-2065 Beo		750,003
Pvtpl Navistar Intl Corp	New 6.625%11-01-2025		36,668
Pvtpl Navistar Intl Corp	New Sr Secd Nt 9.5% Due 05-01-2025 Beo		207,663
Pvtpl Ncl Corp Ltd	10.25% Due 02-01-2026		228,150
Pvtpl Ncl Corp Ltd	Sr Nt 3.625% Due 12-15-2024		80,750
Pvtpl Ncr Corp	6.125% Due 09-01-2029		90,815
Pvtpl Nelnet Student Ln	Tr Fltg Rt Ser 19-2A Cl A 06-27-2067 Beo		725,929
Pvtpl Nelnet Student Ln	Tr Ser 17-3A Cl A Fltg 02-25-2066		490,766
Pvtpl Netflix Inc	4.875% Due 06-15-2030/10-25-2019 Beo		195,500
Pvtpl Neuberger Berman Clo Ltd	Sr Secd Nt Cl A-1-R2 Frns 3C7 04-15-2027		268,042
Pvtpl New Enterprise Stone & Lime Co Inc	6.25% 03-15-2026		64,575
Pvtpl New Residential Mtg	Ser 18-Rpl1 Cl A1 Var 12-25-2057		606,118
Pvtpl Nexstar Broadcasting Inc	4.75 Due 11-01-2028		43,943
Pvtpl Nfp Corp	6.875% Due 08-15-2028		341,658
Pvptl Ngpl Pipeco Llc	4.875% Due 08-15-2027 Beo		339,887
Pvtpl Nielsen Fin Llc	5.625% Due 10-01-2028/09-24-2020 Beo		30,423
Pvtpl Nissan Mtr Accep Corp	Fltg 09-21-2021 Beo		498,769
Pvtpl Nova Chemicals Corp	Nt 144A 5.25% Due 08-01-2023/08-01-2020 Beo		30,150
Pvtpl Nrg Energy Inc	3.375% Due 02-15-2029/12-02-2020 Beo		132,070
Pvtpl Nrg Energy Inc	3.625% Due 02-15-2031/12-02-2020 Beo		294,237
Pvtpl Nrg Energy Inc	Fixed 5.25% 06-15-2029 Beo		190,300
Pvtpl Nxp B V / Nxp Fdg Llc	Sr Nt 144A 3.875% Due 09-01-2022/08-01-2022 Beo		210,789
Pvtpl Nxp B V/Nxp Fdg Llc/Nxp Usa	4.3% 06-18-2029		476,729
Pvtpl Nxp B V/Nxp Fdg Llc/Nxp Usa Inc	3.4% Due 05-01-2030 Beo		113,402
Pvtpl Ocp Clo 2015-9 Ltd	Ser 15-9A Cl A1R Fltg 07-15-2027		234,047
Pvtpl Ocp Clo Ltd	2015-10A Cl A-1-R Fltg 10-26-2027		408,046
Pvtpl Ocp Clo Ltd	Sr 14-7A Cl A1Rp Var Rt 07-20-2029		298,653
Pvtpl Octagon Invt Partners 31 Ltd	Sr 17-1A Cl A Fltg Due 07-20-2030		698,242
Pvtpl Open Text Hldgs Inc	4.125% Due 02-15-2030		155,315
Pvtpl Outfront Media Cap Llc	5.0% 08-15-2027		39,683
Pvtpl Ozlme Ser 1A Cl Ar Va Rt	Due 01-18-2030 Beo		305,357
Pvtpl Palmer Square Ln	Fdg 2018-4A Ltd Cl A-1 Fltg Rt 11-15-2026		160,645
Pvtpl Palmer Square Ln	Fdg 2020-3 Ltd/Palmer Sr Secd Nt Due 07-20-2028		734,545
Pvtpl Palmer Square Ln	Fdg Fltg Rt Ser 19-2A Cl A1 04-20-2027 Beo		400,298
Pvtpl Palmer Square Ln	Fdg Ser 18-3A Cl A1 Fltg 08-15-2026		197,734
Pvtpl Palmer Square Ln	Fdg Ser 19-4A Cl A1 Fltg 10-24-2027		424,085
Pvtpl Panther Bf Aggregator 2 Lp	6.25% 05-15-2026		64,350
			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate debt instruments (continued)
Pvtpl Park Aerospace Hldgs	5.25% 08-15-2022		5,248
Pvtpl Parkland Fuel Corp	5.875% Due 07-15-2027 Beo		167,591
Pvptl Parkland Fuel Corp	6.0% 04-01-2026		178,500
Pvtpl Pennsylvania Elec Co	Fixed 3.6%06-01-2029 Beo		109,295
Pvtpl Post Hldgs Inc	Sr Nt 144A 5.5% Due12-15-2029/07-03-2019 Beo		91,665
Pvtpl Quicken Lns Inc	5.25% 01-15-2028		58,713
Pvtpl Radiate Holdco Finance	6.5% Due 09-15-2028 Beo		243,416
Pvtpl Radiate Holdco/Finance	4.5% Due 09-15-2026		237,188
Pvtpl Rattler Midstream Lp	Sr Nt 144A 5.625% Due 07-15-2025/07-14-2020 Beo		121,469
Pvtpl Reckitt Benckiser Treas Svcs Plc	Fltg Due 06-24-2022		301,384
Pvtpl Rolls-Royce	3.625% Due 10-14-2025		201,500
Pvtpl Sba Tower	Tr 2020-1C Secd Tower Rev Secs 144A 1.884% Due 07-15-2050 Beo		617,534
Pvtpl Scientific Games Intl Inc	7.25% Due 11-15-2029		48,290
Pvtpl Scientific Games Intl Inc	Sr Nt 144A 8.25% 03-15-2026		173,494
Pvtpl Sensata Technologies Inc	4.375% Due 02-15-2030		50,584
Pvtpl Shea Homes Ltd Partnership	4.75 Due 04-01-2029		251,738
Pvtpl Shea Homes Ltd Partnership	4.75% Due 02-15-2028		150,075
Pvtpl Sirius Xm Radio Inc	Fixed 4.625% 07-15-2024		238,338
Pvtpl Six Flags Theme Parks Inc	Sr Secd Nt 144A 7% Due 07-01-2025/04-22-2020		95,040
Pvtpl Skymiles Ip Ltd & Delta Air Lines Inc	4.5% Due 10-20-2025		320,658
Pvtpl Slm Stud Ln	Nt Cl A-5A Var Rt Due 01-26-2026 Reg		26,709
Pvtpl Slm Stud Ln	Ser 04-10 Cl A7B Fltg 10-25-2029		1,777,730
Pvtpl Sm Energy Co	10.0% Due 01-15-2025 Beo		21,500
Pvtpl Smb Private Ed Ln	Tr 2020-B 1.29% 07/15/2053 1.29% Due 07-15-2053 Beo		731,926
Pvtpl Smb Private Ed Ln	Tr 2020-Pt-A 1.6% Due 09-15-2054 Beo		1,212,885
Pvtpl Smbc Aviation Cap Fin Dac	Gtd Sr Nt 144A 2.65% Due 07-15-2021 Beo		303,133
Pvtpl Sound Pt Clo X Ltd	Sr Secd Nt Cl A-1-R 144A 01-20-2028		233,026
Pvtpl Sound Pt Clo X Ltd	Sr Secd Nt Cl A-R Fltg 144A 3C7 Var		499,522
Pvtpl Sp-Static Clo Ltd	Sr 20-1A Cl A Fltg 07-22-2028		1,048,597
Pvtpl Srs Distr Inc	8.25% Due 07-01-2026Beo		242,250
Pvtpl Ssl Robotics Llc	9.75% 12-31-2023		237,300
Pvtpl Standard Chartered Plc	Nt Fltg Rate 01-20-2023		201,313
Pvtpl Stars Group Hldgs B V	Stars Group Us C Sr Nt 7.0% 07-15-2026		1,083,023
Pvtpl Stericycle Inc	3.875% Due 01-15-2029/11-24-2020 Beo		147,960
Pvtpl Stericycle Inc	Sr Nt 5.375% Due 07-15-2024		188,638
Pvtpl Sumitomo Mitsui	Tr Bk Ltd .8% Due 09-12-2023 Beo		403,621
Pvtpl Summit Matls Llc	Fixed 6.5% 03-15-2027		100,938
Pvtpl Summit Matls Llc	144A 5.25% Due 01-15-2029		54,600
Pvtpl Suntory Hldgs Ltd	2.55% Due 06-28-2022		308,260
Pvtpl Switch Ltd	3.75% Due 09-15-2028/09-17-2020 Beo		152,250
Pvtpl Syneos Health Inc	3.625% Due 01-15-2029 Beo		178,492
Pvtpl Talen Energy Sup Llc	Sr Secd Nt 144A 7.625 Due 06-01-2028/05-22-2020 Beo		188,563
Pvtpl Talen Energy Supply Llc	7.25% 05-15-2027		122,475
Pvtpl Tallgrass Energy Partners Lp	6.0% 12-31-2030		202,723
Pvtpl Tallgrass Energy Partners Lp	7.5% 10-01-2025		151,143
			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate debt instruments (continued)
Pvtpl Tallgrass Energy Partners Lp	Sr 5.5% 09-15-2024		153,643
Pvtpl Taylor Morrison Cmntys Inc	Sr Nt 5.125% Due 08-01-2030 Beo		107,520
Pvtpl Tcw Clo 2020-1 Ltd	Var Rt Due 10-20-2031 Beo		800,000
Pvtpl Tegna Inc	Sr Nt 4.75% Due 03-15-2026 Beo		154,831
Pvtpl Teleflex Inc	Sr Nt 144A 4.25% Due 06-01-2028/05-27-2020 Beo		174,900
Pvtpl Telesat Canada/Telesat Llc	4.875% Due 06-01-2027		103,500
Pvtpl Telesat Cda	6.5% 10-15-2027		294,690
Pvtpl Telos Clo Ltd	Ser 2014-5A Cl A-1-Rfltg Rate 04-17-2028		195,210
Pvtpl Tempo Acqstn Llc	5.75% Due 06-01-2025/05-07-2020 Beo		132,813
Pvtpl Tempo Acqstn Llc	6.75% 06-01-2025		754,492
Pvtpl Tenet Healthcare Corp	6.25% 02-01-2027		244,860
Pvtpl Tenet Healthcare Corp	7.5% Due 04-01-2025 Beo		281,865
Pvptl Tesla Inc	5.3% 8-15-2025		243,945
Pvtpl Ticp Clo Ii-2 Ltd	Ser 18-Iia Cl A1 Fltg 04-20-2028		269,479
Pvtpl T-Mobile Usa Inc	2.55% Due 02-15-2031 Beo		105,007
Pvtpl T-Mobile Usa Inc	Sr Secd Nt 144A 3.875% Due 04-15-2030/04-09-2020 Beo		579,100
Pvtpl Towd Point Mortgage Trust	Ser 19-Sj3 Cls A1 Var Rt 09-25-2059		678,915
Pvtpl Towd Pt Mtg	Tr Fltg Rt Ser 19-Hy2 Cl A1 12-25-2048 Beo		107,792
Pvtpl Towd Pt Mtg	Tr Ser 2019-Hy3 Cl A1A Fltg 12-25-2048		787,288
Pvtpl Towd Pt Mtg	Tr Var Rt Ser 19-1 Cl A1 03-25-2058		693,338
Pvtpl Transdigm Inc	6.25% 03-15-2026		700,770
Pvtpl Transdigm Inc	8% Due 12-15-2025/04-08-2020 Beo		259,746
Pvtpl Transocean Poseidon Ltd	Sr Secd Nt6.875% 02-01-2027		118,300
Pvtpl Trinseo Matls Oper S C A	5.375% Due 09-01-2025		164,421
Pvtpl Triumph Group Inc	New 8.875% Due 06-01-2024/08-17-2020 Beo		296,325
Pvtpl Tronox Inc	0.0% 05-01-2025		107,000
Pvtpl Tronox Inc	Sr Nt 144A 6.5% 04-15-2026		218,663
Pvtpl United Shore Finan Serv	5.5% 11-15-2025		283,795
Pvtpl Uniti Group Lp	7.875% Due 02-15-2025		199,803
Pvtpl Univision Communications Inc	Sr Secd Nt 9.5% Due 05-01-2025 Beo		61,188
Pvtpl Vail Resorts Inc	6.25% 05-15-2025		96,075
Pvtpl Valeant Pharmaceuticals Intl	9.25% 144A 04-01-2026		44,600
Pvtpl Valeant Pharmaceuticals Intl	Bnds 9.0% Due 12-15-2025		199,815
Pvtpl Valeant Pharmaceuticals Usd	Sr 6.125% Due 04-15-2025/03-27-2015		103,066
Pvtpl Venture Cdo Ltd	Ser 18-35A Cls As 144A Fltg Rt 10-22-2031 Beo		599,998
Pvtpl Venture Cdo Ltd	Ser 15-21A Fltg Rate Due 07-15-2027		292,130
Pvtpl Venture Cdo Ltd	Sr 14-17A Cl Arr Fltg 04-15-2027		183,568
Pvtpl Venture Xii Clo Ltd	Ser 2012-12A Cl A-Rr Fltg 02-28-2026		330,873
Pvtpl Venture Xvi Clo Ltd	Ser 14-16A Cl A-Rr Var Rate 01-15-2029		389,777
Pvtpl Venture Xxv Clo Ltd	Sr Secd Nt Cl A-R 144A 3C7 Var Rt		698,617
Pvtpl Venture Xxv Clo Ltd	Sr 16-25A Cl Arr Fltg Rt 04-20-2029		1,100,000
Pvtpl Verscend Escrow Corp	9.75% 08-15-2026		508,279
Pvtpl Vertical Brdg Cc Llc	Rev Nt Ser 144A 2.636 Due 09-15-2050 Beo		605,569
Pvtpl Vertical U S Newco Inc	5.25% Due 07-15-2027		275,600
Pvtpl Viasat Inc	Sr Nt 144A 5.625% 09-15-2025		531,856
			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate debt instruments (continued)
Pvtpl Vistra Operations Co Llc	5.5% Due 09-01-2026 Beo		78,165
Pvtpl Volkswagen Group Amer Fin Llc	3.35% Due 05-13-2025 Beo		329,807
Pvtpl Voya Clo Ltd	Ser 14-3A Cl A1R Fltg Rt 07-25-2026 Due 07-25-2026 Beo		116,490
Pvtpl Wesco Distr Inc	7.25% Due 06-15-2028		119,415
Pvtpl Western Global Airls Llc	10.375% Due 08-15-2025/08-21-2020 Beo		401,400
Pvtpl Wex Inc	4.75 Due 02-01-2023		154,193
Pvtpl Whitehorse X Ltd	Sr Secd Nt Cl A-1-R Fltg 04-17-2027		91,884
Pvtpl Wmg Acquisition Corp	3.0% 02-15-2031		72,520
Pvtpl Wmg Acquisition Corp	3.875% Due 07-15-2030/06-29-2020 Beo		72,268
Pvtpl Xpo Logistics Inc	6.5% 06-15-2022		235,764
Pvtpl Xpo Logistics Inc	6.75% 144A 08-15-2024		155,125
Pvtpl Xpo Logistics Inc	Sr Nt 144A 6.125% Due 09-01-2023/09-01-2020 Beo		391,738
Pvtpl Xpo Logistics Inc	Sr Nt 144A 6.25%Due 05-01-2025/04-28-2020 Beo		575,735
Pvtpl Yara Intl	Asa Nt 144A 3.148% Due 06-04-2030/06-04-2020 Beo		433,113
Pvtpl Yum Brands Inc	Sr Nt 144A 7.75% Due 04-01-2025/04-01-2020 Beo		71,988
Pvtpl Z Cap Cr Partners Clo	Ser 15-1A Cl A1R Fltgt Rt 07-16-2027		67,494
Pvtpl Zais Clo 1 Ltd	Ser 14-1A Cl A-1A-R Fltg Rt 04-15-2028		162,303
Pvtpl Zayo Group Hldgs Inc	Sr Nt 144A 6.125% Due 03-01-2028/03-09-2020		162,855
Pvtpl1 Nielsen Fin Llc	144A 5 Due 04-15-2022		272,715
Pvtpltralee Clo Iii Ltd	Ser 2014-3A Cl A-R Fltg 10-20-2027		358,407
Pvtpltriumph Group Inc	6.25% Due 09-15-2024		62,370
Qep Resources Inc	5.25% 05-01-2023		460,995
Quicken Lns	3.875% Due 03-01-2031		246,925
Qvc Inc	4.375% Due 03-15-2023		227,579
Qvc Inc	5.45% Due 08-15-2034		524,160
Qvc Inc	5.95% Due 03-15-2043		77,700
Rabobank Nederland	Fltg Rt 1.111% Due 09-26-2023		708,858
Realogy Group Llc	7.625% Due 06-15-2025		107,486
Refinitiv Us Holdings Inc.	(Fka Initial Dollar Term 10-01-2025 Beo)		470,678
Regionalcare Hospital Partners, Inc.	Term Loan B Due 11-16-2025		165,314
Resdntl Mtg Sec	32A A Cmo 20/06/2070		1,305,376
Resid Mortg Secs	Frn M/Bkd 03/2050 Gbp 'A'		315,243
Ripon Mort. Plc	Frn M/Bkd 08/2056 Gbp 'A2'		355,832
Ripon Mort. Plc	Frn 144A 20/08/2056		534,139
Rockwell Collins	2.8% Due 03-15-2022		205,687
Royal Bk Cda Global	Medium Term Sr Bk Nt2.25% Due 11-01-2024		531,904
Royal Bk Scotland	Fltg Rt 1.66375% Due 05-15-2023		303,351
Royal Bk Scotland Group Plc	Sr Nt Fltg Rate Due 06-25-2024/06-25-2023 Reg		203,661
Royal Bk Scotland Group Plc	Sr Nt Fltg Rate Due 06-25-2024/06-25-2023 Reg		509,151
Rp Escr Issuer Llc	5.25% Due 12-15-2025		151,534
Sabine Pass	5.625% Due 03-01-2025		583,161
Sabra Hlth Care	3.9% Due 10-15-2029		163,042
Santander Drive Auto Receivables	Tr Ser 20-2 Cl A2B Fltg 05-15-2023		298,616
Santander Uk Group	3.571% Due 01-10-2023		206,082
Santander Uk Group	Fltg Rt 4.796% Due 11-15-2024		1,001,118
			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate debt instruments (continued)
Sba Communications	Fixed 4% Due 10-01-2022		257,550
Scientific Games	8.625% Due 07-01-2025		262,800
Scripps E W Co Oh	5.125% Due 05-15-2025		136,778
Seagate Hdd Cayman	5.75% Due 12-01-2034		365,351
Sempra Energy	3.75% Due 11-15-2025		452,128
Sempra Energy	Sempra Energy Nt Fltg Rate Due 03-15-2021 Reg		100,063
Sensata	Sensata 3.75% Due 02-15-2031		140,975
Sensata	Sensata 6.25% Due 02-15-2026		239,056
Service Pptys	Service Pptys Tr 5.5% Due 12-15-2027		108,243
Sl Green Oper	Sl Green Oper Fltg Rt 1.17375% Due 08-16-2021		997,677
Slc Student Ln	Tr 2006-1 Asset Backed Ntcl A-5 Fltg Var 03-15-2027 Reg		88,848
Slm Corp Medium	5.5% Due 01-25-2023		57,475
Slm Corp Medium Term	Nts Book Entry 5.625% Due 08-01-2033		206,400
Slm Corp Medium Term	Nts Book Entry Tranche # Tr 00107 7.25% Due 01-25-2022		423,225
Slm Student Ln	Tr 2005-4 Cl A-3 Var Rt Due 01-25-2027		192,458
Slm Student Ln	Tr 2005-7 Student Ln-Bkd Nt Cl A-4 Var 10-25-2029 Reg		487,676
Sm Energy Co	5 Due 01-15-2024		299,250
Sm Energy Co	5.625% Due 06-01-2025		183,375
Sm Energy Co	6.75% Due 09-15-2026		36,225
Smbc Aviation Cap	4.125% Due 07-15-2023		213,527
Solenis Intl Lp/Solenis Hldgs 3 Llc	Due 06-26-2025 Beo		99,367
Solera Llc	10.5% Due 03-01-2024		478,748
Sound Point Clo Ltd	0.0% 20/10/2028 0% 10-20-2028		400,000
Southwestern Energy Co	8.375% Due 11-15-2028 Reg		133,455
Spi Australia Assets Pty Mtn	3.3% 09/04/2023		421,745
Springleaf Fin	6.125% Due 03-15-2024		81,938
Springleaf Fin	6.875% Due 03-15-2025		85,933
Springleaf Fin	8.875% Due 06-01-2025		62,219
Sprint Cap Corp	6.875% Due 11-15-2028		465,423
Sprint Cap Corp	8.75% Due 03-15-2032		839,189
Sprint Corp	7.125% Due 06-15-2024		76,050
Sprint Corporation	7.25% Due 09-15-2021		322,555
Sprint Corporation	7.875% Due 09-15-2023		391,336
Sr Hsg Pptys	Fixed 4.75% Due 02-15-2028		346,260
Sse Plc	1.25% Snr Emtn 16/04/25 Eur		386,853
State Str Corp	Var Rate 3.776% 12-03-2024		109,933
Std Inds Inc	Del 4.375% Due 07-15-2030		56,696
Subn Propane	5.5% Due 06-01-2024		66,381
Sumitomo Mitsui	1.474% Due 07-08-2025		409,656
Sumitomo Mitsui Finl Group Inc	2.448% Due 09-27-2024		319,503
Sumitomo Mitsui Finl Group Inc	2.696% 07-16-2024 Beo		533,824
Sunoco Lp / Sunoco	4.875% Due 01-15-2023		81,008
Surgery Ctr Hldgs	10% Due 04-15-2027		186,745
Surgery Partners, Llc	Term Loan B Tl Due09-02-2024 Beo		37,755
Sydney Airport Finance	144A 5.125 Due 02-22-2021		402,249
			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Corporate debt instruments (continued)
Synchrony Bk	3.65% Due 05-24-2021		252,479
Synchrony Finl	4.25 Due 08-15-2024		773,442
Syngenta Fin N V	5.182% Due 04-24-2028		643,302
Sysco Corp	5.65% Due 04-01-2025		356,700
Tallgrass Energy	4.75% Due 10-01-2023		76,838
Targa Res Partners	Fixed 6.5% Due 07-15-2027		81,375
Targa Res Partners Fixed	Fixed 6.875% 01-15-2029		70,954
Telecom Italia Cap	6.375% Due 11-15-2033		153,750
Telecom Italia Cap	7.721% Due 06-04-2038		2,780
Teleflex Inc	4.625% 11-15-2027		123,592
Teva	2.2% Due 07-21-2021		289,275
Textron Inc	Fixed 2.45% Due 03-15-2031		617,726
Tibco Software Inc	Second Lien Term Loan 02-14-2028		150,052
Tibco Software Inc	Trm Bk Ln 06-30-2026 Beo		96,033
T-Mobile Usa Inc	6 03-01-2023		70,088
T-Mobile Usa Inc	2.05% Due 02-15-2028		312,048
T-Mobile Usa Inc	6.5% Due 01-15-2026		559,935
Tn Gas Pipeln Co	7% Due 10-15-2028		260,712
Towd Point Mortga	Frn M/Bkd 05/2045 Gbp 'A'		1,054,897
Towd Point Mt	19-13 Frn M/Bkd 07/2045 Gbp'A1'		1,490,310
Toyota Tsusho Corp	3.625% Snr 13/09/2023Usd		214,887
Transdigm Inc	Fixed 7.5% 03-15-2027		143,045
Transdigm Uk Hldgs Plc	6.875% 05-15-2026		211,310
Treehouse Foods	6% Due 02-15-2024		106,969
Trinity Square	Frn M/Bkd 07/2051 Gbp 'A'		441,989
Tripadvisor Inc	7% Due 07-15-2025		255,960
Triumph Group Inc	Fixed 7.75% Due 08-15-2025		53,911
Truist Finl Corp	Fixed 5.1% Due 12-31-2049		571,255
Twitter Inc	3.875% Due 12-15-2027		342,930
Ubs Ag Stamford	7.625% Due 08-17-2022		774,711
Ultimate Software Group Inc	The Term Loan B Due 05-04-2026 Beo		52,583
Unicredit Spa	Fltg Rt 4.13375% Due 01-14-2022		359,867
Univision Communications Inc.	Term Loan Due 03-15-2024 Beo		41,526
Us Foods Inc	6.25% Due 04-15-2025		89,775
Usa Compression	Fixed 6.875% Due 04-01-2026		125,400
Usa Compression Partners Lp/Usa	6.875% Due 09-01-2027		106,758
Utd Contl Hldgs	Fixed 4.15% Due 04-11-2024		253,960
Utd Rentals N Amer	5.875% Due 09-15-2026		135,514
Valeant Pharmaceuticals Intl Inc Cda	Gtdsr Secd Nt 144A 7.0% Due 03-15-2024		665,601
Vereit Oper Partnership L P	4.625% 11-01-2025		115,101
Verisign Inc	Fixed 4.75% Due 07-15-2027		142,686
Verizon Fixed	Fixed 3.376% Due 02-15-2025		480,905
Verscend Hldg Corp	Term B Loan Due 08-27-2025 Beo		382,637
Viasat Inc	6.5% Due 07-15-2028		158,003
Virgin Media Fin	5% Due 07-15-2030		237,588
			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Voc Escrow Ltd	5% Due 02-15-2028		192,545
	Weekley Homes Llc	4.875% Due 09-15-2028		247,665
	Wells Fargo & Co	2.509% Snr 27/10/23 Cad5000		410,122
	Wells Fargo & Co	New Nt Fltg Due 10-31-2023/10-31-2022 Reg		711,060
	Wells Fargo Home	Fltg Rt .61763% Due 10-25-2034		36,933
	Wesco Distr Inc	5.375% Due 06-15-2024		281,875
	West Corporation	Term Loan Senior Secured Due 10-10-2024 Beo		272,542
	Westinghouse Air Brake Technologies Corp	4.40% Due 03-15-2024		109,438
	Westinghouse Air Brake Technologies Corp	4.7% 09-15-2028		830,496
	William Carter Co	5.5% Due 05-15-2025		217,707
	William Morris Endeavor Entmt Llc	Term B-1 Ln 05-18-25		281,484
	Winnebago Inds Inc	6.25% Due 07-15-2028		129,000
	Woodside Fin Ltd	Gtd Nt 4.6% Due 05-10-2021/05-10-2011 Beo		100,390
	Wpx Energy Inc	5.25% Due 09-15-2024		11,982
	Wpx Energy Inc	5.25% Due 10-15-2027		87,948
	Wpx Energy Inc	5.875% Due 06-15-2028 Reg		250,707
	Wyndham	6.625% Due 07-31-2026		183,200
	Wyndham Destinations Inc	6.0% Due 04-01-2027/03-21-2017 Reg		44,800
	Wyndham Step Cpn	5.65% Due 04-01-2024		64,800
	Wyndham Worldwide Corp	3.9% Due 03-01-2023 Reg		91,800

	Derivative investments
*	AQR	Syn_Swap 0.0 19 Mar 2021 Smh1 Index Fsmih21_Sw		14,235,442
*	AQR	Syn_Swap 0.0 28 Jan 2021 Hif1 Index Hsif21_Sw		5,441,097
*	AQR	Syn_Swap 0.0 29 Jan 2021 Taf1 Index Ta35F21_Sw		1,634,071
*	AQR	Syn_Swap 0.0 28 Jan 2021 Hif1 Index Hsif21_Sw		1,053,116
	Barclays Capital	Put Swo Eur Barcgb33 P 0.197% / R 6Meurib European 317U026X0 04/11/2022		22,833
	BNP Paribas Paris	Put Swo Eur Bnpafrpp P 0.195% / R 6Meurib European 317U956W6 02/11/2022		35,940
	BNP Paribas Paris	Put Swo Eur Bnpafrpp P 0.197% / R 6Meurib European 317U004X6 04/11/2022		75,022
	Citigroup Global Markets	Lch_Rpi Sbsius33 07/25/2021 Usd P 1.432% / R Cpi Swu0Jd801		90
	Citigroup Global Markets	Lch_Rpi Sbsius33 08/06/2021 Usd P 1.432% / R Cpi Swu0Za536		305
	Citigroup Global Markets	Lch_Rpi Sbsius33 10/01/2021 Usd P 1.487% / R Cpi Swu0Fc195		1,223
	Citigroup Global Markets	Cdx Sbnyus33 08/17/2061 Sell Cmbx.Na.Aaa.12 Swpc0Htx7		1,596
	Citigroup Global Markets	Lch_Rpi Sbsius33 15/11/2028 Gbp P Rpi / R 3.603% Swu0X8517		1,949
	Citigroup Global Markets	Lch_Rpi Sbsius33 15/07/2022 Eur P 0.33% / R Cptfe Swu045A43		3,802
	Citigroup Global Markets	Lch_Rpi Sbsius33 15/11/2024 Gbp P Rpi / R 3.386% Swu0Jd652		4,536
	Citigroup Global Markets	Lch_Rpi Sbsius33 15/11/2039 Eur P Fpcpx / R 1.41% Swu0Je262		4,813
	Citigroup Global Markets	Rpi Usd 1.55%/Us Cpi Lch_Sbsius 07-26-2021 Swu0C8494		5,212
	Citigroup Global Markets	Lch_Rpi Sbsius33 15/05/2022 Eur P 0.09% / R Cptfe Swu09Nv53		7,544
	Citigroup Global Markets	Rpi Usd Us Cpi/2.3525% Lch_Sbsius 05-09-2028 Swu080215		8,053
	Citigroup Global Markets	Lch_Rpi Sbsius33 15/12/2028 Gbp P Rpi / R 3.632% Swu084084		10,269
	Citigroup Global Markets	Rpi Usd Us Cpi/2.36% Lch_Sbsius 05-09-2028 Swu02Y712		12,347
	Citigroup Global Markets	Rpi Usd Us Cpi/2.364% Lch_Sbsius 05-10-2028 Swu0Z3011		12,464
	Citigroup Global Markets	Rpi Usd Us Cpi/2.335% Lch_Sbsius 02-05-2028 Swu0Y9274		22,574
	Citigroup Global Markets	Lch_Rpi Sbsius33 15/08/2030 Gbp P Rpi / R 3.475% Swu09Cc17		39,898
				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Derivative investments (continued)
Citigroup Global Markets	Lch_Rpi Sbsius33 15/09/2024 Gbp P Rpi / R 3.85% Swu0Jd561		68,704
Citigroup Global Markets	Lch_Rpi Sbsius33 15/01/2025 Gbp P Rpi / R 3.33% Swu045V16		159,511
Credit Suisse International	Lch_Irs Csfbus33 17/03/2031 Jpy P 0.25% / R 6Mlibor Swu00W8H2		2,199
Credit Suisse International	Lch_Irs Csfbus33 20/03/2024 Jpy P 6Mlibor / R 0.1% Swu00Ps44		15,403
Credit Suisse International	Ice_Cdx Csfbus33 12/20/2025 Sell Cdx.Na.Ig.35 Swpc0Jj30		58,803
Credit Suisse International	Ice_Cdx Csfbus33 20/12/2025 Sell Itraxx Europe Crossove Swpc0Jix5		170,951
CSFB	Cds Ice_Sbsius 12-20-2023 Swpc0Hj26		1,269
Glodman Sachs and Co	Ice_Cds Goldus33 12/20/2024 Sell General Electric Co 2. Swpc0Iit6		928
Glodman Sachs and Co	Cds Ice_Goldus 06-20-2023 Swpc0Gqg9		2,360
Glodman Sachs and Co	Ice_Cdx Goldus33 06/20/2024 Sell Cdx.Na.Ig.32 Swpc0Hy52		6,501
Glodman Sachs and Co	Ice_Cdx Goldus33 06/20/2025 Sell Cdx.Na.Ig.34 Swpc0J5G6		27,801
Glodman Sachs and Co	Lch_Irs Goldus33 03/30/2051 Usd P 1.15% / R 3Mlibor Swu015Hx5		54,315
Glodman Sachs and Co	Ice_Cdx Goldus33 12/20/2024 Sell Cdx.Na.Ig.33 Swpc0Ija6		152,037
Glodman Sachs and Co	Ice_Cdx Goldus33 12/20/2025 Sell Cdx.Na.Ig.35 Swpc0Jj30		156,808
Goldman Sachs International London	Cds / Sts Gsilgb2X 10-17-2057 Swpc0Atk0		6,015
HSBC Bank USA, N.A.	Put Fxo Mrmdus33 07/01/2021 Gbp/Usd 1.315 European 31750Hgm5		290
JP Morgan Chase Bank, N.A.	Eis Chasus33 03/17/2021 Usd 1Mlibor/Msci Daily Tr Aqr11867376		1,260
Citigroup Global Markets	Lch_Rpi Sbsius33 15/05/2022 Eur P 0.09% / R Cptfe Swu09Nv53		20,417
Citigroup Global Markets	Lch_Rpi Sbsius33 15/07/2022 Eur P 0.33% / R Cptfe Swu045A43		30,735
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 01 DEC, 2020 CHF USD EX.RATE 0.898212		92
Citibank N.A.	FX DEAL TRANSACTED ON 01 DEC, 2020 CHF USD EX.RATE 0.898214		92
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 01 DEC, 2020 DKK USD EX.RATE 6.197834		252
Citibank N.A.	FX DEAL TRANSACTED ON 01 DEC, 2020 DKK USD EX.RATE 6.197839		252
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 01 DEC, 2020 EUR USD EX.RATE 0.828328		18
Citibank N.A.	FX DEAL TRANSACTED ON 01 DEC, 2020 EUR USD EX.RATE 0.828335		18
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 01 DEC, 2020 EUR USD EX.RATE 0.832538		16,481
Citibank N.A.	FX DEAL TRANSACTED ON 01 DEC, 2020 EUR USD EX.RATE 0.832539		16,482
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 01 DEC, 2020 GBP USD EX.RATE 0.747244		161
Citibank N.A.	FX DEAL TRANSACTED ON 01 DEC, 2020 GBP USD EX.RATE 0.747245		161
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 01 DEC, 2020 ILS USD EX.RATE 3.298387		169
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 01 DEC, 2020 ILS USD EX.RATE 3.298387		169
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 01 DEC, 2020 ILS USD EX.RATE 3.300394		10,813
Citibank N.A.	FX DEAL TRANSACTED ON 01 DEC, 2020 ILS USD EX.RATE 3.300399		10,814
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 01 DEC, 2020 NZD USD EX.RATE 1.424121		28,331
Citibank N.A.	FX DEAL TRANSACTED ON 01 DEC, 2020 NZD USD EX.RATE 1.424123		28,332
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 01 DEC, 2020 SGD USD EX.RATE 1.339029		148
Citibank N.A.	FX DEAL TRANSACTED ON 01 DEC, 2020 SGD USD EX.RATE 1.339031		148
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 02 DEC, 2020 AUD USD EX.RATE 1.354565		74,561
Citibank N.A.	FX DEAL TRANSACTED ON 02 DEC, 2020 AUD USD EX.RATE 1.354566		74,563
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 02 DEC, 2020 DKK USD EX.RATE 6.159980		782
Citibank N.A.	FX DEAL TRANSACTED ON 02 DEC, 2020 DKK USD EX.RATE 6.159988		782
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 02 DEC, 2020 NZD USD EX.RATE 1.415711		10,620
Citibank N.A.	FX DEAL TRANSACTED ON 02 DEC, 2020 NZD USD EX.RATE 1.415713		10,620
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 02 DEC, 2020 NZD USD EX.RATE 1.416431		22,342
Citibank N.A.	FX DEAL TRANSACTED ON 02 DEC, 2020 NZD USD EX.RATE 1.416433		22,343
			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Derivative investments (continued)
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 02 DEC, 2020 SGD USD EX.RATE 1.337137		313
Citibank N.A.	FX DEAL TRANSACTED ON 02 DEC, 2020 SGD USD EX.RATE 1.337139		313
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 03 DEC, 2020 DKK USD EX.RATE 6.120664		79
Citibank N.A.	FX DEAL TRANSACTED ON 03 DEC, 2020 DKK USD EX.RATE 6.120670		79
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 03 DEC, 2020 NZD USD EX.RATE 1.415952		17,717
Citibank N.A.	FX DEAL TRANSACTED ON 03 DEC, 2020 NZD USD EX.RATE 1.415953		17,718
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 03 DEC, 2020 USD HKD EX.RATE 0.129010		5
Citibank N.A.	FX DEAL TRANSACTED ON 03 DEC, 2020 USD HKD EX.RATE 0.129010		5
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 04 DEC, 2020 NZD USD EX.RATE 1.416578		14,968
Citibank N.A.	FX DEAL TRANSACTED ON 04 DEC, 2020 NZD USD EX.RATE 1.416579		14,969
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 04 DEC, 2020 SGD USD EX.RATE 1.334452		88
Citibank N.A.	FX DEAL TRANSACTED ON 04 DEC, 2020 SGD USD EX.RATE 1.334454		88
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 04 DEC, 2020 USD HKD EX.RATE 0.129020		15
Citibank N.A.	FX DEAL TRANSACTED ON 04 DEC, 2020 USD HKD EX.RATE 0.129020		15
HSBC Bank USA, N.A.	FX DEAL TRANSACTED ON 07 DEC, 2020 AUD USD EX.RATE 1.353081		6,232
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 07 DEC, 2020 GBP USD EX.RATE 0.754392		18,019
Citibank N.A.	FX DEAL TRANSACTED ON 07 DEC, 2020 GBP USD EX.RATE 0.754393		18,020
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 07 DEC, 2020 NOK USD EX.RATE 8.874846		61
Citibank N.A.	FX DEAL TRANSACTED ON 07 DEC, 2020 NOK USD EX.RATE 8.874899		61
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 07 DEC, 2020 NZD USD EX.RATE 1.420259		5,281
Citibank N.A.	FX DEAL TRANSACTED ON 07 DEC, 2020 NZD USD EX.RATE 1.420261		5,281
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 07 DEC, 2020 SGD USD EX.RATE 1.334425		99
Citibank N.A.	FX DEAL TRANSACTED ON 07 DEC, 2020 SGD USD EX.RATE 1.334428		99
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 08 DEC, 2020 DKK USD EX.RATE 6.123063		348
Citibank N.A.	FX DEAL TRANSACTED ON 08 DEC, 2020 DKK USD EX.RATE 6.123070		348
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 08 DEC, 2020 EUR USD EX.RATE 0.822225		6,733
Citibank N.A.	FX DEAL TRANSACTED ON 08 DEC, 2020 EUR USD EX.RATE 0.822226		6,734
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 08 DEC, 2020 GBP USD EX.RATE 0.748666		287
Citibank N.A.	FX DEAL TRANSACTED ON 08 DEC, 2020 GBP USD EX.RATE 0.748667		287
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 08 DEC, 2020 ILS USD EX.RATE 3.251102		43
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 08 DEC, 2020 ILS USD EX.RATE 3.251102		43
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 09 DEC, 2020 EUR USD EX.RATE 0.822020		2,429
Citibank N.A.	FX DEAL TRANSACTED ON 09 DEC, 2020 EUR USD EX.RATE 0.822021		2,429
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 09 DEC, 2020 GBP USD EX.RATE 0.744759		1,069
Citibank N.A.	FX DEAL TRANSACTED ON 09 DEC, 2020 GBP USD EX.RATE 0.744760		1,069
Citibank N.A.	FX DEAL TRANSACTED ON 09 NOV, 2020 USD PEN EX.RATE 0.277878		1,355
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 10 DEC, 2020 DKK USD EX.RATE 6.138415		208
Citibank N.A.	FX DEAL TRANSACTED ON 10 DEC, 2020 DKK USD EX.RATE 6.138424		208
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 10 DEC, 2020 GBP USD EX.RATE 0.750574		1,904
Citibank N.A.	FX DEAL TRANSACTED ON 10 DEC, 2020 GBP USD EX.RATE 0.750575		1,904
Citibank N.A.	FX DEAL TRANSACTED ON 10 DEC, 2020 ILS USD EX.RATE 3.249681		50
Citibank N.A.	FX DEAL TRANSACTED ON 10 DEC, 2020 ILS USD EX.RATE 3.249681		50
Citibank N.A.	FX DEAL TRANSACTED ON 10 DEC, 2020 NOK USD EX.RATE 8.831413		90
Citibank N.A.	FX DEAL TRANSACTED ON 10 DEC, 2020 NOK USD EX.RATE 8.831413		90
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 10 DEC, 2020 USD HKD EX.RATE 0.128999		1
			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Derivative investments (continued)
Citibank N.A.	FX DEAL TRANSACTED ON 10 DEC, 2020 USD HKD EX.RATE 0.129000		1
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 11 DEC, 2020 EUR USD EX.RATE 0.822210		7,802
Citibank N.A.	FX DEAL TRANSACTED ON 11 DEC, 2020 EUR USD EX.RATE 0.822211		7,803
Deutsche Bank AG	FX DEAL TRANSACTED ON 11 SEP, 2020 USD PEN EX.RATE 0.279095		3,433
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 14 DEC, 2020 CHF USD EX.RATE 0.885223		3,106
Citibank N.A.	FX DEAL TRANSACTED ON 14 DEC, 2020 CHF USD EX.RATE 0.885224		3,107
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 14 DEC, 2020 DKK USD EX.RATE 6.109302		152
Citibank N.A.	FX DEAL TRANSACTED ON 14 DEC, 2020 DKK USD EX.RATE 6.109310		152
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 14 DEC, 2020 EUR USD EX.RATE 0.821222		13,825
Citibank N.A.	FX DEAL TRANSACTED ON 14 DEC, 2020 EUR USD EX.RATE 0.821223		13,828
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 14 DEC, 2020 GBP USD EX.RATE 0.745457		561
Citibank N.A.	FX DEAL TRANSACTED ON 14 DEC, 2020 GBP USD EX.RATE 0.745458		561
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 14 DEC, 2020 ILS USD EX.RATE 3.247385		45
Citibank N.A.	FX DEAL TRANSACTED ON 14 DEC, 2020 ILS USD EX.RATE 3.247395		45
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 14 DEC, 2020 JPY USD EX.RATE 103.830480		6,460
Citibank N.A.	FX DEAL TRANSACTED ON 14 DEC, 2020 JPY USD EX.RATE 103.830610		6,461
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 14 DEC, 2020 SGD USD EX.RATE 1.334534		732
Citibank N.A.	FX DEAL TRANSACTED ON 14 DEC, 2020 SGD USD EX.RATE 1.334536		732
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 14 DEC, 2020 USD HKD EX.RATE 0.129008		4
Citibank N.A.	FX DEAL TRANSACTED ON 14 DEC, 2020 USD HKD EX.RATE 0.129009		4
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 15 DEC, 2020 AUD USD EX.RATE 1.325017		5,430
Citibank N.A.	FX DEAL TRANSACTED ON 15 DEC, 2020 AUD USD EX.RATE 1.325019		5,430
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 15 DEC, 2020 DKK USD EX.RATE 6.110228		5
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 15 DEC, 2020 DKK USD EX.RATE 6.110228		5
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 15 DEC, 2020 DKK USD EX.RATE 6.115294		273
Citibank N.A.	FX DEAL TRANSACTED ON 15 DEC, 2020 DKK USD EX.RATE 6.115302		273
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 15 DEC, 2020 EUR USD EX.RATE 0.820611		992
Citibank N.A.	FX DEAL TRANSACTED ON 15 DEC, 2020 EUR USD EX.RATE 0.820612		993
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 15 DEC, 2020 GBP USD EX.RATE 0.750417		2,851
Citibank N.A.	FX DEAL TRANSACTED ON 15 DEC, 2020 GBP USD EX.RATE 0.750418		2,851
Citibank N.A.	FX DEAL TRANSACTED ON 15 DEC, 2020 SEK USD EX.RATE 8.371563		6
Citibank N.A.	FX DEAL TRANSACTED ON 15 DEC, 2020 SEK USD EX.RATE 8.371563		6
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 15 DEC, 2020 SGD USD EX.RATE 1.333688		182
Citibank N.A.	FX DEAL TRANSACTED ON 15 DEC, 2020 SGD USD EX.RATE 1.333690		182
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 16 DEC, 2020 AUD USD EX.RATE 1.323548		1,217
Citibank N.A.	FX DEAL TRANSACTED ON 16 DEC, 2020 AUD USD EX.RATE 1.323549		1,218
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 16 DEC, 2020 ILS USD EX.RATE 3.243480		96
Citibank N.A.	FX DEAL TRANSACTED ON 16 DEC, 2020 ILS USD EX.RATE 3.243488		96
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 16 DEC, 2020 SGD USD EX.RATE 1.332914		206
Citibank N.A.	FX DEAL TRANSACTED ON 16 DEC, 2020 SGD USD EX.RATE 1.332916		206
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 16 DEC, 2020 USD HKD EX.RATE 0.129010		2
Citibank N.A.	FX DEAL TRANSACTED ON 16 DEC, 2020 USD HKD EX.RATE 0.129010		2
Citibank N.A.	FX DEAL TRANSACTED ON 17 DEC, 2020 USD BRL EX.RATE 0.197525		1,771
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 17 DEC, 2020 USD CHF EX.RATE 1.136169		199
Citibank N.A.	FX DEAL TRANSACTED ON 17 DEC, 2020 USD CHF EX.RATE 1.136170		199
			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Derivative investments (continued)
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 18 DEC, 2020 AUD USD EX.RATE 1.312157		705
Citibank N.A.	FX DEAL TRANSACTED ON 18 DEC, 2020 AUD USD EX.RATE 1.312158		705
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 18 DEC, 2020 SGD USD EX.RATE 1.326772		27
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 18 DEC, 2020 SGD USD EX.RATE 1.326772		27
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 18 DEC, 2020 USD DKK EX.RATE 0.165108		15
Citibank N.A.	FX DEAL TRANSACTED ON 18 DEC, 2020 USD DKK EX.RATE 0.165108		15
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 18 DEC, 2020 USD HKD EX.RATE 0.128998		1
Citibank N.A.	FX DEAL TRANSACTED ON 18 DEC, 2020 USD HKD EX.RATE 0.128998		1
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 18 NOV, 2020 EUR USD EX.RATE 0.839905		524
Citibank N.A.	FX DEAL TRANSACTED ON 18 NOV, 2020 EUR USD EX.RATE 0.839906		524
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 19 NOV, 2020 AUD USD EX.RATE 1.369865		92,716
Citibank N.A.	FX DEAL TRANSACTED ON 19 NOV, 2020 AUD USD EX.RATE 1.369867		92,718
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 19 NOV, 2020 EUR USD EX.RATE 0.842768		40,284
Citibank N.A.	FX DEAL TRANSACTED ON 19 NOV, 2020 EUR USD EX.RATE 0.842769		40,286
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 19 NOV, 2020 ILS USD EX.RATE 3.347758		269
Citibank N.A.	FX DEAL TRANSACTED ON 19 NOV, 2020 ILS USD EX.RATE 3.347764		269
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 19 NOV, 2020 ILS USD EX.RATE 3.348447		16,123
Citibank N.A.	FX DEAL TRANSACTED ON 19 NOV, 2020 ILS USD EX.RATE 3.348451		16,124
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 19 NOV, 2020 NOK USD EX.RATE 9.063931		3,701
Citibank N.A.	FX DEAL TRANSACTED ON 19 NOV, 2020 NOK USD EX.RATE 9.063943		3,701
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 19 NOV, 2020 NZD USD EX.RATE 1.447801		46,372
Citibank N.A.	FX DEAL TRANSACTED ON 19 NOV, 2020 NZD USD EX.RATE 1.447803		46,373
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 19 NOV, 2020 SGD USD EX.RATE 1.342407		217
Citibank N.A.	FX DEAL TRANSACTED ON 19 NOV, 2020 SGD USD EX.RATE 1.342408		217
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 19 NOV, 2020 SGD USD EX.RATE 1.342564		339
Citibank N.A.	FX DEAL TRANSACTED ON 19 NOV, 2020 SGD USD EX.RATE 1.342566		339
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 19 NOV, 2020 USD HKD EX.RATE 0.129010		16
Citibank N.A.	FX DEAL TRANSACTED ON 19 NOV, 2020 USD HKD EX.RATE 0.129010		16
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 19 NOV, 2020 USD HKD EX.RATE 0.129011		39
Citibank N.A.	FX DEAL TRANSACTED ON 19 NOV, 2020 USD HKD EX.RATE 0.129011		39
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 20 NOV, 2020 AUD USD EX.RATE 1.372686`		96,019
Citibank N.A.	FX DEAL TRANSACTED ON 20 NOV, 2020 AUD USD EX.RATE 1.372687		96,021
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 20 NOV, 2020 HKD USD EX.RATE 7.752396		1
Citibank N.A.	FX DEAL TRANSACTED ON 20 NOV, 2020 HKD USD EX.RATE 7.752407		1
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 20 NOV, 2020 JPY USD EX.RATE 103.677281		33,493
Citibank N.A.	FX DEAL TRANSACTED ON 20 NOV, 2020 JPY USD EX.RATE 103.677411		33,501
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 20 NOV, 2020 NOK USD EX.RATE 9.005772		3,291
Citibank N.A.	FX DEAL TRANSACTED ON 20 NOV, 2020 NOK USD EX.RATE 9.005783		3,291
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 20 NOV, 2020 NZD USD EX.RATE 1.446865		45,670
Citibank N.A.	FX DEAL TRANSACTED ON 20 NOV, 2020 NZD USD EX.RATE 1.446866		45,671
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 20 NOV, 2020 SGD USD EX.RATE 1.343931		309
Citibank N.A.	FX DEAL TRANSACTED ON 20 NOV, 2020 SGD USD EX.RATE 1.343934		309
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 21 DEC, 2020 AUD USD EX.RATE 1.316050		3,997
Citibank N.A.	FX DEAL TRANSACTED ON 21 DEC, 2020 AUD USD EX.RATE 1.316052		3,997
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 21 DEC, 2020 GBP USD EX.RATE 0.752463		7,103
			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Derivative investments (continued)
Citibank N.A.	FX DEAL TRANSACTED ON 21 DEC, 2020 GBP USD EX.RATE 0.752464		7,103
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 21 DEC, 2020 ILS USD EX.RATE 3.252958		106
Citibank N.A.	FX DEAL TRANSACTED ON 21 DEC, 2020 ILS USD EX.RATE 3.252962		106
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 21 DEC, 2020 USD JPY EX.RATE 0.009695		205
Citibank N.A.	FX DEAL TRANSACTED ON 21 DEC, 2020 USD JPY EX.RATE 0.009695		206
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 22 DEC, 2020 AUD USD EX.RATE 1.319031		2,132
Citibank N.A.	FX DEAL TRANSACTED ON 22 DEC, 2020 AUD USD EX.RATE 1.319033		2,132
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 22 DEC, 2020 EUR USD EX.RATE 0.816888		12
Citibank N.A.	FX DEAL TRANSACTED ON 22 DEC, 2020 EUR USD EX.RATE 0.816888		12
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 22 DEC, 2020 GBP USD EX.RATE 0.747100		78,281
Citibank N.A.	FX DEAL TRANSACTED ON 22 DEC, 2020 GBP USD EX.RATE 0.747101		78,286
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 22 DEC, 2020 ILS USD EX.RATE 3.228694		54
Citibank N.A.	FX DEAL TRANSACTED ON 22 DEC, 2020 ILS USD EX.RATE 3.228698		54
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 22 DEC, 2020 USD DKK EX.RATE 0.164874		29
Citibank N.A.	FX DEAL TRANSACTED ON 22 DEC, 2020 USD DKK EX.RATE 0.164874		29
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 23 DEC, 2020 AUD USD EX.RATE 1.322403		18,145
Citibank N.A.	FX DEAL TRANSACTED ON 23 DEC, 2020 AUD USD EX.RATE 1.322404		18,146
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 23 DEC, 2020 DKK USD EX.RATE 6.089191		83
Citibank N.A.	FX DEAL TRANSACTED ON 23 DEC, 2020 DKK USD EX.RATE 6.089199		83
Citibank N.A.	FX DEAL TRANSACTED ON 23 DEC, 2020 NOK USD EX.RATE 8.713750		70
Citibank N.A.	FX DEAL TRANSACTED ON 23 DEC, 2020 NOK USD EX.RATE 8.713750		70
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 23 DEC, 2020 SGD USD EX.RATE 1.334794		60
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 23 DEC, 2020 SGD USD EX.RATE 1.334794		60
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 23 DEC, 2020 USD HKD EX.RATE 0.129011		4
Citibank N.A.	FX DEAL TRANSACTED ON 23 DEC, 2020 USD HKD EX.RATE 0.129011		4
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 23 NOV, 2020 DKK USD EX.RATE 6.254102		423
Citibank N.A.	FX DEAL TRANSACTED ON 23 NOV, 2020 DKK USD EX.RATE 6.254106		423
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 23 NOV, 2020 EUR USD EX.RATE 0.840202		36,539
Citibank N.A.	FX DEAL TRANSACTED ON 23 NOV, 2020 EUR USD EX.RATE 0.840203		36,540
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 23 NOV, 2020 ILS USD EX.RATE 3.334719		180
Citibank N.A.	FX DEAL TRANSACTED ON 23 NOV, 2020 ILS USD EX.RATE 3.334726		180
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 23 NOV, 2020 NOK USD EX.RATE 8.972706		88
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 23 NOV, 2020 NOK USD EX.RATE 8.972706		88
Citibank N.A.	FX DEAL TRANSACTED ON 23 NOV, 2020 NOK USD EX.RATE 8.972755		88
Citibank N.A.	FX DEAL TRANSACTED ON 23 NOV, 2020 NOK USD EX.RATE 8.972755		88
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 23 NOV, 2020 NOK USD EX.RATE 8.980505		3,112
Citibank N.A.	FX DEAL TRANSACTED ON 23 NOV, 2020 NOK USD EX.RATE 8.980516		3,112
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 23 NOV, 2020 NZD USD EX.RATE 1.438034		39,003
Citibank N.A.	FX DEAL TRANSACTED ON 23 NOV, 2020 NZD USD EX.RATE 1.438036		39,004
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 23 NOV, 2020 NZD USD EX.RATE 1.438131		2,612
Citibank N.A.	FX DEAL TRANSACTED ON 23 NOV, 2020 NZD USD EX.RATE 1.438133		2,612
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 23 NOV, 2020 SGD USD EX.RATE 1.341608		324
Citibank N.A.	FX DEAL TRANSACTED ON 23 NOV, 2020 SGD USD EX.RATE 1.341610		324
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 23 NOV, 2020 USD HKD EX.RATE 0.129000		1
Citibank N.A.	FX DEAL TRANSACTED ON 23 NOV, 2020 USD HKD EX.RATE 0.129000		1
			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
			(e)
(b)	(c)	(d)	Current
(a) Identity of Issuer	Description of Investment	Cost**	Value
Derivative investments (continued)
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 23 NOV, 2020 USD HKD EX.RATE 0.129000		13
Citibank N.A.	FX DEAL TRANSACTED ON 23 NOV, 2020 USD HKD EX.RATE 0.129000		13
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 24 DEC, 2020 AUD USD EX.RATE 1.316841		2,791
Citibank N.A.	FX DEAL TRANSACTED ON 24 DEC, 2020 AUD USD EX.RATE 1.316843		2,791
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 24 DEC, 2020 ILS USD EX.RATE 3.209911		8
Citibank N.A.	FX DEAL TRANSACTED ON 24 DEC, 2020 ILS USD EX.RATE 3.209915		8
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 24 NOV, 2020 AUD USD EX.RATE 1.365501		87,579
Citibank N.A.	FX DEAL TRANSACTED ON 24 NOV, 2020 AUD USD EX.RATE 1.365503		87,581
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 24 NOV, 2020 DKK USD EX.RATE 6.250446		1,471
Citibank N.A.	FX DEAL TRANSACTED ON 24 NOV, 2020 DKK USD EX.RATE 6.250454		1,471
Citibank N.A.	FX DEAL TRANSACTED ON 24 NOV, 2020 EUR USD EX.RATE 0.839600		2,706
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 24 NOV, 2020 ILS USD EX.RATE 3.334444		60
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 24 NOV, 2020 ILS USD EX.RATE 3.334444		60
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 24 NOV, 2020 JPY USD EX.RATE 104.381378		25,759
Citibank N.A.	FX DEAL TRANSACTED ON 24 NOV, 2020 JPY USD EX.RATE 104.381508		25,762
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 24 NOV, 2020 NOK USD EX.RATE 8.993357		3,203
Citibank N.A.	FX DEAL TRANSACTED ON 24 NOV, 2020 NOK USD EX.RATE 8.993368		3,203
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 24 NOV, 2020 NZD USD EX.RATE 1.431679		34,154
Citibank N.A.	FX DEAL TRANSACTED ON 24 NOV, 2020 NZD USD EX.RATE 1.431681		34,155
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 24 NOV, 2020 SGD USD EX.RATE 1.343792		94
Citibank N.A.	FX DEAL TRANSACTED ON 24 NOV, 2020 SGD USD EX.RATE 1.343794		94
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 25 NOV, 2020 EUR USD EX.RATE 0.836965		31,780
Citibank N.A.	FX DEAL TRANSACTED ON 25 NOV, 2020 EUR USD EX.RATE 0.836966		31,782
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 25 NOV, 2020 ILS USD EX.RATE 3.320853		188
Citibank N.A.	FX DEAL TRANSACTED ON 25 NOV, 2020 ILS USD EX.RATE 3.320859		188
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 25 NOV, 2020 JPY USD EX.RATE 104.399775		2,215
Citibank N.A.	FX DEAL TRANSACTED ON 25 NOV, 2020 JPY USD EX.RATE 104.399911		2,215
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 25 NOV, 2020 NZD USD EX.RATE 1.430953		33,597
Citibank N.A.	FX DEAL TRANSACTED ON 25 NOV, 2020 NZD USD EX.RATE 1.430955		33,599
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 25 NOV, 2020 NZD USD EX.RATE 1.433296		6,939
Citibank N.A.	FX DEAL TRANSACTED ON 25 NOV, 2020 NZD USD EX.RATE 1.433298		6,939
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 25 NOV, 2020 SGD USD EX.RATE 1.341582		79
Citibank N.A.	FX DEAL TRANSACTED ON 25 NOV, 2020 SGD USD EX.RATE 1.341584		79
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 25 NOV, 2020 SGD USD EX.RATE 1.341657		325
Citibank N.A.	FX DEAL TRANSACTED ON 25 NOV, 2020 SGD USD EX.RATE 1.341659		325
BNP Paribas Paris	FX DEAL TRANSACTED ON 28 DEC, 2020 GBP USD EX.RATE 0.740925		2,703
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 29 DEC, 2020 AUD USD EX.RATE 1.312668		160
Citibank N.A.	FX DEAL TRANSACTED ON 29 DEC, 2020 AUD USD EX.RATE 1.312669		160
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 29 DEC, 2020 AUD USD EX.RATE 1.316010		14,054
Citibank N.A.	FX DEAL TRANSACTED ON 29 DEC, 2020 AUD USD EX.RATE 1.316011		14,055
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 29 DEC, 2020 GBP USD EX.RATE 0.739811		4,414
Citibank N.A.	FX DEAL TRANSACTED ON 29 DEC, 2020 GBP USD EX.RATE 0.739812		4,414
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 29 DEC, 2020 ILS USD EX.RATE 3.210153		12
Citibank N.A.	FX DEAL TRANSACTED ON 29 DEC, 2020 ILS USD EX.RATE 3.210155		12
JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 29 DEC, 2020 JPY USD EX.RATE 103.559482		970
			(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Derivative investments (continued)
	Citibank N.A.	FX DEAL TRANSACTED ON 29 DEC, 2020 JPY USD EX.RATE 103.559612		971
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 29 DEC, 2020 SGD USD EX.RATE 1.327410		336
	Citibank N.A.	FX DEAL TRANSACTED ON 29 DEC, 2020 SGD USD EX.RATE 1.327412		336
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 29 DEC, 2020 SGD USD EX.RATE 1.328733		43
	Citibank N.A.	FX DEAL TRANSACTED ON 29 DEC, 2020 SGD USD EX.RATE 1.328735		43
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 29 DEC, 2020 USD DKK EX.RATE 0.165217		173
	Citibank N.A.	FX DEAL TRANSACTED ON 29 DEC, 2020 USD DKK EX.RATE 0.165217		174
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 29 DEC, 2020 USD HKD EX.RATE 0.128997		4
	Citibank N.A.	FX DEAL TRANSACTED ON 29 DEC, 2020 USD HKD EX.RATE 0.128997		4
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 29 DEC, 2020 USD SEK EX.RATE 0.122243		596
	Citibank N.A.	FX DEAL TRANSACTED ON 29 DEC, 2020 USD SEK EX.RATE 0.122243		597
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 30 DEC, 2020 GBP USD EX.RATE 0.735142		7
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 30 DEC, 2020 GBP USD EX.RATE 0.735142		7
	Citibank N.A.	FX DEAL TRANSACTED ON 30 DEC, 2020 NOK USD EX.RATE 8.585469		4
	Citibank N.A.	FX DEAL TRANSACTED ON 30 DEC, 2020 NOK USD EX.RATE 8.585469		4
	Citibank N.A.	FX DEAL TRANSACTED ON 30 DEC, 2020 USD CHF EX.RATE 1.134700		1
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 30 DEC, 2020 USD DKK EX.RATE 0.165363		10
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 30 DEC, 2020 USD DKK EX.RATE 0.165363		10
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 30 DEC, 2020 USD EUR EX.RATE 1.227973		235
	Citibank N.A.	FX DEAL TRANSACTED ON 30 DEC, 2020 USD EUR EX.RATE 1.227975		235
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 30 DEC, 2020 USD EUR EX.RATE 1.228820		510
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 30 DEC, 2020 USD HKD EX.RATE 0.129008		10
	Citibank N.A.	FX DEAL TRANSACTED ON 30 DEC, 2020 USD HKD EX.RATE 0.129008		10
	Citibank N.A.	FX DEAL TRANSACTED ON 30 DEC, 2020 USD JPY EX.RATE 0.009711		21
*	State Street	FX DEAL TRANSACTED ON 30 DEC, 2020 USD NOK EX.RATE 0.116873		10
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 30 DEC, 2020 USD SEK EX.RATE 0.121988		2
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 30 DEC, 2020 USD SEK EX.RATE 0.121988		2
*	State Street	FX DEAL TRANSACTED ON 30 DEC, 2020 USD SEK EX.RATE 0.122131		84
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 30 NOV, 2020 AUD USD EX.RATE 1.357200		23,915
	Citibank N.A.	FX DEAL TRANSACTED ON 30 NOV, 2020 AUD USD EX.RATE 1.357202		23,915
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 30 NOV, 2020 CHF USD EX.RATE 0.902168		4,932
	Citibank N.A.	FX DEAL TRANSACTED ON 30 NOV, 2020 CHF USD EX.RATE 0.902169		4,932
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 30 NOV, 2020 DKK USD EX.RATE 6.199895		519
	Citibank N.A.	FX DEAL TRANSACTED ON 30 NOV, 2020 DKK USD EX.RATE 6.199903		519
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 30 NOV, 2020 EUR USD EX.RATE 0.832540		25,217
	Citibank N.A.	FX DEAL TRANSACTED ON 30 NOV, 2020 EUR USD EX.RATE 0.832541		25,219
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 30 NOV, 2020 GBP USD EX.RATE 0.748634		1,559
	Citibank N.A.	FX DEAL TRANSACTED ON 30 NOV, 2020 GBP USD EX.RATE 0.748635		1,559
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 30 NOV, 2020 ILS USD EX.RATE 3.311039		344
	Citibank N.A.	FX DEAL TRANSACTED ON 30 NOV, 2020 ILS USD EX.RATE 3.311045		344
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 30 NOV, 2020 JPY USD EX.RATE 103.716562		831
	Citibank N.A.	FX DEAL TRANSACTED ON 30 NOV, 2020 JPY USD EX.RATE 103.716690		831
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 30 NOV, 2020 JPY USD EX.RATE 103.743181		37,757
	Citibank N.A.	FX DEAL TRANSACTED ON 30 NOV, 2020 JPY USD EX.RATE 103.743310		37,766
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 30 NOV, 2020 NOK USD EX.RATE 8.829242		67
				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Derivative investments (continued)
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 30 NOV, 2020 NOK USD EX.RATE 8.829242		67
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 30 NOV, 2020 NZD USD EX.RATE 1.423129		58,190
	Citibank N.A.	FX DEAL TRANSACTED ON 30 NOV, 2020 NZD USD EX.RATE 1.423131		58,193
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 30 NOV, 2020 NZD USD EX.RATE 1.423489		27,841
	Citibank N.A.	FX DEAL TRANSACTED ON 30 NOV, 2020 NZD USD EX.RATE 1.423491		27,842
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 30 NOV, 2020 SEK USD EX.RATE 8.507094		1,253
	Citibank N.A.	FX DEAL TRANSACTED ON 30 NOV, 2020 SEK USD EX.RATE 8.507104		1,253
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 30 NOV, 2020 SGD USD EX.RATE 1.337001		275
	Citibank N.A.	FX DEAL TRANSACTED ON 30 NOV, 2020 SGD USD EX.RATE 1.337002		275
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 30 NOV, 2020 SGD USD EX.RATE 1.337031		251
	Citibank N.A.	FX DEAL TRANSACTED ON 30 NOV, 2020 SGD USD EX.RATE 1.337033		251
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 30 NOV, 2020 USD HKD EX.RATE 0.129011		18
	Citibank N.A.	FX DEAL TRANSACTED ON 30 NOV, 2020 USD HKD EX.RATE 0.129011		18
	Citibank N.A.	FX DEAL TRANSACTED ON 30 OCT, 2020 USD PEN EX.RATE 0.276686		358
	Barclays Bank Plc Wholesale	FX DEAL TRANSACTED ON 31 DEC, 2020 BRL USD EX.RATE 5.196700		31
	Standard Chartered Plc Shs	FX DEAL TRANSACTED ON 31 DEC, 2020 EUR USD EX.RATE 0.817293		223
*	State Street	FX DEAL TRANSACTED ON 31 DEC, 2020 USD MXN EX.RATE 0.050193		1

	Repurchase agreements
*	PIMCO	Agreement to repurchase W/Bofa Secu .1% From 12-31-2020 To 01-04-2021		7,000,000
*	PIMCO	Agreement to repurchase W/Toronto D .09% From 12-31-2020 To 01-04-2021		12,200,000
*	BlackRock	Agreement to repurchase W/Bofa Secu .08% From 12-31-2020 To 01-04-2021		45,000,000
*	BlackRock	Agreement to repurchase W/Goldman, .07% From 12-31-2020 To 01-04-2021		42,000,000
*	BlackRock	Agreement to repurchase W/Mizuho Se .07% From 12-31-2020 To 01-04-2021		42,000,000
*	BlackRock	Agreement to repurchase W/Natixis C .06% From 12-31-2020 To 01-04-2021		35,000,000
*	BlackRock	Agreement to repurchase W/Natixis C .08% From 12-31-2020 To 01-04-2021		25,000,000
*	BlackRock	Agreement to repurchase W/Td Securi .07% From 12-31-2020 To 01-04-2021		45,000,000

	Collective Trust Fund
*	AQR	Aqr Emerging Equities Collective Investment Fund - Class D 372,618,044 Shares		372,618,044
*	Blackrock	Blackrock Emerging Markets Index Nl Fund F 124,665,866 Shares		124,665,866
*	Blackrock	Blackrock Equity Non Lending Class F 1,774,199,612 Shares		1,774,199,612
*	Blackrock	Blackrock Midcap Equity Index (S&P Midcap 400) Nl Cl F 297,270,409 Shares		297,270,409
*	Blackrock	Blackrock Msci Acwi Ex Us Imi Index Nl Und Cl F 300,793,997 Shares		300,793,997
*	Blackrock	Blackrock Russell 2000 Index Nl 307,826,229 Shares		307,826,229
*	Blackrock	Blackrock Us Debt Index Non Lendablefund F 218,498,598 Shares		218,498,598
*	Northern Trust	Coltv Short Term Invt Fd 110,491,959 Shares		110,491,959
*	PIMCO	Pimco Short Term Floating Nav Ii 6,910,556 Shares		6,910,556
*	State Street	Ssga Global Reit 23,776,159 Shares		23,776,159
*	State Street	Ssga Target Retirement 2025 Nl Fund 299,326,267 Shares		299,326,267
*	State Street	Ssga Target Retirement 2035 Nl Fund 449,208,449 Shares		449,208,449
*	State Street	Ssga Target Retirement 2045 Nl Fund 291,115,399 Shares		291,115,399
*	State Street	Ssga Target Retirement 2055 Nl Fund 165,006,097 Shares		165,006,097
*	State Street	Ssga Target Retirement 2060 Nl Fund 85,501,101 Shares		85,501,101
*	State Street	Ssga Target Retirement 2065 605,758 Shares		7,267,282
				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2020
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Collective Trust Fund (continued)
*	State Street	Ssga Us Hi Yield Bd Index Nl Sf Cl A 33,010,935 Shares		33,010,935
*	State Street	Invt Fds Tx Exmp Ssga Target Ret 2020 Non-Len Ser Fd Cl A 148,777,372 Shares		148,777,372
*	State Street	Invt Fds Tx Exmp Ssga Target Ret 2030 Non-Len Ser Fd Cl A 340,773,817 Shares		340,773,817
*	State Street	Invt Fds Tx Exmp Ssga Target Ret 2040 Non-Len Ser Fd Cl A 300,402,375 Shares		300,402,375
*	State Street	Invt Fds Tx Exmp Ssga Target Ret Inc Non-Len Ser Fd Cl A 184,905,153 Shares		184,905,153
*	State Street	Ssga Retirement 2050 Nl Fund 243,639,468 Shares		243,639,468
*	Wellington	Wellington Opportunistic Emerging Markets Debt (Series 1) 59,330,205 Shares		59,330,205

	Participant-directed investments at fair value			15,328,203,825

*	Various Participants	Participant Loans (secured by account, rates ranging from		118,114,863
		4.25% to 9.25% with maturity dates ranging from 2020 to 2036)

	* Party-in-interest
	** Cost information is not required for Participant-directed investments and therefore is not included.
	See Report of Independent Registered Public Accounting Firm
				(concluded)